Form 10KSB, Exhibit 13
period 2001-12-31
FIRST NATIONAL BANCSHARES INC /SC/
filed 2002-03-15
CIK 1095274

Exhibit 13
















                         First National Bancshares, Inc.

                                       And

                       First National Bank of Spartanburg






                              [Insert company logo]












                                      2001

                                  ANNUAL REPORT

                                   OUR MISSION






                               [Insert bank logo]








   "The mission of First National Bank of Spartanburg is to be the premier bank and a leading corporate citizen in our markets by providing quality, competitive financial products and services with a team of friendly, well-trained professionals."

                         FIRST NATIONAL BANCSHARES, INC.

                             LETTER TO SHAREHOLDERS


                                                  March 15, 2002




Dear Fellow Shareholders:

On behalf of our board of directors, we are pleased to report an outstanding year for your company, only in its second year of banking operations. Total assets increased by 41.2% to $82.3 million at December 31, 2001 compared with $58.3 million at December 31, 2000. Loans grew to a year-end total of $63.9 million, an increase of 69.5% over total loans at December 31, 2000 of $37.7 million. Deposits were $70.9 million at December 31, 2001 compared to $46.4 million at December 31, 2000, or an increase of 52.8%. While significant changes have taken place in our world economy, we expect to continue our growth in the coming year as leading economic indicators show signs of a possible economic recovery in 2002.

Net income for the fourth quarter was $9,219 compared to a net loss of $233,670 for the same period last year. Net interest income for the quarter rose to $627,082 or an increase of 42.7% over net interest income of $439,493 for the same period last year, primarily due to strong loan demand at all three locations. Noninterest income for the quarter was $150,840 or an increase of 599% over the $21,581 earned during the same period last year, primarily due to increases in service charges from new account growth and significant mortgage loan refinancing activity. Net loss for the year was $203,248 or $.17 per share compared to a net loss of $665,132 or $.55 per share for the previous year.

We are pleased to announce our first quarter of profitability after just eighteen months of operation. We have experienced exceptional loan and deposit growth during the past twelve months and continue to increase our customer base. We celebrated several significant milestones during 2001, including the grand opening of our permanent main office facility in February and the first-year anniversary of the opening of our Westside office on Reidville Road in July. We opened our third office located in the high-growth Boiling Springs community in August and are seeing results significantly above our expectations after just a short time.

During October, we announced the availability of our online commercial cash management product to allow our business banking customers to manage their accounts over the Internet. This service offering supplements our personal online banking product which debuted in February of 2001. We have made significant investments in these and other service delivery channels including our branch network, onsite ATMs, debit cards and 24-hour telephone banking to build a strong foundation designed to yield sizeable benefits for us in the years ahead.

While only in its second year of operation, First National's strong growth trend is indicative of our outstanding personnel. To accommodate the growth that we have experienced, we have selected the most qualified personnel available for each position. Our management team consists of some of the most experienced account officers in Spartanburg County who are known for providing superior service to our customers. This excellent group of local decision makers is what has set us apart from the large money center banks from outside the Spartanburg area.

We are extremely proud of the information presented to you in this annual report and look forward to even greater success in the years to come. Thank you for your continued support and involvement; you make our consistent success possible with your loyalty and encouragement. Please continue to call on us for all of your banking needs.



/s/ Jerry L. Calvert                                   /s/ Norman F. Pulliam

Jerry L. Calvert                                        Norman F. Pulliam
President and CEO                                       Chairman


                              [Insert company logo]

                         FIRST NATIONAL BANCSHARES, INC.
                              FINANCIAL HIGHLIGHTS



The information presented below should be read in conjunction with the consolidated financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this report.


                                                                            2001                   2000              % Change
                                                                   ----------------------- ---------------------- ----------------

Loans                                                                   $63,868,951             $37,670,154           69.55%
Deposits                                                                $70,918,406             $46,386,471           52.89%
Total Assets                                                            $82,294,257             $58,295,496           41.17%
Shareholders' Equity                                                    $10,757,580             $10,974,384           (1.98%)

Loan Loss Allowance                                                       $800,303               $470,893             69.95%
Loan Loss Allowance to Total Loans                                         1.25%                   1.25%               0.00%
Loan to Deposit Ratio                                                      90.06%                 81.21%              10.90%

Equity/Assets                                                              13.07%                 18.83%             (30.56%)
Book Value per Share                                                       $8.96                   $9.15              (2.08%)
Closing Stock Price at Yearend                                             $10.80                 $10.50               2.86%
Price/Book Value                                                            120%                   115%                4.35%
Shares Outstanding                                                       1,200,000               1,200,000             0.00%

Net Loss for the Year                                                    ($203,248)             ($665,132)           (69.44%)
Net Loss per Share for the Year                                           ($0.17)                 ($0.55)            (69.44%)
Net Interest Income for the Year                                         $2,179,308             $1,179,166            84.82%
Noninterest Income for the Year                                           $347,856                $35,668             875.26%
Net Interest Margin for Year                                               3.29%                   4.20%             (21.67%)

Total Risk-Based Capital Ratio (8% minimum)                                17.45%                 26.93%             (35.20%)
Tier 1 Risk-Based Capital Ratio (4% minimum)                               16.23%                 25.81%             (37.12%)
Tier 1 Capital Leverage Ratio (4% minimum)                                 13.21%                 29.68%             (55.49%)

                         FIRST NATIONAL BANCSHARES, INC.
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


DISCUSSION OF FORWARD-LOOKING STATEMENTS

         Management's Discussion and Analysis of Financial Condition and Results of Operations and other portions of this annual report contain certain "forward-looking statements" concerning our future operations. Management desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing ourselves of protections of such safe harbor with respect to all "forward-looking statements" contained in our Annual Report. We have used "forward-looking statements" to describe future plans and strategies including our expectations of our future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in our market area, the State of South Carolina and the country as a whole, our ability to control costs and expenses, our ability to efficiently incorporate acquisitions into our operations and our ability to offer competitive products and pricing, manage loan delinquency rates, and react to changes in federal and state regulation. These factors should be considered in evaluating the "forward-looking statements," and undue reliance should not be placed on such statements.

GENERAL

         First National Bancshares, Inc. was organized on July 14, 1999, and our initial principal activities were related to our organization, conducting our initial public offering, and pursuing regulatory approvals from the Office of the Comptroller of the Currency, the FDIC, and the Federal Reserve Board to open our wholly-owned subsidiary, First National Bank of Spartanburg. We completed our initial public offering on February 10, 2000 and received all final regulatory approvals in the first quarter of 2000 after which the bank opened for business on March 27, 2000 at a temporary banking location. The bank opened its Westside office on July 14, 2000, its permanent main office at 215 N. Pine Street on February 5, 2001 and its Boiling Springs office on August 24, 2001.

NATIONAL AND ECONOMIC EVENTS

         Nationally, during most of 2001, the United States experienced a slowing economy following a tenth year of expansion. During the year, the economy was also affected by lower returns and expectations of the stock markets. Economic data led the Federal Reserve to begin an aggressive program of rate cutting, which moved the Federal Funds rate down 11 times during 2001 for a total reduction of 425 basis points, bringing the Federal Funds rate to its lowest level in 40 years.

         Despite sharply lower short-term rates, stimulus to the economy has been muted because the yield curve has steepened and consumer demand and business investment activity has been weak. The financial markets are operating now under very low historical interest rates. Under these unusual conditions, an economic stimulus plan is expected to be passed by Congress and further interest rate cuts by the Federal Reserve are possible. We continue to believe that the markets we serve generally perform better than national markets, even in times of recession.

         Management believes that the economic impact of the terrorist attacks of September 11, 2001 did not materially affect our operations during 2001. It is evident from recent economic data that the U.S. economy was affected significantly by these events. The extent and duration of the economic impact from the attacks are not predictable but could affect consumer confidence and the financial activities of retail and business customers. Prior to these events, many economists were predicting that the U.S. had been in a recession. Official economic data released in November 2001 confirms that the U.S. has been in a recession for several months and it is likely that recovery will not occur until sometime later in 2002.

INCOME STATEMENT REVIEW

General
         Our net loss for the period ended December 31, 2001 was $203,248 or a net loss of $.17 per share compared to our net loss for the period ended December 31, 2000 of $665,132 or $.55 per share. Prior to opening the bank on March 27, 2000, we were involved in activities related to our organization and of our subsidiary bank including obtaining the required regulatory approvals, hiring qualified personnel, implementing operating procedures and taking other actions necessary for a successful bank opening. These activities contributed to the loss incurred for the period ended December 31, 2000. We incurred a total of $402,480 in organizational expenses from inception (July 14, 1999) to the bank's opening date, of which $156,457 was incurred during the period ended December 31, 2000. These costs were expensed when incurred in accordance with SOP 98-5, "Reporting on the Costs of Start-Up Activities."

Net Interest Income
         Net interest income, the largest component of our income, was $2,179,308 for the period compared to $1,179,166 in 2000 or an increase of 84.8%. Interest income for 2001 of $5,064,917 consisted of $4,178,305 on loans, $556,555 in investments and $330,057 on federal funds sold. Interest income for the year 2000 of $2,331,790 includes $147,517 earned on stock subscription deposits received prior to opening the bank. The remainder of interest income for the period includes $1,373,801 on loans; and $810,472 on investments and federal funds sold.

         The level of net interest income is determined by balances of earning assets and successfully managing the net interest margin. Changes in interest rates paid on assets and liabilities, the rate of growth of the asset and liability base, the ratio of interest-earning assets to interest-bearing liabilities and management of the balance sheet's interest rate sensitivity all factor into changes in net interest income.

          Interest expense was $2,885,609 for the period ended December 31, 2001; interest expense of $1,152,624 for the period ended December 31, 2000 includes $6,481 related to the line of credit we used to fund organizational expenses incurred prior to opening the bank. The remainder of interest expense for the period of $1,146,143 was related to deposit accounts.

         The following table sets forth, for the years ended December 31, 2001 and 2000, information related to our average balance sheet and average yields on assets and average costs of liabilities. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated.

                               Average Balances, Income and Expenses, and Rates (in $000's)

                                       For the year ended December 31,2001       For the year ended December 31,2000
                                       -----------------------------------       -----------------------------------

                                        Average       Income/      Yield/        Average        Income/      Yield/
                                        Balance       Expense       Rate         Balance       Expense        Rate
                                        -------       --------      ----         -------      ---------       ----

Federal funds sold                        7,162       330         4.61%           8,968          595          6.63%

Investment securities                     9,156       557         6.08%           5,689          363          6.38%
Loans                                    49,999     4,178         8.36%          13,568        1,374         10.13%
                                         ------     -----         -----          ------        -----        ------
     Total earning assets                66,317     5,065         7.64%          28,225        2,332          8.26%
                                         ======     =====         =====          ======        =====        ======

NOW accounts                              4,537       110         2.42%           1,092           39          3.57%
Savings & money market                   10,757       394         3.66%           3,023          171          5.66%
Time deposits                            39,935     2,382         5.96%          13,124          936          7.13%
                                         ------     -----         -----          ------        ------       -------
     Total interest-bearing deposits     55,229     2,886         5.22%          17,239         1,146         6.65%
                                         ======     =====         =====          ======        ======       =======

Net interest spread                                               2.42%                                       1.61%
Net interest income/margin                                        3.29%                                       4.20%



         Our net interest spread was 2.42% for the year ended December 31, 2001 as compared to 1.61% for the year ended December 31, 2000. The net interest spread is the difference between the yield we earn on our interest-earning assets and the rate we pay on our interest-bearing liabilities.

         Our consolidated net interest margin for the period ended December 31, 2001 was 3.29% as compared to 4.20% for the year ended December 31, 2000. During 2001, earning assets averaged $66.3 million as compared to $28.2 million in 2000. The net interest margin is calculated as net interest income divided by year-to-date average earning assets.

         In pricing deposits, we considered our liquidity needs, the direction and levels of interest rates and local market conditions. As such, higher rates have been paid initially to attract deposits.

Rate/Volume Analysis
         Net interest income can be analyzed in terms of the impact of changing rates and changing volume. The following table sets forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented. As 2000 was our first period of operations, we have only included the table containing the changes between 2001 and 2000.


                   ------------------------------------------ ----------------------------------
                   Year Ended December 31, 2001                       Change Related to
                            (Dollars in Thousands)
                   ------------------------------------------ ----------------------------------
                                                               Volume      Rate     Net Change
                   EARNING ASSETS:
                   Federal funds sold                         $    (83)    (182)     $ (265)
                   Investment securities                             11     (17)         194
                   Loans                                          3,045    (241)     $ 2,804
                                                               --------   ------     -------
                          Total earning assets                $   3,173    (440)     $ 2,733


                   INTEREST BEARING LIABILITIES
                   Deposits                                   $  2,027    (287)     $ 1,740

                           Net interest income                $  1,146    (153)     $   993
                                                              ========   ======     =======

Provision for Loan Losses
       Included in the losses for each of the periods ended December 31, 2001 and 2000 is a non-cash expense of $335,576 and $470,893, respectively, related to the provision for loan losses. The loan loss reserve was $800,303 and $470,893 as of December 31, 2001 and 2000 or 1.25% of gross loans in both years. The loan portfolio is periodically reviewed to evaluate the outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not be accurate. Because of the inherent uncertainty of assumptions made during the evaluation process, there can be no assurance that loan losses in future periods will not exceed the allowance for loan losses or that additional allocations will not be required. For the year ended December 31, 2001, we reported net charge-offs of $6,166. There were no loans charged off during the year ended December 31, 2000.

Noninterest Income and Expenses
         Noninterest income in 2001 was $347,856, an increase of 875% over noninterest income of $35,668 in 2000. This increase was primarily due to increases in service charges on deposit accounts and additional loan fees received on the origination of mortgage loans, primarily due to significant mortgage refinancing activity.

         Noninterest expense was $2,418,836 for 2001 as compared to $1,409,073 in 2000. A majority of the increased expenditures reflects the cost of additional personnel hired to support our growth and the opening of our

Boiling Springs office. The most significant item included in noninterest expenses is salaries and employee benefits which totaled $1,303,762 in 2001 as compared to $768,574 in 2000. Occupancy and equipment expense increased to $359,479 in 2001 from $212,476 in 2000 or an increase of 69.2%, primarily due to the expenses associated with the new main office facility opened in February of 2001 and the branch facilities opened in July of 2000 and August of 2001. Public relations expense increased by 89% to $208,026 for 2001 as compared to $110,072 in 2000, primarily due to increased community relations expenditures and expansion of print and television media advertising as a result of the increasing customer base. In addition, noninterest expense for 2000 includes $156,457 in organizational expenses related to the remaining months of the organizational phase which ended when the bank opened for business on March 27, 2000.

         Included in the line item "other expenses" which increased $72,490 or 51% between 2001 and 2000 are charges for insurance premiums; postage, printing and stationery expense; and various customer-related expenses. A majority of these items are related directly to the normal operations of our bank and are related to the increase in assets, the higher level of transaction volume and the higher number of customer accounts.


BALANCE SHEET REVIEW

         General At December 31, 2001, the end of our first full year of banking operations, we had total assets of $82,294,257 or an increase of 41.2% over total assets of $58,295,496 at December 31, 2000. Assets at December 31, 2001 and 2000 consisted of cash and due from banks of $381,844 and $994,505, respectively; federal funds sold of $929,000 and $7,990,000, respectively; securities available for sale of $12,407,758 and $8,022,471, respectively; premises and equipment, net of $4,506,144 and $3,321,854, respectively; loans, net of unearned income, of $63,868,951 and $37,670,154, respectively and other assets of $946,863 and $767,405, respectively. We continue to decrease the level of federal funds sold in order to fund loan growth.

         Our liabilities at December 31, 2001 and 2000 were $71,536,677 and $47,321,112, respectively and consisted of deposits of $70,918,406 and $46,386,471, respectively and other liabilities of $618,271 and $934,641, respectively. Shareholders' equity at December 31, 2001 was $10,757,580 as compared to shareholders' equity at December 31, 2000 of $10,974,384.

Investments
         At December 31, 2001, the investment securities portfolio represented approximately 16% of our earning assets at $12,407,758. We were invested in U.S. Government agency securities and mortgage-backed securities with a fair value of $12,407,758 and an amortized cost of $12,353,825, for an unrealized gain of $53,933.

         Contractual maturities and yields on our investments (all available for sale) at December 31, 2001 are shown in the following table (dollars in thousands). Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                       After one but
                                Within                 Within five              Over
                               one year     Yield         Years     Yield   Five years    Yield      Total       Yield

U.S. Government agencies      $   1,010     6.60%   $     1,505    4.74%    $  1,996      2.72% $    4,511        4.26%
Mortgage-backed securities          ---      ---            ---    ----        7,897      5.97%      7,897        5.97%

                               --------------------- ----------------------- ------------------- -----------------------
            Total             $   1,010     6.60%   $     1,505    4.74%    $  9,893      5.31% $   12,408        5.35%


         At December 31, 2001, short-term investments in federal funds sold on an overnight basis comprised 1.2% of total earning assets at $929,000 as compared to $7,990,000 or 14.8% of total earning assets at December 31, 2000.

As the bank continues to grow, it is expected that there will be continue to be a shift from overnight investments into the loan portfolio, primarily, and into the investment securities portfolio, secondarily.

Loans
         Since loans typically provide higher interest yields than do other types of interest earning assets, it is our intent to channel a substantial percentage of our earning assets into the loan portfolio. Average loans for the years ended December 31, 2001 and 2000 were $50.0 million and $13.6 million, respectively. Total loans outstanding at December 31, 2001 and 2000 were $63,868,951 and $37,670,154, respectively, before allowance for loan losses.

         The following table summarizes the composition of the loan portfolio at December 31:

                                                               2001                                 2000
                                                               ----                                 ----
                                                     Amount            % of Total         Amount          % of Total

   Commercial and industrial                  $       10,095,665             15.81%   $     8,033,469          21.33%
   Commercial secured by real estate                  38,344,136             60.04%        22,017,360          58.45%
   Real estate--residential mortgages                 11,832,317             18.53%         5,251,227          13.94%
   Installment and other consumer loans                3,713,501              5.81%         2,453,250           6.51%
   Unearned income                                      (116,668)             (.19%)          (85,152)          (.23%)
                                               -----------------        -----------      ------------     -----------
     Total loans, net of unearned income              63,868,951            100.00%        37,670,154         100.00%

   Less--allowance for loan losses                      (800,303)                            (470,893)
                                               -----------------                         ------------

         Total loans, net                     $       63,068,648                       $   37,199,261
                                               =================                        =============

         The principal component of our loan portfolio at year-end 2001 and 2000 was loans secured by real estate mortgages. Due to the short time the portfolio has existed, the current mix of loans may not be indicative of the ongoing portfolio mix. Management will attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration of collateral.

Provision and Allowance for Loan Losses
         We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential credit problems. Management's judgment as to the adequacy of the allowance is based on a number of assumptions about future events, which it believes to be reasonable, but which may or may not be valid. Based on our judgments, evaluation, and analysis of the loan portfolio, we consider the allowance for loan losses to be adequate. However, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses as estimated at any point in time or that provisions for loan losses may be significant to a particular accounting period.

         We have established an allowance for loan losses through a provision for loan losses charged to expense on our statement of operations. The allowance represents an amount which we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans; the quality, mix and size of our overall loan portfolio; economic conditions that may affect the borrower's ability to repay; the amount and quality of collateral securing the loans; our historical loan loss experience and a review of specific problem loans. We adjust the amount of the allowance periodically based on changing circumstances as a component of the provision for loan losses. We charge recognized losses to the allowance and add subsequent recoveries back to the allowance.

         We do not allocate the allowance for loan losses to specific categories of loans but evaluate the adequacy on an overall portfolio basis utilizing our credit grading system which we apply to each loan. Due to our limited operating history, the provision for loan losses has been made primarily as a result of management's assessment of general loan loss risk as the bank recorded its first loans.

         At December 31, 2001 and 2000, the allowance for loan losses was $800,303 and $470,893, respectively, or 1.25% of outstanding loans, net of unearned income, of $63,868,951 and $37,670,154, respectively. During the year ended December 31, 2001, we charged off one loan and recorded a loss of $6,166. There were no loans charged off during the year ended December 31, 2000.

         At December 31, 2001, we had one loan of approximately $48,000 that was on nonaccrual status. We classified this loan during the second quarter of 2001. There were no loans on nonaccrual status at December 31, 2000. Generally, a loan is placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of the loan is doubtful. A payment of interest on a loan that is classified as nonaccrual is recognized as income when received.

Maturities and Sensitivity of Loans to Changes in Interest Rates
         The information in the following table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

         The following table summarizes the loan maturity distribution, by type, and related interest rate characteristics at December 31, 2001 (dollars in thousands):

                                                     After one but
                                        One year     Within five         After
                                         or less        Years          five years      Total
                                         -------     ------------      ----------      -------
         Commercial                     $      7,026  $     2,952    $     118      $    10,096

         Real estate - construction            3,428          192            0            3,620

         Real estate - mortgage                7,352       32,516        6,688           46,556

         Consumer and other                    1,462        2,085          167            3,714
                                           ---------     --------      -------          -------

         Total loans                    $     19,268   $    37,745   $   6,973      $    63,986
                                           ---------     --------      -------          -------
         Unearned income, net                                                       $      (117)
                                                                                         ------

         Total loans, net of unearned income                                        $    63,869
                                                                                         ======
         Loans maturing after one year with:
         Fixed interest rates                                                       $    29,704
         Floating interest rates                                                    $    15,014

Deposits and Other Interest-Bearing Liabilities
         Our primary source of funds for loans and investments is our deposits. Average total deposits for the years ended December 31, 2001 and 2000 were $59.9 million and $18.5 million, respectively and average interest-bearing deposits were $55.2 million and $17.2 million, respectively.

         National and local market trends over the past several years suggest that consumers have moved an increasing percentage of discretionary savings funds into investments such as annuities and stock and fixed income mutual funds. Management believes that conditions in 2001 were favorable for deposit growth and that factors such as the low returns on investments and mutual funds may have increased traditional deposit inflows during 2001.

         The following is a table of deposits by category at December 31
(dollars in thousands):

                                                            2001                        2000
                                                            ----                        ----
                                                    Amount         Percent        Amount      Percent
                                                    ------         -------        ------      -------
Demand deposit accounts                       $      6,558          9.25%      $    3,020     6.51%
NOW accounts                                         7,120         10.04%           2,966     6.39%
Money market accounts                               11,108         15.66%           9,022    19.45%
Savings accounts                                       807          1.14%             260     0.56%
Time deposits less than $100,000                    25,728         36.28%          18,715    40.35%
Time deposits of $100,000 or more                   19,597         27.63%          12,403    26.74%
                                                    ------         ------          ------    ------

Total deposits                                $    $70,918        100.00%         $46,386   100.00%
                                                   -------        -------         -------   -------


         Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $51.32 million and $33.98 million at December 31, 2001 and 2000, respectively. Our loan-to-deposit ratio was 90.1% and 81.2% at year-end 2001 and 2000, respectively. The maturity distribution of our time deposits of $100,000 or more at December 31, 2001 and 2000 is as follows:

                                                        2001                       2000
                                                        ----                       ----
                                               (Dollars in thousands)     (Dollars in thousands)
                                               ----------------------     ----------------------

     Three months or less                      $              8,102     $           1,068
     Over three through twelve months                        10,984                10,432
     Over twelve months                                         511                   903
                                               --------------------     -----------------
     Total                                     $             19,597     $          12,403
                                               ====================     =================



Short-term Borrowings

         As of December 31, 2001, we had no outstanding balances under short-term borrowings. We did have short-term lines of credit with correspondent banks to purchase unsecured federal funds totaling $5,000,000. The interest rate on any borrowings under these lines would be the prevailing market rate for federal funds purchased. We also have the ability to borrow up to 10% of our total assets from the Federal Home Loan Bank of Atlanta as of December 31, 2001. Borrowings under this arrangement can be made with various terms and repayment schedules and with fixed or variable rates of interest. The borrowings under this arrangement are available by pledging collateral and may require additional purchases of stock in the FHLB.

         Until March 27, 2000, we had a line of credit with a bank at the prime rate minus 1/2% that was primarily used to fund the organizational and start-up costs of the bank. The maximum amount of borrowings outstanding at any month end was $490,000 at January 31, 2000. The average rate paid on the short-term borrowings was 8.2%.


CAPITAL RESOURCES

         Total shareholders' equity amounted to $10,757,580 at December 31, 2001 and $10,974,384 at December 31, 2000. The decrease between 2000 and 2001 primarily resulted from the net loss incurred during 2001.

         The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets ratio (average equity divided by average total assets) for 2001 and 2000. Since our inception, we have not paid cash dividends.

                                                  2001        2000

       Return on average assets                  -0.28%       -1.68%

       Return on average equity                  -1.87%       -5.91%

       Equity to assets ratio                    13.99%       28.37%


         The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet epxosures, adjusted for risk weights ranging from 0% to 100%. The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because we had less than $150 million in assets, the company is not currently subject to these guidelines. However, the bank falls under these rules as set per bank regulatory agencies.

         Under the capital adequacy guidelines, capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common stockholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed inherent in the type of asset. Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses subject to certain limitations. The bank is also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

         We are both subject to various regulatory capital requirements administered by the federal banking agencies. Under these capital guidelines, we must maintain a minimum total risk-based capital of 8%, with at least 4% being Tier 1 capital. In addition, we must maintain a minimum Tier 1 leverage ratio of at least 4%. To be considered "well-capitalized", we must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%.

         The following table sets forth the company's and the bank's various capital ratios at December 31, 2001 and 2000. At December 31, 2001 and 2000, we both were in compliance with each of the applicable regulatory capital requirements and were considered to be "well capitalized" at the bank level.


                                    2001                        2000
                                    ----                        ----

                              The           The           The          The
                            company         bank        company        bank
                            -------         ----        -------        ----



Total risk-based capital     17.45%        15.89%       26.93%        24.56%

Tier 1 risk-based capital    16.23%        14.68%       25.81%        26.97%

Leverage capital             13.21%        11.95%       29.68%        23.45%


         We believe that capital is sufficient to fund the activities of the bank in its initial stages of operation and that the rate of asset growth will not negatively impact the capital base. As of December 31, 2001, there were no significant firm commitments outstanding for capital expenditures.

EFFECT OF INFLATION AND CHANGING PRICES

         The effect of relative purchasing power over time due to inflation has not been taken into effect in our financial statements. Rather, the statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

         Unlike most industrial companies, the assets and liabilities of financial institutions such as our company and bank are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on our performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. As discussed previously, we seek to mange the relationships between interest sensitive assets and liabilities in order to protect against wide rate fluctuations, including those resulting from inflation.


OFF-BALANCE SHEET RISK

         Through the operations of our bank, we have made contractual commitments to extend credit with off-balance sheet risk in the ordinary course of our business activities to meet the financing needs of customers. These commitments are legally binding agreements to lend money at predetermined interest rates for a specified period of time and generally have fixed expiration dates or other termination clauses. We use the same credit and collateral policies in making these commitments as we do for on-balance sheet instruments.

         We evaluate each customer's creditworthiness on a case-by-case basis and obtain collateral, if necessary, based on our credit evaluation of the borrower. In addition to commitments to extend credit, we also issue standby letters of credit which are assurances to a third party that they will not suffer a loss if our customer fails to meet its contractual obligation to the third party. The credit risk involved in the underwriting of letters of credit is essentially the same as that involved in extending loan facilities to customers.

         At December 31, 2001, we had issued commitments to extend credit of $25.6 million through various types of commercial and consumer lending arrangements, of which the majority are at variable rates of interest. Standby letters of credit totaled $81,151 at December 31, 2001. Past experience indicates that many of these commitments to extend credit will expire unused. However, we believe that we have adequate sources of liquidity to fund commitments that may be drawn upon by borrowers.

         Except as disclosed in this report, we are not involved in off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings.


LIQUIDITY & INTEREST RATE SENSITIVITY

         Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is fairly predictable and subject to a high degree of control at the time the investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control.

         At December 31, 2001 and 2000, our liquid assets, consisting of cash and due from banks and federal funds sold, amounted to $1,310,844 and $8,984,505, representing 1.59% and 15.4% of total assets, respectively. Investment securities at December 31, 2001 and 2000 amounted to $12,407,758 and $8,022,471, representing 15.08% and 13.8% of total assets, respectively; these securities provide a secondary source of liquidity since they can be converted into cash in a timely manner. Our ability to maintain and expand our deposit base and borrowing capabilities also serves as a source of liquidity.

         We plan to meet our future cash needs through the liquidation of temporary investments, maturities of loans and investment securities, and generation of deposits. In addition, the bank maintains federal funds purchased lines of credit with correspondent banks in the amount of $5,000,000. The bank is also a member of the Federal Home Loan Bank of Atlanta from which application for borrowings can be made for leverage purposes, if so desired. Management believes that its existing stable base of core deposits along with continued growth in this deposit base will enable us to successfully meets our long term liquidity needs.

         Asset/liability management is the process by which we monitor and control the mix and maturities of our assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates. The bank's asset/liability management committee ("ALCO") monitors and considers methods of managing exposure to interest rate risk. The ALCO consists of members of the board of directors and senior management of the bank and meets quarterly. The ALCO is charged with the responsibility to maintain the level of interest rate sensitivity of the bank's interest sensitive assets and liabilities within Board-approved limits.

         The following table presents our rate sensitivity at each of the time intervals indicated as of December 31, 2001. The table may not be indicative of our rate sensitivity position at other points in time. In addition, the table's maturity distribution may differ from the contractual maturities of the earning assets and interest bearing liabilities presented due to consideration of prepayment speeds under various interest rate change scenarios in the application of the interest rate sensitivity methods described above.

                                      Within        After three but        After one but      After
                                       three         Within twelve         Within five        Five
                                      months            Months                Years          Years         Total
                                      ------            ------                -----          -----        ------
                                                                  (Dollars in Thousands)
Interest-earning assets:
  Federal funds sold             $            929    $       ---         $      ---    $       ---    $          929

  Investment securities                     1,673          1,042              2,400          7,293            12,408

  Loans                                    36,253          3,809             23,784            140            63,986
                                         --------       --------           --------        -------          --------

Total earning assets             $         38,855    $     4,851         $   26,184    $     7,433    $       77,323

Interest-bearing liabilities:
  Money market and NOW           $          5,755    $       ---         $   12,473    $       ---    $       18,228
  Regular savings                             323            ---                484            ---               807
  Time deposits                            20,533         23,552              1,240            ---            45,325
                                         --------       --------           --------        -------          --------

Total interest-bearing
liabilities                      $         26,611    $    23,552         $   14,197    $       ---    $       64,360

Period gap                       $         12,244    $   (18,701)        $   11,987    $     7,433    $       12,963
Cumulative gap                   $         12,244    $    (6,457)        $    5,530    $    12,963    $       12,963

Ratio of cumulative gap to
       total earning assets                 15.83%         (8.35)%             7.15%         16.76%



ACCOUNTING, REPORTING AND REGULATORY MATTERS

         On July 20, 2001, the FASB issued SFAS No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS Nos. 141 and 142 will change the accounting for business combinations and goodwill in two significant ways. First, SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. Second, SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. The application of these statements is not expected to have a material impact on our financial statements.

         In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143). SFAS 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS 143 will be effective for financial statements beginning after June 15, 2002, though early adoption is encouraged. The application of this statement is not expected to have a material impact on our financial statements.

         In July 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principle Board of Opinion No. 30, Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are generally expected to be applied prospectively. The application of this statement is not expected to have a material impact on our financial statements.


MARKET RISK

         Market risk is the risk of loss from adverse changes in market prices and rates which principally arises from interest rate risk inherent in our lending, investing, deposit gathering and borrowing activities. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not normally arise in the normal course of our business. Management actively monitors and manages its interest rate risk exposure.

         The principal interest rate risk monitoring technique we employ is the measurement of our interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. We generally would benefit from increasing market rates of interest when we have an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when we are liability-sensitive.

         Due to the fact that just over 50% of our loans were variable rate loans at December 31, 2001, we are currently asset sensitive over the one-year time frame. However, our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                          Independent Auditors' Report


To the Board of Directors and Stockholders of First National Bancshares, Inc.
Spartanburg, South Carolina


We have audited the accompanying consolidated balance sheets of First National Bancshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended and for the period from July 14, 1999 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bancshares, Inc. and subsidiary as of December 31, 2001 and 2000 and the results of their operations and their cash flows for the years then ended and for the period from July 14, 1999 (date of inception) through December 31, 1999, in conformity with U.S. generally accepted accounting principles.


Spartanburg, South Carolina
January 23, 2002




                                                    /s/ Crisp Hughes Evans LLP


                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets

                           December 31, 2001 and 2000

                                                                                  2001                 2000
                                                                                  ----                 ----
                                            Assets
                                            ------

Cash and due from banks                                                   $         381,844   $           994,505
Federal funds sold                                                                  929,000             7,990,000
Securities available for sale                                                    12,407,758             8,022,471
Loans, net of allowance for loan losses of $800,303                              63,068,648            37,199,261
           and $470,893, respectively
Premises and equipment, net                                                       4,560,144             3,321,854
Other                                                                               946,863               767,405
                                                                            ---------------       ---------------

         Total assets                                                     $      82,294,257     $      58,295,496
                                                                           ================      ================

   Liabilities and Shareholders' Equity

Liabilities:
   Deposits
        Noninterest-bearing                                               $       6,500,856     $       4,766,005
        Interest-bearing                                                         64,417,550            41,620,466
                                                                          -----------------     -----------------

              Total deposits                                                     70,918,406            46,386,471
                                                                          -----------------     -----------------

   Accrued expenses and other liabilities                                           618,271               934,641
                                                                            ---------------       ---------------
           Total liabilities                                                     71,536,677            47,321,112
                                                                            ---------------       ---------------
Commitments and contingencies--Note 14

Shareholders' equity:
   Preferred stock, par value $.01 per share, 10,000,000
     shares authorized, no shares issued or outstanding                                   -                     -
   Common stock, par value $.01 per share, 10,000,000
     shares authorized, 1,200,000 shares issued
     and outstanding                                                                 12,000                12,000
   Additional paid-in capital                                                    11,791,311            11,791,311
   Retained earnings (deficit)                                                   (1,081,326)             (878,078)
   Accumulated other comprehensive income                                            35,595                49,151
                                                                            ---------------       ---------------
         Total shareholders' equity                                              10,757,580            10,974,384
                                                                            ---------------       ---------------
         Total liabilities and shareholders' equity                       $      82,294,257     $      58,295,496
                                                                           ================      ================



The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

                          Consolidated Statements of Operations


               For the Years Ended December 31, 2001 and 2000 and
             for the Period from July 14, 1999 (Date of Inception)
                              to December 31, 1999
                                                                           2001                2000                 1999
                                                                           ----                ----                 ----
Interest income:
   Loans                                                            $       4,178,305   $       1,373,801    $               -
   Investment securities                                                      556,555             362,698               30,079
   Federal funds sold                                                         330,057             595,291                2,998
                                                                     ----------------    ----------------     ----------------
         Total interest income                                              5,064,917           2,331,790               33,077
                                                                     ----------------    ----------------     ----------------

Interest expense:
   Line of credit                                                                   -               6,481                7,866
   Deposits                                                                 2,885,609           1,146,143                    -
                                                                     ----------------    ----------------     ----------------
         Total interest expense                                             2,885,609           1,152,624                7,866
                                                                     ----------------    ----------------     ----------------

Net interest income                                                         2,179,308           1,179,166               25,211
Provision for loan losses                                                     335,576             470,893                    -
                                                                     ----------------    ----------------     ----------------
Net interest income after provision for loan losses                         1,843,732             708,273               25,211
                                                                     ----------------    ----------------     ----------------
Noninterest income
  Mortgage loan fees from correspondent bank                                  139,515               5,366                    -
  Service charges and fees on deposit accounts                                157,408              20,717                    -
  Other                                                                        50,933               9,585                    -
                                                                     ----------------    ----------------     ----------------
           Total noninterest income                                           347,856              35,668                    -

Noninterest expense:
   Salaries and employee benefits                                           1,303,762             768,574              112,731
   Professional fees                                                           88,973              70,300               85,588
   Data processing                                                            154,357              51,595                    -
   Public relations                                                           208,026             110,072                    -
   Occupancy and equipment                                                    359,479             212,476                6,151
   Telephone and supplies                                                      89,646              53,953                6,749
   Other                                                                      214,593             142,103               26,938
                                                                     ----------------    ----------------     ----------------
         Total noninterest expense                                          2,418,836           1,409,073              238,157
                                                                     ----------------    ----------------     ----------------
Loss before income taxes                                                     (227,248)           (665,132)            (212,946)
Provision for income taxes                                                    (24,000)                  -                    -
                                                                     ----------------    ----------------     ----------------

         Net loss                                                   $        (203,248)  $        (665,132)   $        (212,946)
                                                                     =================   ================     =================

Basic and diluted loss per common share                             $             .17   $             .55    $          N/A

Weighted average common shares outstanding, basic and diluted               1,200,000           1,200,000               N/A

The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Shareholders' Equity


               For the Years Ended December 31, 2001 and 2000 and
             for the Period from July 14, 1999 (Date of Inception)
                              to December 31, 1999


                                                                                                    Accumulated
                                            Common Stock            Additional       Retained         Other
                                      -----------------------         Paid-In        Earnings     Comprehensive   Shareholders'
                                       Shares          Amount         Capital       (Deficit)         Income          Equity
                                       ------          ------       ----------      ----------    --------------     --------

Balance, July 14, 1999 (inception)             -   $           -   $           -  $           -   $           -   $           -
Proceeds from the sale of stock to
   organizers                                 10               -             100              -               -             100
Comprehensive income:
   Net loss                                    -               -               -       (212,946)              -        (212,946)
                                    ------------    ------------    ------------   ------------    ------------   -------------

Balance, December 31, 1999                    10   $           -   $         100  $    (212,946)  $           -   $    (212,846)
                                    ============   =============   =============  =============   =============   =============

Redemption of stock from
   organizer                                 (10)              -            (100)             -               -            (100)
Proceeds from sale of stock, net
   of offering costs of $196,689       1,200,000          12,000      11,791,311              -               -      11,803,311
Comprehensive income:
   Net loss                                    -               -               -       (665,132)              -        (665,132)
   Change in net unrealized gains
     on securities available for sale          -               -               -              -          49,151          49,151
                                                                                                                    -----------
         Total comprehensive
           income                              -               -               -              -               -        (615,981)
                                    ------------    ------------    ------------   ------------    ------------     -----------

Balance, December 31, 2000             1,200,000   $      12,000   $  11,791,311  $    (878,078)  $      49,151   $  10,974,384
                                    ============    ============    ============   ============    ============    ============

Comprehensive income:
   Net loss                                    -               -               -       (203,248)              -       (203,248)
   Change in net unrealized gains
    on securities available for sale,
    net of tax of $18,338                      -               -               -              -         (13,556)       (13,556)
                                                                                                                   -----------
         Total comprehensive
           Income                              -               -               -              -               -       (216,804)
                                    ------------    ------------    ------------   ------------    ------------    -----------

Balance, December 31, 2001             1,200,000   $      12,000   $  11,791,311  $(1,081,326)    $      35,595   $ 10,757,580
                                    ============    ============    ============   ===========     ============    ===========



The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

               For the Years Ended December 31, 2001 and 2000 and
             for the Period from July 14, 1999 (Date of Inception)
                              to December 31, 1999

                                                                             2001                 2000                 1999
                                                                             ----                 ----                 ----

Cash flows from operating activities:
   Net loss                                                        $        (203,248)    $        (665,132)  $         (212,946)
   Adjustments to reconcile net loss to net cash provided by
     (used for) operating activities:
     Provision for loan losses                                               335,576               470,893                    -
      Provision for deferred income tax benefits                             (24,000)                    -                    -
     Depreciation                                                            181,247                83,674                  301
     Deferred stock offering costs                                                 -                     -              (80,980)
     Discount accretion, net                                                 (29,514)             (153,431)             (30,079)
     Changes in deferred and accrued amounts:
       Other assets                                                          (58,758)             (330,355)             (12,270)
       Accrued expenses and other liabilities                               (157,055)              749,735                7,254
                                                                    -----------------     ----------------   ------------------
         Net cash provided by (used for) operating activities                 44,248               155,384             (328,720)
                                                                    ----------------      ----------------   ------------------

Cash flows from investing activities:
    Purchases of investment securities                                             -           (34,269,732)         (11,167,288)
    Proceeds from maturity of investment securities                                -            45,594,000                    -
    Proceeds from maturity of securities available for sale                6,349,006                44,965                    -
    Purchases of securities available for sale                           (10,699,998)           (7,991,755)                   -
    Net increase in loans                                                (26,204,963)          (37,670,154)                   -
    Net purchases of premises and equipment                               (1,597,189)           (3,186,156)             (52,021)
    Purchase of FHLB and other stock                                         (96,700)             (333,800)                   -
                                                                    -----------------     ----------------   ------------------
         Net cash used by investing activities                           (32,249,844)          (37,812,632)         (11,219,309)
                                                                    -----------------     ----------------   ------------------

Cash flows from financing activities:
   Proceeds from sale of stock, net of stock offering costs                        -               519,261                  100
   Proceeds from stock subscription                                                -                     -           11,284,050
   Redemption of stock of organizer                                                -                  (100)                   -
   Loans from organizers                                                           -                     -               65,000
   Repayment of organizers' loans                                                  -                     -              (65,000)
   Increase (decrease) on line of credit                                           -              (390,000)             390,000
   Net increase in deposits                                               24,531,935            46,386,471                    -
                                                                    ----------------      ----------------   ------------------
         Net cash provided by financing activities                        24,531,935            46,515,632           11,674,150
                                                                    ----------------      ----------------   ------------------
         Net increase/(decrease) in cash and cash equivalents             (7,673,661)            8,858,384              126,121

Cash and cash equivalents at beginning of period                           8,984,505               126,121                   -
                                                                    ----------------      ----------------   ------------------

Cash and cash equivalents, end of period                           $       1,310,844     $       8,984,505  $           126,121
                                                                    ================      ================   ==================



The accompanying notes are an integral part of these consolidated financial statements.
                                       19

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

             Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

Note 1 - Summary of Significant Accounting Policies and Activities

           Business Activity and Organization - First National Bancshares, Inc. (the "Company") was incorporated on July 14, 1999 under the laws of the state of South Carolina for the purpose of operating as a bank holding company pursuant to the federal Bank Holding Company Act of 1956, as amended, and to purchase 100% of the capital stock of First National Bank of Spartanburg (the "Bank"). The Bank was organized as a national bank under the laws of the United States with the purpose of becoming a new bank to be located in Spartanburg County, South Carolina. The Bank provides full commercial banking services to customers and is subject to regulation by the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency. The group of organizers initiated several financial transactions on behalf of the Company prior to the date of incorporation and as early as April 1, 1999 which have been included in the financial statements for the period ending December 31, 1999.

           The Company offered its common stock for sale to the public under an initial public offering which began on November 10, 1999. The offering raised approximately $11,800,000, net of underwriting discounts and commissions and offering expenses, and was completed on February 10, 2000. The directors and executive officers of the Company purchased 484,100 shares of common stock at $10 per share, for a total of $4,841,000. Upon purchase of these shares, the Company issued stock warrants to the organizers to purchase 313,333 shares of common stock for $10 per share. The remaining 715,900 shares were sold in the public offering. The Company used $11 million of the proceeds to capitalize the Bank. During the first quarter of 2000, the Company obtained all regulatory approvals to operate and opened the Bank for business on March 27, 2000.

           Principles of Consolidation - The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles and to general practices in the banking industry. The Company uses the accrual basis of accounting.

           Use of Estimates - The financial statements are prepared in conformity with U.S. generally accepted accounting principles ("GAAP") which requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of income and expense during the reporting period. Actual results could differ from these estimates.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

           Investment Securities - Management determines the appropriate classification of investment securities at the time of purchase into one of three categories as follows: (1) Investments Held to Maturity: securities which the Company has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading
           Securities: securities that are bought and held principally for the purpose of selling them in the near future, which are reported at fair value with unrealized gains and losses included in earnings; and
           (3) Investments Available for Sale: securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity as accumulated other comprehensive income. The amortization of premiums and accretion of discounts on investment securities are recorded as adjustments to interest income. Gains or losses on sales of investment securities are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Unrealized losses on securities, reflecting a decline in value or impairment judged by the Company to be other than temporary, are charged to earnings in the consolidated statements of operations.

           Loans and Interest Income - Loans of the Bank are carried at principal amounts, reduced by an allowance for loan losses. The Bank recognizes interest income daily based on the principal amount outstanding using the simple interest method. The accrual of interest is generally discontinued on loans of the Bank which become 90 days past due as to principal or interest or when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Management may elect to continue accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balances and accrued interest and the loan is in the process of collection. Amounts received on nonaccrual loans generally are applied against principal prior to the recognition of any interest income. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

           Impairment of Loans - Loans are considered to be impaired when, in management's judgment, the collection of all amounts of principal and interest is not probable in accordance with the terms of the loan agreement. The Company accounts for impaired loans in accordance with the terms of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118 in the areas of disclosure requirements and methods of recognizing income. SFAS 114 requires that impaired loans be recorded at fair value, which is determined based upon the present value of expected cash flows discounted at the loan's effective interest rate, the market price of the loan, if available, or the value of the underlying collateral. All cash receipts on impaired loans are applied to principal until such time as the principal is brought current. After principal has been satisfied, future cash receipts are applied to interest income, to the extent that any interest has been foregone. As a practical matter, the Bank determines which loans are impaired through a loan review process.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

           Allowance for Loan Losses - The allowance for loan losses is established through a provision for loan losses charged to operations and reflects an amount that, in management's opinion, is adequate to absorb inherent losses in the existing portfolio. Additions to the allowance are based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, and such other factors which, in management's judgment, deserve recognition in estimating loan losses.

           Loans are charged off when, in the opinion of management, they are deemed to be uncollectible. Recognized losses are charged against the allowance and subsequent recoveries are added to the allowance. Management believes that the allowance is adequate. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustments based upon information that is available to them at the time of their examination.

           Loan Fees - Loan origination fees and direct costs of loan originations are deferred and recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Loan commitment fees are deferred and recognized as an adjustment of yield over the related loan's life, or if the commitment expires unexercised, recognized in income upon expiration.

           Premises and Equipment - Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization, computed principally by the straight line method over the estimated useful lives of the assets as follows: building, 40 years; furniture and fixtures, 10 years; and computer hardware and software, 3 to 5 years. Amortization of leasehold improvements is recorded using the straight-line method over the lesser of the estimated useful life of the asset or the term of the operating lease. Additions to premises and equipment and major replacements and betterments are added at cost. Maintenance, repairs and minor replacements are included in operating expense. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

           Deferred Stock Offering Costs - Deferred stock offering costs were incurred by the Company in connection with the offering and issuance of its stock. The deferred stock offering costs of approximately $200,000 were deducted from the Company's additional paid-in capital after the stock offering was completed on February 10, 2000.

           Organization Costs - Organization costs include incorporation, legal and consulting fees incurred in connection with establishing the Company and the Bank. In accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," organization costs were expensed when incurred.

           Income Taxes - Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets if it is determined to be "more likely than not" that all or some portion of the potential deferred tax asset will not be realized.

           Reclassifications - Certain prior year amounts have been reclassified to conform with the current presentation. These reclassifications have no effect on previously reported shareholders' equity or net income as previously reported.

           Stock Compensation Plans - Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options and warrants issued under the Company's stock option plan and warrant agreement have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net loss and loss per share and other disclosures, as if the fair value based method of accounting had been applied. (See Note 12.)

           Earnings Per Common Share - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and stock warrants and are determined using the treasury stock method. For the years ended December 31, 2001 and 2000, no dilutive potential common shares existed.

           Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
                                       23

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

           Recently Issued Accounting Standards - On July 20, 2001, the FASB issued SFAS No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS Nos. 141 and 142 will change the accounting for business combinations and goodwill in two significant ways. First, SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. Second, SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. The application of these statements is not expected to have a material impact on the Company's financial statements.

           In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143). SFAS 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS 143 will be effective for financial statements beginning after June 15, 2002, though early adoption is encouraged. The application of this statement is not expected to have a material impact on the Company's financial statements.

           In July 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principle Board of Opinion No. 30, Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are generally expected to be applied prospectively. The application of this statement is not expected to have a material impact of the Company's financial statements.

Note 2 - Statement of Cash Flows

           In accordance with the provisions of SFAS No. 95, "Statement of Cash Flows," the Company considers cash and cash equivalents to be those amounts included in the balance sheet captions "Cash and due from banks" and "Federal funds sold." These accounts totaled $1,310,844 and $8,984,505 at December 31, 2001 and 2000, respectively.

           The following summarizes supplemental cash flow data for the years ended December 31:


                                                                       2001           2000              1999
                                                              -----------------------------------------------------
           Interest paid                                            $3,128,989        $ 456,403          $ 7,606
           Change in fair value of securities available
                  for sale, net of income tax                       $  (13,556)       $   49,151               -


           Noncash investing activities during the year ended December 31, 2000 also included $177,652 of premises additions included in accrued expenses.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Note 3 - Restrictions on Cash and due from Banks

           The Bank is currently not required to maintain average reserve balances by the Federal Reserve Bank.

Note 4 - Securities

           The amortized cost, fair value and gross unrealized holding gains and losses of securities available for sale at December 31, 2001 and 2000, consisted of the following:

                                                                             2001
                                             ---------------------------------------------------------------------
                                                                    Gross            Gross
                                                Amortized        Unrealized        Unrealized          Fair
                                                   Cost             Gains            Losses            Value

             Debt securities
                available for sale:
                U.S. Agency
                  obligations                $    4,512,970    $       13,588   $      (16,065)   $    4,510,493
                Mortgage-backed                   7,840,855            77,841          (21,431)        7,897,265
                                              -------------     -------------    --------------    -------------

                                             $   12,353,825    $       91,429   $      (37,496)   $   12,407,758
                                              =============     =============    ==============    =============


                                                                             2000
                                             ---------------------------------------------------------------------
                                                                    Gross            Gross
                                                Amortized        Unrealized        Unrealized          Fair
                                                   Cost             Gains            Losses            Value
              Debt securities
                available for sale:
                U.S. Agency
                  obligations                $    6,067,003    $       18,727   $            -    $    6,085,730
                Mortgage-backed                   1,906,317            30,424                -         1,936,741
                                              -------------     -------------    -------------     -------------

                                             $    7,973,320    $       49,151   $            -    $    8,022,471
                                              =============     =============    =============     =============


           At December 31, 2001 and 2000, securities with a carrying value of approximately $7,061,000 and $3,648,000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

           The amortized cost and estimated fair value of investment securities available for sale at December 31, 2001, by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties. Fair value of securities was determined using quoted market prices.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY


                                                                              Amortized              Fair
                                                                                Cost                 Value
                                                                             ----------            --------

              Due in one year or less                                    $         996,644    $       1,009,588
              Due after one year, through five years                             1,510,499            1,505,315
              Due after five years, through ten years                            2,005,827            1,995,590
                                                                          ----------------     ----------------
                                                                                 4,512,970            4,510,493
                                                                          ----------------     ----------------
              Mortgage-backed securities                                         7,840,855            7,897,265
                                                                          ----------------     ----------------
                                                                         $      12,353,825    $      12,407,758
                                                                          ================     ================

Note 5 - Investments Required by Law

           The Bank, as a member of the Federal Reserve Bank ("FRB") and the Federal Home Loan Bank of Atlanta ("FHLB"), is required to own capital stock in these organizations. The Bank's equity investments required by law are included in the accompanying consolidated balance sheets in "Other assets". The amount of stock owned is based on the Bank's capital levels in the case of the FRB and totaled $330,000 at December 31, 2001. The amount of FHLB stock owned is determined based on the Bank's balances of residential mortgages and advances from the FHLB and totaled $100,500 at December 31, 2001. No ready market exists for these stocks and they have no quoted market value. However, redemption of these stocks has historically been at par value. Accordingly, the carrying amounts are deemed to be a reasonable estimate of fair value.

Note 6 - Loans

           A summary of loans by classification at December 31 is as follows:

                                                                           2001                 2000
                                                                           ----                 ----

              Commercial and industrial                             $      10,095,665    $     8,033,469
              Commercial secured by real estate                            38,344,136         22,017,360
              Real estate--residential mortgages                           11,832,317          5,251,227
              Installment and other consumer loans                          3,713,501          2,453,250
              Unearned income                                                (116,668)           (85,152)
                                                                     ----------------    ---------------
                    Total loans, net of unearned income                    63,868,951         37,670,154

              Less--allowance for loan losses                                (800,303)          (470,893)
                                                                     ----------------    ---------------

                    Total loans, net                                $      63,068,648    $    37,199,261
                                                                     ================    ===============


           Approximately $32,826,000 of the loans were variable interest rate loans at December 31, 2001. The remaining portfolio was fixed interest rate loans.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

           One loan totaling $48,000 was on non-accrual at December 31, 2001. Foregone interest income on the nonaccrual loan was approximately $4,000 during 2001. There were no loans on nonaccrual at December 31, 2000. There were no loans past due in excess of 90 days at December 31, 2001 or 2000. There were no foreclosed loans or other real estate owned in any year presented. There were no impaired loans at or for the years ended December 31, 2001 or 2000.

           Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                                                                   2001                2000
                                                                                   ----                ----

                    Balance, beginning of period                            $         470,893   $               -
                    Provision charged to operations                                   335,576             470,893
                    Loans charged off                                                  (6,166)                  -
                    Recoveries on loans previously charged off                              -                   -
                                                                             ----------------    ----------------
                    Balance, end of period                                  $         800,303   $         470,893
                                                                             ================    ================


           The Company, through the Bank, makes loans to individuals and small- to mid-sized businesses for various personal and commercial purposes primarily in Spartanburg County, South Carolina. The Company has a diversified loan portfolio and the Company's loan portfolio is not dependent on any specific economic segment. The Company regularly monitors its credit concentrations based on loan purpose, industry and customer base. As of December 31, 2001, there were no material concentrations of credit risk within the Company's loan portfolio.

           Directors, executive officers and associates of such persons are customers of and have transactions with the Bank in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which are made under substantially the same credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

           The aggregate dollar amount of these outstanding loans was approximately $4.47 million and $2.9 million at December 31, 2001 and 2000, respectively. During 2001, new loans and advances on these lines of credit totaled approximately $2.95 million and payments on these loans and lines totaled approximately $1.38 million. At December 31, 2001, there were commitments to extend additional credit to related parties in the amount of approximately $961,000.

           Under current Federal Reserve regulations, the Bank is limited to the amount it may loan to the Company. Loans made by the Bank may not exceed 10% and loans to all affiliates may not exceed 20% of the Bank's capital, surplus and undivided profits, after adding back the allowance for loan losses. There were no loans outstanding between the Bank and the Company at December 31, 2001.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Note 7 - Premises and Equipment

           A summary of premises and equipment at December 31 is as follows:

                                                                                2001                 2000
                                                                                ----                 ----

              Land                                                       $         962,018    $         952,238
              Building and improvements                                          2,774,123              610,993
              Furniture, fixtures and equipment                                  1,044,636              573,544
              Construction in progress                                                   -            1,269,054
                                                                          ----------------     ----------------
                                                                                 4,780,777            3,405,829
              Accumulated depreciation                                             220,633               83,975
                                                                          ----------------     ----------------

                                                                         $       4,560,144    $       3,321,854
                                                                          ================     ================

           Depreciation expense charged to operations totaled $181,247, $83,674 and $301 in 2001, 2000 and 1999, respectively.

           The Bank entered into a long-term land lease during 2000 which has an initial term of 20 years and various renewal options under substantially the same terms with certain rate escalations. The Bank leased temporary facilities during its organizational and initial operational phase which expired in 2001 upon completion of the Company's new main office facility. Rent expense charged to operations totaled $48,000, $46,100 and $3,900 for the years ended December 31, 2001, 2000 and 1999, respectively.

           The annual minimum rental commitments under the terms of the Company's noncancellable lease at December 31, 2001 are as follows:

              2002                                          $          48,000
              2003                                                     48,000
              2004                                                     48,000
              2005                                                     50,917
              2006                                                     50,917
              Thereafter                                              818,166
                                                             ----------------

                    Total                                   $       1,064,000
                                                             ================

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Note 8 - Deposits

           The aggregate amount of time deposits with a minimum denomination of $100,000 is approximately $19,597,000 at December 31, 2001.

           The scheduled maturities of time deposits at December 31 are as follows:

                                                                          2001                  2000
                                                                          ----                  ----


              One year or less                                    $      44,085,263     $    26,985,381
              From one year to three years                                1,168,100           4,127,977
              After three years                                              71,915               4,835
                                                                   ----------------     ---------------

                    Total                                         $      45,325,278     $    31,118,193
                                                                   ================      ==============

Note 9 - Lines of Credit

           At December 31, 2001, the Bank had short-term lines of credit with correspondent banks to purchase unsecured federal funds totaling $5,000,000. The interest rate on any borrowings under this line would be the prevailing market rate for federal funds purchased.

           The Bank also has the ability to borrow up to 10% of its assets from the FHLB as of December 31, 2001. Borrowings under this arrangement can be made with various terms and repayment schedules and with fixed or variable rates of interest. The borrowings under this arrangement are available by pledging collateral and may require additional purchases of stock in the FHLB.

Note 10 - Income Taxes

           The Company had no currently taxable income for the period from July 14, 1999 (inception) to December 31, 1999 or the years ending December 31, 2001 and 2000. The following is a summary of the items which caused recorded income taxes to differ from taxes computed using the statutory tax rate for the periods ending December 31:

                                                               2001                  2000                  1999
                                                               ----                  ----                  ----

   Income tax benefit at federal statutory rate         $         (77,264)   $        (226,145)    $          (72,402)
   Change in valuation allowance                                   47,353              214,809                 79,429
   Other, net                                                       5,911               11,336                 (7,027)
                                                         ----------------     ----------------     ------------------

   Income tax benefit                                   $         (24,000)   $               -     $                -
                                                         =================    ================     ==================

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

           The components of the deferred tax assets and liabilities at December 31 are as follows:

                                                                                  2001                 2000
                                                                                  ----                 ----

              Deferred tax liability:
                 Net deferred loan costs                                            22,916               14,332
                 Prepaid expenses deducted currently for tax                        22,286               19,864
                 Discount accretion on securities                                        -               32,654

                Unrealized gain on securities available
                  for sale                                                          18,338               18,186
                                                                          ----------------     ----------------

                    Total deferred tax liability                                    63,540               85,036
                                                                          ----------------     ----------------

              Deferred tax asset:
                Allowance for loan losses                                          272,103              160,104
                Net operating loss carryforward                                     50,558               84,667
                Deferred organizational and start-up costs                          88,132              116,317
                                                                          ----------------     ----------------
                Deferred tax asset before valuation
                  allowance                                                        410,793              361,088
                Valuation allowance                                               (341,591)            (276,052)
                                                                          -----------------    ----------------

                    Net deferred tax asset                               $           5,662    $               -
                                                                          ================     ================

           The Company has recorded a valuation allowance for a portion of the deferred tax asset as the realization of this asset is dependent on the Company's ability to generate future taxable income during the periods in which temporary differences become deductible.

           A portion of the change in the valuation allowance relates to the tax effect of the change in the unrealized gain on securities available for sale. The balance of the change in the net deferred tax asset results from the current period deferred tax benefit of $24,000.

           The Company has federal net operating loss carryforwards of approximately $149,000 that may be used to offset future taxable income and expire in 2020.

Note 11 - Regulatory Capital Requirements and Dividend Restrictions

           The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

           The Company and the Bank are required to maintain minimum amounts and ratios of total risk-based capital, Tier 1 capital, and Tier 1 leverage capital (as defined in the regulations) as set forth in the table following. Management believes, as of December 31, 2001 that the Company and the Bank meet all capital adequacy requirements to which they are subject. At December 31, 2001, the Bank is categorized as "well capitalized" under the regulatory framework for prompt corrective action. There are no current conditions or events that management believes would change the Company's or the Bank's category.

           The following table presents the Company's and the Bank's actual capital amounts and ratios at December 31, 2001 and 2000 as well as the minimum calculated amounts for each regulatory-defined category.

                                                                                                      Minimum to be
                                                                                                    Categorized as Well
                                                                                                     Capitalized Under
                                                                            For Capital              Prompt Corrective
                                                    Actual               Adequacy Purposes           Action Provisions
                                           -----------------------    -----------------------    ------------------------
                                               Amount      Ratio          Amount      Ratio          Amount       Ratio
      As of December 31, 2001

        The Company
     --------------------------------------
        Total capital to risk-weighted      $11,498,288     17.45%     $5,272,160       8.00%            N/A       N/A
     assets
        Tier 1  capital to risk-weighted    $10,697,985     16.23%     $ 2,626,808      4.00%            N/A       N/A
     assets

        Tier 1 capital to average assets    $10,697,985     13.21%     $ 3,238,240      4.00%            N/A       N/A

        The Bank
     --------------------------------------
        Total capital  to risk-weighted     $10,474,764     15.89%     $5,272,160       8.00%     $  6,590,200    10.00%
     assets
        Tier 1 capital to risk-weighted     $  9,674,461    14.68%     $ 2,636,080      4.00%     $  3,954,120     6.00%
     assets
        Tier 1 capital to average assets    $  9,674,461    11.95%     $ 3,238,240      4.00%     $  4,047,800     5.00%


     As of December 31, 2000

        The Company
    ---------------------------------------
        Total capital to risk-weighted      $11,396,126   26.93%       $3,385,744       8.00%             N/A        N/A
     assets
        Tier 1 capital to risk-weighted     $10,925,233   25,81%       $ 1,692,872      4.00%             N/A        N/A
     assets
        Tier 1 capital to average assets    $10,925,233   29.68%       $1,472,275       4.00%             N/A        N/A

        The Bank
    ---------------------------------------
        Total capital  to risk-weighted    $10,396,188   24.56%       $3,385,744       8.00%     $  4,232,000    10.00%
     assets
        Tier 1 capital to risk-weighted    $ 9,925,295   23.45%      $ 1,692,872      4.00%     $  2,539,320     6.00%
     assets
        Tier 1 capital to average assets   $ 9,925,295   26.97%      $ 1,472,275      4.00%     $  1,840,343     5.00%

           The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. The dividends that may be paid by the Bank to the Company are subject to legal limitations and regulatory capital requirements. The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the Bank's net profits (as defined by the Comptroller) for that year combined with its retained net profits (as defined by the Comptroller) for the two preceding calendar years. As of December 31, 2001, no cash dividends have been declared or paid by the Bank.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Note 12 - Stock Compensation Plans

           Effective March 26, 2000, the Company adopted the First National Bancshares, Inc. 2000 Stock Incentive Plan (the "Plan"). Under the Plan, options are periodically granted to employees and directors by the Personnel Committee at a price not less than the fair market value of the shares at the date of grant. Options granted are exercisable for a period of ten years from the date of grant and become exercisable at a rate of 20% each year on the first five anniversaries of the date of grant. The Plan authorizes the granting of stock options up to a maximum of 180,000 shares of common stock. At December 31, 2001, 72,500 option shares were available to be granted under the Plan.

           Upon consummation of the initial public offering, the organizers were issued stock warrants to purchase 313,333 shares of common stock for $10 per share. These warrants vest ratably over a five year period beginning February 10, 2000, and will be exercisable in whole or in part during the ten year period following that date.

           The Company follows APB Opinion No. 25 to account for its stock-based option plans. The Company has also adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's incentive and non-employee stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by FASB Statement No. 123, the Company's net loss and diluted loss per share would have been adjusted to the pro forma amounts indicated below:

           (dollars, except per share, in thousands)       2001          2000
                                                           ----          ----

              Net loss - as reported                   $     203    $     665
              Net loss - pro forma                     $     435    $     876
              Basic and diluted loss per share
                 As reported                           $     .17    $     .55
                 Pro forma                             $     .36    $     .73

           The following is a summary of the activity under the plans for the years ended December 31:

                                                               2001                                      2000
                                                               ----                                      ----
                                                                       Weighted                                  Weighted
                                                                        Average                                   Average
                                                                    Exercise Price                            Exercise Price
                                                    Shares             Per Share             Shares              Per Share
                                                    ------          --------------          --------          --------------

   Outstanding, beginning of period                     409,833   $            10.00                  -    $                -
   Granted                                               11,000                10.72             409,833                10.00
   Cancelled                                                  -                    -                   -                    -
   Exercised                                                  -                    -                   -                    -
                                               ----------------    -----------------    ----------------     ----------------

   Outstanding, December 31                             420,833   $            10.00             409,833    $           10.00
                                               ================    =================    ================     ================
   Exercisable, December 31                              81,967   $            10.00                   -    $               -
                                               ================    =================    ================     ================


                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

           The following table summarizes information about stock options outstanding under the stock-based option plans at December 31, 2001:

                                               Options Outstanding                       Options Exercisable
                                  ----------------------------------------------    -------------------------------
                                                   Weighted
                                                    Average         Weighted                           Weighted
                                     Number        Remaining        Average             Number         Average
           Range of                  Options      Contractual       Exercise           Options         Exercise
           Exercise Prices         Outstanding        Life           Price           Exercisable        Price
           -----------------      ------------   ------------    -------------      -------------     -------------

              $10.00                 409,833      8.25 years           $10.00            81,967        $         10.00
              $10.50 - $10.80         11,000      9.80 years           $10.72                 -        $             -
                                  -----------    -------------   --------------     -------------      ---------------

              $10.00 - $10.80        420,833      8.40 years           $10.07            81,967        $         10.00
                                  ============   =============   ==============     ==============     ===============

           The weighted average fair value per share of options granted in 2001 and 2000 amounted to $1.91 and $3.15, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumption used for grants: expected volatility of 6.0% for 2001 and 2000, risk-free interest rate of 2.70% and 5.50% for 2001 and 2000, respectively, and expected lives of the options of seven years in 2001 and 2000. There were no cash dividends in 2001 or 2000.

Note 13 - Employee Benefit Plan

           The Company maintains an employee benefit plan for all eligible employees of the Company and the Bank under the provisions of Internal Revenue Code Section 401(k). The First National Retirement Savings Plan (the "Plan") allows for employee contributions and, upon annual approval of the Board of Directors, the Company matches 25% of employee contributions up to a maximum of six percent of annual compensation. A total of $9,914 and $7,232 was charged to operations in 2001 and 2000, respectively, for the Company's matching contribution. Employees are immediately vested in their contributions to the Plan and become fully vested in the employer matching contribution after five years of service.

Note 14 - Commitments and Contingencies

           The Company has entered into an employment agreement with its President and Chief Executive Officer that includes an annually renewable three-year compensation term, annual bonus, incentive program, stock option plan and a one-year non-compete agreement upon termination.

           In the normal course of business, the Company and the Bank are periodically subject to various pending or threatened lawsuits in which claims for monetary damages may be asserted. At December 31, 2001, the Company and the Bank were not involved with any litigation matters.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Note 15 - Financial Instruments with Off-Balance Sheet Risk

           The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments.

           The Company uses the same credit and collateral policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

           At December 31, 2001, the Company's commitments to extend additional credit totaled approximately $25.6 million, the majority of which are at variable rates of interest. Included in the Company's total commitments are standby letters of credit. Letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party and totaled $81,151 at December 31, 2001. The credit risk involved in the underwriting of letters of credit is essentially the same as that involved in extending loan facilities to customers.

Note 16 - Fair Value of Financial Instruments

           SFAS 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information, whether or not recognized in the statement of financial position, when it is practicable to estimate fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity, or contractual obligations which require the exchange of cash or other financial instruments. Certain items which are specifically excluded from the disclosure requirements, including the Company's common stock, premises and equipment and other assets and liabilities.

           Fair value approximates book value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, interest-bearing deposits in banks, federal funds sold, federal funds purchased, repurchase agreements, short-term FHLB advances, and other short-term borrowings. Fair value of investment securities is estimated based on quoted market prices where available. If quoted market

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY prices are not available, fair values are based on quoted market prices of comparable instruments.

           Fair value for variable rate loans that reprice frequently and for loans that mature in less than one year is based on the carrying value, reduced by an estimate of credit losses inherent in the portfolio. Fair value of fixed rate real estate, consumer, commercial and other loans maturing after one year is based on the discounted present value of the estimated future cash flows, reduced by an estimate of credit losses inherent in the portfolio. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.

           Fair value for demand deposit accounts and variable rate interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts maturing during 2001 are valued at their carrying value. Certificate of deposit accounts maturing after 2001 are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments. Fair value for long-term FHLB advances is based on discounted cash flows using the current market rate.

           The estimated fair market value of commitments to extend credit and standby letters of credit are equal to their carrying value as the majority of these off-balance sheet instruments have relatively short terms to maturity and are written with variable rates of interest.

           The Company has used management's best estimate of fair values based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income tax or other expense which would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.


           The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                             2001                                  2000
                                                             ----                                  ----

                                                 Carrying          Estimated             Carrying           Estimated
                                                  Amount           Fair Value             Amount           Fair Value
                                                 ---------        ------------          ----------       --------------

   Financial assets:
     Cash and due from banks                  $    381,844     $      381,844      $         994,505   $       994,505
     Federal funds sold                            929,000            929,000              7,990,000         7,990,000
     Securities available for sale              12,407,758         12,407,758              8,022,471         8,022,471
     Loans, net                                 63,068,648         63,684,000             37,199,261        37,379,000
   Financial liabilities:
     Deposits                                   70,918,406         73,639,000             46,386,471        47,844,000


                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Note 17 - Parent Company Financial Information

           The following is condensed financial information of First National Bancshares, Inc. (parent company only) at December 31, 2001 and 2000 and for the years then ended.

                         First National Bancshares, Inc.
                            Condensed Balance Sheets

                                                                          2001                  2000
                                                                          ----                  ----

              Assets:
                Cash                                              $       1,029,687       $     1,016,300
                Investment in bank subsidiary                             9,734,057             9,974,445
                                                                   ----------------      ----------------

                    Total                                         $      10,763,744      $     10,990,745
                                                                   ================      ================

              Liabilities and shareholders' equity:
                 Accruals and other liabilities                   $           6,164      $         10,650
                 Due to bank subsidiary                                           -                 5,711
                 Shareholders' equity                                    10,757,580            10,974,384
                                                                   ----------------      ----------------

                    Total                                         $      10,763,744      $     10,990,745
                                                                   ================      ================




                         First National Bancshares, Inc.
                            Condensed Statements of Income

                                                                                 2001               2000
                                                                                 ----               ----

      Interest income                                                     $         37,898   $        189,515
      Interest expense                                                                   -             (6,481)
                                                                          ----------------    ---------------
            Net interest income                                                     37,898            183,034

      Payment from bank subsidiary
            for organizational costs                                                                  402,480
      Noninterest expense                                                          (14,314)          (175,941)
      Equity in undistributed net loss of bank subsidiary                         (226,832)        (1,074,705)
                                                                          ----------------    ---------------
      Net loss before income taxes                                                (203,248)          (665,132)
      Income taxes                                                                       -                  -
                                                                          ----------------    ---------------

            Net loss                                                     $        (203,248)  $       (665,132)
                                                                          ================    ===============

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY



                         First National Bancshares, Inc.
                       Condensed Statements of Cash Flows
                                                                                          2001                 2000
                                                                                          ----                 ----


   Operating activities:
    Net loss                                                                      $        (203,248)   $        (665,132)
     Adjustments to reconcile net loss to
       net cash provided by operating activities:
       Equity in undistributed net loss of bank subsidiary                                   226,832            1,074,705
       Discount accretion                                                                          -             (126,900)
       Decrease in other assets                                                                    -               92,650
       Increase/(decrease) in other liabilities                                               (4,486)               3,396
                                                                                    -----------------    ----------------
         Net cash provided by operating activities                                            19,098              378,719
                                                                                    ----------------     ----------------

   Investing activities:
     Purchases of investment securities                                                            -          (34,269,732)
     Maturity of investment securities                                                             -           45,594,000
     Repayment from bank for equipment and other assets                                            -               52,320
     Increase/(decrease) in due to bank subsidiary                                            (5,711)               5,711
     Capital contribution to bank subsidiary                                                       -          (11,000,000)
                                                                                    ----------------     -----------------
         Net cash provided/(used) by investing activities                                     (5,711)             382,299
                                                                                    -----------------    ----------------

   Financing activities:
     Proceeds from stock offering, net of costs                                                    -              519,261
     Redemption of stock of organizer                                                              -                 (100)
     Increase (decrease) on line of credit                                                         -             (390,000)
                                                                                    ----------------     -----------------
         Net cash provided by financing activities                                                 -              129,161
                                                                                    ----------------     ----------------
   Net increase in cash and cash equivalents                                                  13,387              890,179
   Balance, beginning of year                                                              1,016,300              126,121
                                                                                    ----------------     ----------------
   Balance, end of year                                                            $       1,029,687    $       1,016,300
                                                                                    ================     ================


                              [Insert company logo]


                               BOARD OF DIRECTORS

                                Norman F. Pulliam
                                    Chairman
                            *************************
                                  C. Dan Adams
                               Mellnee G. Buchheit
                                Jerry L. Calvert
                                Martha C. Chapman
                                 W. Russel Floyd
                           Dr. C. Tyrone Gilmore, Sr.
                           Dr. Gaines W. Hammond, Jr.
                                Benjamin R. Hines
                                William A. Hudson
                                  Peter Weisman
                                Donald B. Wildman
                              Coleman L. Young, Jr.
                ************************************************


                               [Insert bank logo]


                               EXECUTIVE OFFICERS

                                Jerry L. Calvert
                      President and Chief Executive Officer

                             Robert W. Murdoch, Jr.
                 Senior Vice President & City Executive Officer

                                 Kitty B. Payne
                 Senior Vice President & Chief Financial Officer

                               David H. Zabriskie
                  Senior Vice President & Chief Lending Officer

                              [Insert company logo]

                             SHAREHOLDER INFORMATION

                             Market for Common Stock

First National Bancshares, Inc. common stock is traded on the OTC Bulletin Board under the symbol FNSC. At March 1, 2002, there were 355 shareholders of record. The number of shareholders of record does not reflect the number of persons or entities who hold the stock in nominee or "street" name through various brokerage firms.

All of our currently issued and outstanding common stock was issued in our initial public offering on November 10, 1999. The price per share in the initial public offering was $10.00 per share. There is currently not a well-established public trading market in the common stock, and trading and quotations of the common stock have been limited and sporadic. Because there has not been an established market for our common stock, we may not be aware of all prices at which the common stock has been traded. Based on information available to us from a limited number of sellers and purchasers of our common stock, we believe transactions in the common stock, on a per share basis, ranged from $10.00 to $12.00 during 2001 and from $10.50 to $10.75 during 2000. There is no assurance that these prices reflect the market value of our common stock.

Registered Market Makers               Stock Transfer Agent and Registrar

Scott & Stringfellow, Inc.             First Citizens Bank and Trust
Hill Thompson Magid, L.P.                    Company of South Carolina
Monroe Securities, Inc.                        P.O. Box 29
Anpac Securities Group, Inc.                Columbia, SC  29202
Wedbush Morgan Securities, Inc.                (803) 733-2703


                                 Annual Meeting

 The Annual Meeting of Shareholders will be held at 5:30 PM on Tuesday, April 16, 2002 at our main offices at 215 N. Pine Street, Spartanburg, SC 29302. All shareholders of record as of March 1, 2002 are eligible to attend and vote.

                              Financial Information

Analysts, investors and others seeking financial information, including our
            Annual Report to the SEC on Form 10-KSB, should contact:

                               Ms. Kitty B. Payne
                         First National Bancshares, Inc.
                                  P.O. Box 3508
                              Spartanburg, SC 29304

                                 General Counsel

                  Nelson, Mullins, Riley & Scarborough, L.L.P.
                                First Union Plaza
                      999 Peachtree Street, NE / Suite 1400
                             Atlanta, Georgia 30309
                                       39

                              [Insert bank logo]




                                OFFICE LOCATIONS

                                   Main Office
                         (across from Converse College)
                        Manager - Lawson "Boo" Hayes, Jr.
                               215 N. Pine Street
                              Spartanburg, SC 29302
                               Phone: 864-948-9001
                                Fax: 864-948-0001

                                 Westside Office
                              (across from Saturn)
                              Manager - Todd Cannon
                               2680 Reidville Road
                              Spartanburg, SC 29301
                               Phone: 864-576-7220
                                Fax: 864-576-7282

                             Boiling Springs Office
                               (next to Hardee's)
                             Manager - Randy Foster
                            3090 Boiling Springs Road
                            Boiling Springs, SC 29316
                               Phone: 864-578-8600
                                Fax: 864-578-8664

                             24-Hour Account Access
                                  864-948-9008


                Visit us online at www.firstnational-online.com!





                       Doing Business RIGHT Here at Home.

[Insert company logo]

Post Office Box 3508
Spartanburg, SC  29304
(864) 948-9001
www.firstnational-online.com