Form 10KSB, Exhibit 13
period 2002-12-31
FIRST NATIONAL BANCSHARES INC /SC/
filed 2003-03-28
CIK 1095274

Exhibit 13



                              [Insert company logo]











                               2002 Annual Report

                                   OUR MISSION






                               [Insert bank logo]








              "Our mission is to be the premier bank in our markets
                that exceeds the expectations of our customers,
                employees, stockholders and the community and to
              provide quality, competitive financial products and
                 services with a team of friendly, well-trained
                                professionals."

Dear Fellow Shareholders:



On behalf of our board of directors, we are pleased to report another outstanding year for your company, continuing the trend of solid results achieved since we began banking operations in March 2000. We are excited to report that 2002 was our first profitable calendar year and included our fifth consecutive quarter of profitability.

Net income for the year ending December 31, 2002 was $595,129, or $.46 per diluted share, compared to a net loss of $203,248 for the same period in 2001. Net income for the fourth quarter ending December 31, 2002 was $241,503, or $.18 per diluted share, compared to $9,219 for the same period last year.

Total assets increased by 69.1% to $139.2 million at December 31, 2002 compared with $82.3 million at December 31, 2001. Loans grew to a year-end total of $93.1 million, an increase of 45.7% over total loans at December 31, 2001 of $63.9 million. Deposits were $119.7 million at December 31, 2002 compared to $70.9 million at December 31, 2001, or an increase of 68.8%.

Our customer base continues to grow at a record pace throughout our three banking offices. As we grow, our asset quality has remained strong with no nonperforming loans. We also added several key lending officers to our team during 2002 who have many years of experience in the Spartanburg banking community which we expect will enhance our performance during 2003.

During 2002, we completed our strategic alliance with Colonial Trust Company to offer trust and investment management services to our customers. Our coordinated efforts allow us to provide all the services of a large bank trust department or professional portfolio manager with a high level of personal service. Our ability to deliver these high quality services locally has given us a distinct advantage over our competitors.

As we approach the completion of our third year of banking operations in March 2003, we are optimistic about the prospects for the future of our company. We continue to evaluate opportunities for growth and expansion as we execute our strategic plan.

We would like to thank our outstanding board of directors, employees and you for the support which has been instrumental to our achievements. We invite you to continue to call on us for all of your banking needs.


                               [Insert photograph]




/s/ Jerry L. Calvert                                    /s/ Norman F. Pulliam
                           [Insert company logo]
Jerry L. Calvert                                              Norman F. Pulliam
President and CEO                                             Chairman

                         FIRST NATIONAL BANCSHARES, INC.
                              FINANCIAL HIGHLIGHTS


The information presented below should be read in conjunction with the consolidated financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this report.

                                                                   --------------------- --------------------- -------------------
                                                                           2002                  2001               % Change
                                                                   --------------------- --------------------- -------------------

Loans                                                                     $  93,106,483         $  63,868,951               45.8%
Deposits                                                                  $ 119,718,680         $  70,918,406               68.8%
Total Assets                                                              $ 139,223,904         $  82,294,257               69.2%
Shareholders' Equity                                                      $  11,544,126         $  10,757,580                7.3%

Loan Loss Allowance                                                       $   1,163,977         $     800,303               45.4%
Loan Loss Allowance to Total Loans                                                1.25%                 1.25%                   -
Loan to Deposit Ratio                                                            77.78%                90.06%             (13.6%)

Equity/Assets                                                                     8.29%                13.07%             (36.6%)
Book Value per Share                                                      $        9.62         $        8.96                7.4%
Closing Stock Price at Yearend                                            $       15.00         $       10.80               38.9%
Price/Book Value                                                                   156%                  120%               30.0%
Weighted Average Shares Outstanding
     Basic                                                                    1,200,520             1,200,000                   -
     Diluted                                                                  1,303,313                   N/A                 N/A

Net Income (Loss) for the Year                                            $     595,129         $   (203,248)                 N/A
Net Income (Loss) per Share for the Year
     Basic                                                                $        0.50         $      (0.17)                 N/A
     Diluted                                                              $        0.46                   N/A                 N/A

Net Interest Income for the Year                                          $   3,535,724         $   2,179,308               62.2%
Noninterest Income for the Year                                           $     842,316         $     347,856              142.1%
Net Interest Margin for Year                                                      3.49%                 3.29%               6.08%

Total Risk-Based Capital Ratio                                                   13.01%                17.45%             (25.4%)
Tier 1 Risk-Based Capital Ratio                                                  11.78%                16.23%             (27.4%)
Tier 1 Capital Leverage Ratio                                                     8.74%                13.21%             (33.8%)

Average Equity                                                            $  11,156,246         $  10,868,877                2.6%
Return on Equity                                                                  5.33%               (1.87%)                 N/A
Average Assets                                                            $ 107,119,387         $  72,588,571               47.8%
Return on Assets                                                                  0.56%               (0.28%)                 N/A

                         FIRST NATIONAL BANCSHARES, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


DISCUSSION OF FORWARD-LOOKING STATEMENTS

     This Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those projected in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties include, but are not limited to:

     o significant increases in competitive pressure in the banking and financial services industries;

     o changes in the interest rate environment which could reduce anticipated or actual margins;

     o changes in political conditions or the legislative or regulatory environment;

     o general economic conditions, either nationally or regionally and especially in primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

     o   changes occurring in business conditions and inflation;

     o   changes in technology;

     o   changes in monetary and tax policies;

     o   the level of allowance for loan loss;

     o   the rate of delinquencies and amounts of charge-offs;

     o   the rates of loan growth;

     o adverse changes in asset quality and resulting credit risk-related losses and expenses;

     o   changes in the securities markets; and

     o other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

GENERAL

     First National Bancshares, Inc. was organized on July 14, 1999, and our initial principal activities were related to our organization, conducting our initial public offering, and pursuing regulatory approvals from the Office of the Comptroller of the Currency, the FDIC, and the Federal Reserve Board to open our wholly-owned subsidiary, First National Bank of Spartanburg. We completed our initial public offering on February 10, 2000 and received all final regulatory approvals in the first quarter of 2000 after which the bank opened for business on March 27, 2000 at a temporary banking location. Our bank opened its Westside office on July 14, 2000, its permanent main office at 215 N. Pine Street on February 5, 2001 and its Boiling Springs office on August 24, 2001.

CRITICAL ACCOUNTING POLICY

     We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2002 as filed on our annual report on Form 10-KSB and included in the annual report.

     Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of our assets and liabilities and our results of operations.

     We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of our consolidated financial statements. We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential credit problems. The loan portfolio is periodically reviewed to evaluate the outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. We have established an allowance for loan losses through a provision for loan losses charged to expense on our statement of operations. Refer to "Provision and Allowance for Loan Losses" and Note 1 to the consolidated financial statements for a detailed description or our estimation process and methodology related to the allowance for loan losses.

NATIONAL AND ECONOMIC EVENTS

     Nationally, we entered 2002 in a recession. During the year, the Federal Reserve moved the Federal Funds rate down to 1.25% in November 2002 after an aggressive program of rate cutting in 2001. As a result, the financial markets are operating now under historically low interest rates. These unusual conditions for short-term interest rates have had a positive effect on reductions in our average cost of funds.

     It is evident from recent economic data that the U.S. economy continues to be affected significantly by the terrorist attacks of September 11, 2001. The uncertainty surrounding the attacks has affected consumer confidence and the financial activities of retail and business customers. Since these events, the nation has increased deployment of the military in response to these terrorist activities. We continue to believe that the markets we serve generally perform better than national markets, even in times of recession.

INCOME STATEMENT REVIEW

Net Interest Income
     Net interest income, the largest component of our income, was $3,535,724 for the period ended December 31, 2002 compared to $2,179,308 in 2001 or an increase of 62.2%, primarily as a result of the increase in our earning assets during 2002.

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

     Interest income for 2002 of $6,010,857 consisted of $5,196,237 on loans, $629,457 in investments and $185,163 on federal funds sold and interest-bearing bank balances. Interest income for the year 2001 of $5,064,917 included $4,178,305 on loans; $556,555 on investments and $330,057 on federal funds sold.

     Interest expense was $2,475,133 for the period ended December 31, 2002 and included $65,688 related to FHLB advances. The remainder of interest expense for the period of $2,409,445 was related to deposit accounts. Interest expense on deposit accounts was $2,885,609 for the period ended December 31, 2001.

     The following table sets forth, for the years ended December 31, 2002, 2001, and 2000, information related to our average balance sheet and average yields on assets and average costs of liabilities. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated.

                                              Average Balances, Income and Expenses, and Rates (in $000's)
                                                               Year Ended December 31,

                                              2002                               2001                                2000

                                 Average    Income/    Yield/       Average      Income/     Yield/     Average    Income/    Yield/
                                 Balance    Expense     Rate        Balance      Expense      Rate      Balance    Expense     Rate
                                 -------   ---------    ----        -------     ---------     ----      -------   ---------    ----

Federal funds sold and other     $ 9,821    $  185      1.88%       $            $  330       4.61%     $ 8,968    $  595      6.63%
                                                                         7,162
Investment securities             12,573       630      5.01%            9,156      557       6.08%       5,689       363      6.38%

Loans                             78,926     5,196      6.58%           49,999    4,178       8.36%      13,568     1,374     10.13%
                                 -------    ------      -----       ----------   ------       -----     -------    ------     ------

     Total earning assets        101,320     6,011      5.93%           66,317    5,065       7.64%      28,225     2,332      8.26%
                                 =======    ======      =====       ==========   ======       =====     =======    ======     ------

NOW accounts                      13,180       199      1.51%            4,537      110       2.42%       1,092        39      3.57%

Savings & money market            12,098       161      1.33%           10,757                3.66%       3,023       171      5.66%
                                                                                    394
Time deposits                     58,496     2,049      3.50%           39,935    2,382       5.96%      13,124       936      7.13%

FHLB Advances                      2,777        66      2.38%                -        -           -           -         -          -
                                 =======    ======      =====       ==========   ======       =====     =======    ======     ------
     Total interest-bearing
     liabilities                 $86,551    $2,475      2.86%       $   55,229   $2,886       5.22%     $17,239   $ 1,146      6.65%
                                 =======    ======      =====       ==========   ======       =====     =======    ======     ------

Net interest spread                                     3.07%                                 2.42%                            1.61%
Net interest income/margin                  $3,536      3.49%                    $2,179       3.29%               $ 1,186      4.20%


     Our net interest spread was 3.07% for the year ended December 31, 2002 as compared to 2.42% for the year ended December 31, 2001. The net interest spread is the difference between the yield we earn on our interest-earning assets and the rate we pay on our interest-bearing liabilities.

     Our consolidated net interest margin for the period ended December 31, 2002 was 3.49% as compared to 3.29% for the year ended December 31, 2001. The net interest margin is calculated as net interest income divided by year-to-date average earning assets. During 2002, earning assets averaged $101.3 million as compared to $66.3 million in 2001.

     The increase in our net interest spread and our net interest margin was principally due to the slower decline in average yields on earning assets relative to the repricing of our average interest-bearing liabilities. The relative increase in our average loans as a percentage of average earning assets from 2001 to 2002 and the increase in our core deposits during 2002 to 78.7% from 72.4% of total deposits also contributed to the increase in our net interest margin.

     In pricing deposits, we consider our liquidity needs, the direction and levels of interest rates and local market conditions. During our initial years of operation, higher rates were paid initially to attract deposits. During 2002, we began to utilize other sources of funds, particularly FHLB borrowings, to fund the demand to originate loans.

Rate/Volume Analysis
     Net interest income can be analyzed in terms of the impact of changing rates and changing volume. The following table sets forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

                                                            Year Ended                                   Year Ended
                                                         December 31, 2002                            December 31, 2001
                                                       (Dollars in Thousands)                      Dollars in Thousands)

                                                  Volume         Rate          Net         Volume         Rate         Net
                                                                              Change                                  Change
        EARNING ASSETS
        Federal funds sold                        $     50       $  (195)     $  (145)     $   (83)       $ (182)     $  (265)
        Investment securities                           171          (98)         73           211           (17)         194
        Loans                                     $   1,904         (886)     $ 1,018        3,045        $ (241)     $ 2,804
                                                  ---------      --------     -------      -------        -------     -------
             Total earning assets                 $   2,125      $(1,179)     $   946      $ 3,173        $ (440)     $ 2,733

        INTEREST-BEARING LIABILITIES
        Deposits                                  $     822      $(1,299)     $  (477)     $ 2,027        $ (287)     $ 1,740
        FHLB Advances                                    66            -           66            -             -            -
           Total interest-bearing liabilities     $     888      $(1,299)     $  (411)     $ 2,027        $ (287)     $ 1,740

        Net interest income                        $  1,237      $   120      $ 1,357      $ 1,146        $ (153)     $   993
                                                  =========      ========     =======      =======        =======     =======

Provision for Loan Losses
     Included in the net income (loss) for each of the periods ended December 31, 2002 and 2001 is a non-cash expense of $417,980 and $335,576, respectively, related to the provision for loan losses. The loan loss reserve was $1,163,977 and $800,303 as of December 31, 2002 and 2001 or 1.25% of gross loans in both years. The loan portfolio is periodically reviewed to evaluate the outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not be accurate. Because of the inherent uncertainty of assumptions made during the evaluation process, there can be no assurance that loan losses in future periods will not exceed the allowance for loan losses or that additional allocations will not be required. For the years ended December 31, 2002 and 2001, we reported net charge-offs of $54,306 and $6,166, respectively.

Noninterest Income and Expenses
     Noninterest income in 2002 was $842,316, an increase of 142% over noninterest income of $347,856 in 2001. This increase was primarily due to increases in service charges on deposit accounts and additional loan fees received on the origination of mortgage loans, primarily due to significant mortgage refinancing activity. The majority of the increased fee income from service charges on deposit accounts has been earned from the new Automatic Overdraft Privilege service. The service provides virtually automatic protection to qualified retail customers against overdraft of their checking account up to certain limits and has been available to customers since April 15, 2002.

     Noninterest expense was $3,364,931 for 2002 as compared to $2,418,836 in 2001, an increase of 39.1%. The majority of the increased expenditures reflects the cost of additional personnel hired to support our growth and the opening of our new main office in February of 2001 and our Boiling Springs office in August of 2001.

     The most significant item included in noninterest expenses is salaries and employee benefits which totaled $1,738,679 in 2002 as compared to $1,303,762 in 2001 or an increase of 33.4%. Occupancy and equipment expense increased to $489,625 in 2002 from $359,479 in 2001 or an increase of 36.2%, primarily due to expenses incurred for a full year in 2002 on new facilities opened in 2001. Only eleven and four months of expenses were incurred in 2001 associated with the new main office facility and the Boiling Springs office, respectively.

     Public relations expense increased by 10.5% to $229,982 for 2002 as compared to $208,026 in 2001, primarily due to increased community relations expenditures and expansion of print and television media advertising as a result of the increasing customer base. Professional fees increased from $88,973 in 2001 to $157,180 in 2002, primarily due to fees paid for general consulting services related to the development and execution of our strategic plan.

     Included in the line item "other expenses" which increased $132,016 or 61.5% between 2002 and 2001 are charges for insurance premiums; postage, printing and stationery expense; and various customer-related expenses. A majority of these items are related directly to the normal operations of our bank and are related to the increase in assets, the higher level of transaction volume and the higher number of customer accounts in 2002.

     Although we recognize the importance of controlling noninterest expenses to improve profitability, we are also committed to retaining our team of well-trained officers and staff, maintaining a technically superior operations function and pursuing a professional marketing program.

BALANCE SHEET REVIEW

General
     At December 31, 2002, we had total assets of $139,223,904 or an increase of 69.2% over total assets of $82,294,257 at December 31, 2001. Assets at December 31, 2002 and 2001 consisted of cash and due from banks of $8,097,022 and $381,844, respectively; federal funds sold of $6,688,000 and $929,000, respectively; securities available for sale of $20,559,645 and $12,407,758, respectively; premises and equipment, net of $4,499,646 and $4,560,144, respectively; loans, net of unearned income, of $93,106,483 and $63,868,951, respectively and other assets of $1,609,362 and $946,863, respectively. We plan to decrease the level of federal funds sold in order to fund loan growth.

     Our  liabilities  at  December  31,  2002 and 2001  were  $127,679,778  and
$71,536,677, respectively and consisted of deposits of $119,718,680 and $70,918,406, respectively and other liabilities of $961,098 and $618,271, respectively. Liabilities at December 31, 2002 also included $7,000,000 in FHLB advances. No FHLB advances were outstanding at December 31, 2001. Shareholders' equity at December 31, 2002 was $11,544,126 as compared to shareholders' equity at December 31, 2001 of $10,757,580.

Investments
     At December 31, 2002, the investment securities portfolio represented approximately 16.2% of our earning assets at $20,559,645 as compared to $12,407,758 or 16.0% of earning assets at December 31, 2001. We were invested in U.S. Government agency securities, mortgage-backed securities and municipal securities with a fair value of $20,559,645 and an amortized cost of $20,223,890, for an unrealized gain of $335,755.

     Contractual maturities and yields on our investments (all available for sale) at December 31, 2002 are shown in the following table (dollars in thousands). Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Yields on municipal securities are presented on a tax equivalent basis.

                                       After one            After five
                                      but within            but within              Over ten
                                      five years    Yield   ten years     Yield      years       Yield       Total      Yield
                                      ----------    -----   ---------     -----      -----       -----       -----      -----
     U.S. Government agencies         $    2,050    3.18%    $ 1,994      4.68%      $    -           -       $ 4,044    3.92%
     Mortgage-backed securities            2,132    4.02%      7,252      5.17%       6,331       5.25%        15,715    5.04%
     Municipal securities                      -       -           -         -          801       6.24%           801    6.24%
                                      ----------    -----    -------      -----      ------       -----       -------    -----
          Total                       $    4,182    3.61%    $ 9,246      5.06%      $7,132       5.36 %      $20,560    4.86%

     At December 31, 2002, short-term overnight investments in federal funds sold and interest-bearing bank balances comprised 9.9% of total earning assets at $12,515,723 as compared to $929,000 or 1.2% of total earning assets at December 31, 2001. As the bank continues to grow, it is expected that there will be continue to be a shift from overnight investments into the loan portfolio, primarily, and into the investment securities portfolio, secondarily.

Loans
     Since loans typically provide higher interest yields than do other types of interest earning assets, it is our intent to channel a substantial percentage of our earning assets into the loan portfolio. Average loans for the years ended December 31, 2002 and 2001 were $78.9 million and $50.0 million, respectively. Total loans outstanding at December 31, 2002 and 2001 were $93,106,483 and $63,868,951, respectively, before the allowance for loan losses.

     The following table summarizes the composition of the loan portfolio at December 31:

                                                               2002                                 2001
                                                               ----                                 ----
                                                     Amount            % of Total           Amount          % of Total
                                                     ------            ----------           ------          ----------

   Commercial and industrial                         $  15,867,000            17.04%     $   10,095,665         15.81%
   Commercial secured by real estate                    53,658,692            57.63%         38,344,136         60.04%
   Real estate--residential mortgages                   19,174,497            20.59%         11,832,317         18.53%
   Installment and other consumer loans                  4,591,509             4.93%          3,713,501          5.81%
   Unearned income                                        (185,215)           (.19)%           (116,668)        (.19%)
                                                     -------------     -------------     --------------     ----------
         Total loans, net of unearned income            93,106,483           100.00%         63,868,951       100.00%

   Less--allowance for loan losses                     (1,163,977)                             (800,303)
                                                     -------------     -------------     --------------     ----------

         Total loans, net                            $  91,942,506                       $   63,068,648
                                                     =============                     =================

     The principal component of our loan portfolio at year-end 2002 and 2001 was loans secured by real estate mortgages. Due to the short time the portfolio has existed, the current mix of loans may not be indicative of the ongoing portfolio mix. Management will attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration of collateral.

Provision and Allowance for Loan Losses
     The allowance represents an amount which we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans; the quality, mix and size of our overall loan portfolio; economic conditions that may affect the borrower's ability to repay; the amount and quality of collateral securing the loans; our historical loan loss experience and a review of specific problem loans. We adjust the amount of the allowance periodically based on changing circumstances as a component of the provision for loan losses. We charge recognized losses against the allowance and add subsequent recoveries back to the allowance.

     We do not allocate the allowance for loan losses to specific categories of loans but evaluate the adequacy on an overall portfolio basis utilizing our credit grading system which we apply to each loan. We combine our estimates of the reserves needed for each component of the portfolio, including loans analyzed on a pool basis and loans analyzed individually. The allowance is divided into two portions: (1) an amount for specific allocations on significant individual credits and (2) a general reserve amount.

     We analyze individual loans within the portfolio and make allocations to the allowance based on each individual loan's specific factors and other circumstances that affect the collectibility of the credit. Significant, individual credits classified as doubtful or substandard/special mention within our credit grading system require both individual analysis and specific allocation. Loans in the substandard category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action such as declining or negative earnings trends and declining or inadequate liquidity. Loans in the doubtful category exhibit the same weaknesses found in the substandard loan; however, the weaknesses are more pronounced. However, these loans are not yet rated as loss because certain events may occur which could salvage the debt such as injection of capital, alternative financing or liquidation of assets.

     We calculate our general reserve based on a percentage allocation for each of the categories of the following unclassified loan types: real estate, commercial, consumer and mortgage. We apply general loss factors to each category and may adjust these percentages as appropriate given consideration of local economic conditions, exposure concentration that may exist in the portfolio, changes in trends of past due loans, problem loans and charge-offs and anticipated loan growth. The general estimate is then added to the specific allocations made to determine the amount of the total allowance for loan losses.

     Due to our limited operating history, the provision for loan losses has been made primarily as a result of management's assessment of general loan loss risk. Our evaluation is inherently subjective as it requires estimates that are susceptible to significant change. In addition, various regulatory agencies review our allowance for loan losses through their periodic examinations, and they may require us to record additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time.

     At December 31, 2002 and 2001, the allowance for loan losses was $1,163,977 and $800,303, respectively, or 1.25% of outstanding loans, net of unearned income, of $93,106,483 and $63,868,951, respectively. The following table sets forth the changes in the allowance for loan losses during the years ended December 31, 2002 and 2001. There were no loans charged off during the year ended December 31, 2000.

                                                                  2002                2001
                                                                  ----                ----

   Balance, beginning of period                                 $   800,303        $   470,893
   Provision charged to operations                                  417,980            335,576
   Loans charged off
              Commercial, financial and agricultural                (33,809)                 -
              Real estate - construction                             (8,310)                 -
              Installment loans to individuals                       (12,187)           (6,166)

                                                                ------------       -----------
                   Total charge-offs                                 (54,306)           (6,166)
   Recoveries on loans previously charged off                              -                 -
                                                                ------------       -----------

   Balance, end of period                                       $  1,163,977       $   800,303
                                                                ============       ===========

     At December 31, 2002, we had no loans on nonaccrual status. We had one loan totaling $48,000 on nonaccrual status at December 31, 2001. Generally, a loan is placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of the loan is doubtful. A payment of interest on a loan that is classified as nonaccrual is recognized as income when received.

     There were no other loans past due in excess of 90 days at December 31, 2002 or 2001. There were no foreclosed loans or other real estate owned at December 31, 2002 or 2001.

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

     The following table summarizes the loan maturity distribution, by type, and
related  interest  rate   characteristics  at  December  31,  2002  (dollars  in
thousands):

                                                                        After one but
                                                          One Year       Within five        After
                                                          or less           Years        five years        Total
                                                          -------           -----        ----------        -----

              Commercial                                  $  31,760      $  16,631       $  1,903         $ 50,294
              Real estate - construction                      4,700          1,263              -            5,963
              Real estate - mortgage                         17,343         14,448            411           32,202
              Consumer and other                              1,223          3,555             55            4,833
                                                          ---------      ---------          -----         --------

              Total loans                                 $  55,026      $  35,897       $  2,369         $ 93,292
                                                          ---------      ---------          -----         --------
              Unearned income, net                                                                        $   (185)
                                                                                                          --------
              Total loans, net of unearned income                                                         $ 93,106
                                                                                                          ========
              Loans maturing after one year with:
              Fixed interest rates                                                                        $ 11,954
              Floating interest rates                                                                     $ 26,312
                                                                                                          --------

Deposits and Other Interest-Bearing Liabilities
     Our primary source of funds for loans and investments is our deposits. Average total deposits for the years ended December 31, 2002 and 2001 were $92.6 million and $59.9 million, respectively, and average interest-bearing deposits were $83.8 million and $55.2 million, respectively.

     National and local market trends over the past several years suggest that consumers have moved an increasing percentage of discretionary savings funds into investments such as annuities and stock and fixed income mutual funds. Management believes that conditions in 2002 and 2001 were favorable for deposit growth and that factors such as the low returns on investments and mutual funds may have increased traditional deposit inflows during these periods.

     The following is a table of deposits by category at December 31 (dollars in thousands):

                                                     2002                              2001
                                                     ----                              ----
                                          Amount          Percentage        Amount          Percentage

Demand deposit accounts                  $  15,429            12.88%       $    6,558             9.25%
NOW accounts                                18,224            15.22%            7,120            10.04%
Money market accounts                       11,696             9.77%           11,108            15.66%
Savings accounts                             1,493             1.25%              807             1.14%
Time deposits less than $100,000            47,405             39.6%           25,728            36.28%
Time deposits of $100,000 or more           25,472            21.28%           19,597            27.63%
                                         ---------           -------        ---------           -------
Total deposits                           $ 119,719           100.00%       $   70,918           100.00%
                                         ---------           -------        ---------           -------

     Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $94.2 million and $51.3 million at December 31, 2002 and 2001, respectively. Our loan-to-deposit ratio was 77.8% and 90.1% at year-end 2002 and 2001, respectively.

     The maturity distribution of our time deposits of $100,000 or more at December 31, 2002 and 2001 is as follows:

                                            2002                  2001
                                            ----                  ----
                                   (Dollars in thousands) (Dollars in thousands)

Three months or less                  $        5,693          $        7,977
Over three through six months                  4,645                   8,634
Over six through twelve months                 9,863                   1,863
Over one year                                  5,271                   1,123
                                      --------------          --------------

  Total                               $       25,472          $       19,597
                                      ==============          ==============

Short-term Borrowings
     As of December 31, 2002, we had no outstanding balances under short-term borrowings. We did have short-term lines of credit with correspondent banks to purchase unsecured federal funds totaling $5,000,000. The interest rate on any borrowings under these lines would be the prevailing market rate for federal funds purchased.

FHLB Advances
     We also have the ability to borrow up to 15% of our total assets from the Federal Home Loan Bank of Atlanta as of December 31, 2002. Borrowings under this arrangement can be made with various terms and repayment schedules and with fixed or variable rates of interest. The borrowings under this arrangement are available by pledging collateral and may require additional purchases of stock in the FHLB. Qualifying securities available for sale with a market value of $8,347,000 were pledged as collateral for advances outstanding of $7 million at December 31, 2002. There were no FHLB advances outstanding during the year ended or at December 31, 2001.

     The weighted-average interest rate on FHLB advances outstanding at December 31, 2002 was 1.72%. At December 31, 2002, advances totaling $5 million were subject to call features at the option of the FHLB with call dates ranging from January 2003 to July 2012. Call provisions are more likely to be exercised by the FHLB when rates rise. Scheduled maturities of FHLB advances subsequent to December 31, 2002 are $2,000,000 in 2003 and $5,000,000 in 2012.

CAPITAL RESOURCES

     Total shareholders' equity amounted to $11,544,126 at December 31, 2002 and $10,757,580 at December 31, 2001. The increase between 2001 and 2002 primarily resulted from the net income incurred during 2002 and the increase in the unrealized gain or securities available for sale during 2002.

     The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets ratio (average equity divided by average total assets) for 2002 and 2001.


                                             2002         2001
                                             ----         ----

            Return on average assets         0.56%       -0.28%

            Return on average equity         5.33%       -1.87%

            Equity to assets ratio          10.39%       14.97%

     Since our inception, we have not paid cash dividends on our common stock. Our ability to pay cash dividends is dependent on receiving cash in the form of dividends from our bank. However, certain restrictions exist regarding the ability of our bank to transfer funds to us in the form of cash dividends. All dividends are subject to prior approval of the Office of the Comptroller of the Currency and are payable only from the undivided profits of our bank.

     The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because we had less than $150 million in assets, the company is not currently subject to these guidelines. However, the bank falls under these rules as set per bank regulatory agencies.

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

     The following table sets forth the company's and the bank's various capital ratios at December 31, 2002 and 2001. At December 31, 2002 and 2001, we both were in compliance with each of the applicable regulatory capital requirements and were considered to be "well capitalized" at the bank level.

                                     2002                        2001
                                     ----                        ----

                                  The           The           The          The
                                company        bank         company       bank
                                -------        ----         -------       ----


Total risk-based capital        13.01%        11.93%        17.45%        15.89%

Tier 1 risk-based capital       11.78%        10.70%        16.23%        14.68%

Leverage capital                 8.74%         7.95%        13.21%        11.95%

     Despite anticipated asset growth, we expect our capital ratios to continue to be adequate for the next six to twelve months. However, no assurances can be given in this regard, as rapid growth, deterioration in loan quality, and losses, or a combination of these factors, could change our capital position in a relatively short period of time. As of December 31, 2002, there were no significant firm commitments outstanding for capital expenditures.

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

     At December 31, 2002, we had issued commitments to extend credit of $25.1 million through various types of commercial and consumer lending arrangements, of which the majority are at variable rates of interest. Standby letters of credit totaled $61,000 at December 31, 2002. Past experience indicates that many of these commitments to extend credit will expire unused. However, we believe that we have adequate sources of liquidity to fund commitments that may be drawn upon by borrowers.

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

     At December 31, 2002 and 2001, our liquid assets, consisting of cash and due from banks, interest-bearing bank balances and federal funds sold, amounted to $20,612,745 and $1,310,844, representing 14.8% and 1.59% of total assets, respectively. Investment securities at December 31, 2002 and 2001 amounted to $20,559,645 and $12,407,758, representing 14.76% and 15.08% of total assets, respectively; these securities provide a secondary source of liquidity since they can be converted into cash in a timely manner. Our ability to maintain and expand our deposit base and borrowing capabilities also serves as a source of liquidity.

     We plan to meet our future cash needs through the liquidation of temporary investments, maturities of loans and investment securities, and generation of deposits. In addition, the bank maintains federal funds purchased lines of credit with correspondent banks in the amount of $5,000,000. The bank is also a member of the Federal Home Loan Bank of Atlanta from which application for borrowings can be made for leverage purposes, if so desired. Management believes that its existing stable base of core deposits along with continued growth in this deposit base will enable us to successfully meet our long term liquidity needs.

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

     The following table presents our rate sensitivity at each of the time intervals indicated as of December 31, 2002. The table may not be indicative of our rate sensitivity position at other points in time. In addition, the table's maturity distribution may differ from the contractual maturities of the earning assets and interest bearing liabilities presented due to consideration of prepayment speeds under various interest rate change scenarios in the application of the interest rate sensitivity methods described above.

                                       Within      After three but       fter one but           After
                                        three       Within twelve        Within five            Five
                                       months          Months               Years               Years          Total
                                       ------          ------               -----               -----          -----
                                                                  (Dollars in Thousands)
Interest-earning assets:
  Federal funds sold and other        $  12,516       $      -           $      -             $      -        $  12,516
  Investment securities                   3,876          1,443              2,916               12,325           20,560
                                         51,539          6,548             33,025                2,179           93,291
                                      ---------       --------           --------              -------        ---------

Total earning assets                  $  67,931       $  7,991           $ 35,941             $ 14,504        $ 126,367

Interest-bearing liabilities:
  Money market and NOW                $   3,213       $      -           $ 14,996             $      -        $  18,209
  Regular savings                         5,660              -              8,489                    -           14,149
  Time deposits                          16,397         37,237             19,243                    -           72,877

  Other borrowings                            -          7,000                  -                    -            7,000
                                      ---------       --------           --------              -------        ---------

Total interest-bearing liabilities    $  25,270       $ 44,237           $ 42,728             $      -        $ 112,235

Period gap                            $  42,661       $(36,246)          $ (6,787)            $ 14,504        $  14,132
Cumulative gap                        $  42,661       $  6,415           $   (372)            $ 14,132        $  14,132

Ratio of cumulative gap to
       total earning assets               33.76%          5.08%              (.29)%              11.18%

ACCOUNTING, REPORTING AND REGULATORY MATTERS

Recently Issued Accounting Standards
     In April 2002, The FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishments of Debt and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers and amends SFAS No. 13, Accounting for Leases. This new statement requires gains and losses from extinguishment of debt to be classified as an extraordinary item only if they meet the criteria of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, which will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The adoption of the provisions of SFAS No. 145 had no impact on our financial position or results of operations.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This Statement applies to costs associated with specific exit activities and requires a liability for a cost associated with an exit or disposal activity to be recognized and measured initially at its fair value in the period in which the liability is incurred. A liability for a cost associated with an exit or disposal activity is incurred when the definition of a liability is met. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. We adopted the provisions of this statement on January 1, 2003 with no impact on our financial position or results of operations.

     In October 2002, the FASB issued SFAS No. 147, Accounting for Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, Business Combinations. This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 was effective upon issuance and had no impact on our financial statements.

     In December 2002, the FASB issued SFAS No. 148 Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based
Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We adopted this standard effective December 31, 2002 and has included the required disclosures in the footnotes to the financials. We have not elected the fair value treatment of stock-based compensation and the adoption of this standard had no impact on its financial position.

     Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

Regulatory Matters
     In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington D.C. which occurred on September 11, 2001. The Patriot Act is intended to strengthen U.S. law enforcement's and the intelligence communities' abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

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

     Due to the fact that approximately 60% of our loans were variable rate loans at December 31, 2002, we are currently asset sensitive over the one-year time frame. However, our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                          Independent Auditors' Report


To the Board of Directors and Shareholders of First National Bancshares, Inc.
Spartanburg, South Carolina


We have audited the accompanying consolidated balance sheet of First National Bancshares, Inc. and subsidiary as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of First National Bancshares, Inc. and subsidiary as of December 31, 2001 and for the years ended December 31, 2001 and 2000, were audited by other auditors whose report dated January 23, 2002 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bancshares, Inc. and subsidiary as of December 31, 2002, the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC
Elliott Davis, LLC


Greenville, South Carolina
January 31, 2003

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 2002 and 2001


                                                                                 2002                 2001
                                                                                 ----                 ----
                                            Assets

Cash and due from banks                                                     $    8,097,022        $      381,844
Interest-bearing bank balances                                                   5,827,723                     -
Federal funds sold                                                               6,688,000               929,000
Securities available for sale                                                   20,559,645            12,407,758
Loans, net of allowance for loan losses of $1,163,977                           91,942,506            63,068,648
           and $800,303, respectively
Premises and equipment, net                                                      4,499,646             4,560,144
Other                                                                            1,609,362               946,863
                                                                            --------------        --------------

         Total assets                                                       $  139,223,904        $   82,294,257
                                                                            ==============        ==============

   Liabilities and Shareholders' Equity
   ------------------------------------

Liabilities:
   Deposits
        Noninterest-bearing                                                 $   15,428,255        $    6,500,856
        Interest-bearing                                                       104,290,425            64,417,550
                                                                            --------------        --------------

              Total deposits                                                   119,718,680            70,918,406
                                                                            --------------        --------------

   FHLB advances                                                                 7,000,000                     -
   Accrued expenses and other liabilities                                          961,098               618,271
                                                                            --------------        --------------
           Total liabilities                                                   127,679,778            71,536,677
                                                                            --------------        --------------

Commitments and contingencies--Note 15 and 16

Shareholders' equity:
   Preferred stock, par value $.01 per share, 10,000,000
     shares authorized, no shares issued or outstanding                                  -                     -
   Common stock, par value $.01 per share, 10,000,000
     shares authorized 1,201,400 and 1,200,000 shares
     issued and outstanding, respectively                                           12,014                12,000
   Additional paid-in capital                                                   11,806,683            11,791,311
   Retained earnings (deficit)                                                    (486,197)           (1,081,326)
   Accumulated other comprehensive income                                          211,626                35,595
                                                                            --------------        --------------

         Total shareholders' equity                                             11,544,126            10,757,580
                                                                            --------------        --------------

         Total liabilities and shareholders' equity                         $  139,223,904        $   82,294,257
                                                                            ==============        ==============


The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

                      Consolidated Statements of Operations

              For the Years Ended December 31, 2002, 2001 and 2000

                                                                                   2002                2001                 2000
                                                                                   ----                ----                 ----
Interest income:
   Loans                                                                      $   5,196,237        $   4,178,305      $   1,373,801
   Investment securities                                                            629,457              556,555            362,698
   Federal funds sold and other                                                     185,163              330,057            595,291
                                                                              -------------        -------------      -------------
         Total interest income                                                    6,010,857            5,064,917          2,331,790
                                                                              -------------        --------------     -------------

Interest expense:
   Line of credit                                                                         -                      -            6,481
   FHLB advances                                                                     65,688                      -                -
   Deposits                                                                       2,409,445              2,885,609        1,146,143
                                                                              -------------         --------------     ------------
         Total interest expense                                                   2,475,133              2,885,609        1,152,624
                                                                              -------------         --------------     ------------

Net interest income                                                               3,535,724              2,179,308        1,179,166

Provision for loan losses                                                           417,980                335,576          470,893
                                                                              -------------         --------------     ------------

Net interest income after provision for loan losses                               3,117,744              1,843,732          708,273
                                                                              -------------         --------------     ------------

Noninterest income
  Mortgage loan fees from correspondent bank                                        163,949                139,515            5,366
  Service charges and fees on deposit accounts                                      669,576                157,408           20,717
  Other                                                                               8,791                 50,933            9,585
                                                                              -------------         --------------     ------------
           Total noninterest income                                                 842,316                347,856           35,668

Noninterest expense:
   Salaries and employee benefits                                                 1,738,679              1,303,762          768,574
   Professional fees                                                                157,180                 88,973           70,300
   Data processing                                                                  293,849                154,357           51,595
   Public relations                                                                 229,982                208,026          110,072
   Occupancy and equipment                                                          489,625                359,479          212,476
   Telephone and supplies                                                           109,007                 89,646           53,953
   Other                                                                            346,609                214,593          142,103
                                                                              -------------         --------------     ------------
         Total noninterest expense                                                3,364,931              2,418,836        1,409,073
                                                                              -------------         --------------     ------------

Net income (loss) before income taxes                                               595,129               (227,248)        (665,132)

Provision for income taxes                                                                -                (24,000)               -
                                                                              -------------         --------------     ------------

         Net income (loss)                                                    $     595,129         $     (203,248)    $   (665,132)
                                                                              =============         ==============     ============

 Net income (loss) per share
               Basic                                                                    .50                   (.17)            (.55)
               Diluted                                                                  .46                    N/A              N/A
Weighted average shares outstanding
              Basic                                                               1,200,520              1,200,000        1,200,000
              Diluted                                                             1,303,313                    N/A              N/A

The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

              Consolidated Statements of Changes in Shareholders'
                        Equity and Comprehensive Income

              For the Years Ended December 31, 2002, 2001 and 2000


                                                                      Additional       Retained
                                               Common Stock             Paid-In        Earnings     Accumulated

                                                                                                    Other           Total

                                                                                                    Comprehensive   Shareholders'
                                       -----------------------------
                                           Shares         Amount        Capital       (Deficit)         Income         Equity
                                           ------         ------        -------        -------          ------         ------

Balance, December 31, 1999                       10       $      -      $       100    $  (212,946)    $       -     $   (212,846)
Redemption of stock from
   organizer                                    (10)             -             (100)             -             -
                                                                                                                             (100)
Proceeds from sale of stock, net
   of offering costs of $196,689          1,200,000         12,000       11,791,311              -             -       11,803,311
Comprehensive income:
   Net loss                                       -              -                -       (665,132)            -         (665,132)
   Change in net unrealized gains
     on securities available for sale             -              -                -              -        49,151           49,151
                                                                                                                     ------------
         Total comprehensive
           income                                 -              -                -              -             -         (615,981)
                                         ----------       --------      -----------    -----------     ---------     ------------

Balance, December 31, 2000                1,200,000       $ 12,000      $11,791,311    $  (878,078)    $  49,151     $ 10,974,384
                                         ==========       ========      ===========    ===========     =========     ============

Comprehensive income:
   Net loss                                       -              -                -       (203,248)            -         (203,248)
   Change in net unrealized gains
    on securities available for sale,
    net of tax of $18,338                         -              -                -              -       (13,556)         (13,556)
                                                                                                                     ------------
         Total comprehensive
           income                                 -              -                -              -             -         (216,804)
                                         ----------       --------      -----------    -----------     ---------     ------------

Balance, December 31, 2001                1,200,000       $ 12,000      $11,791,311    $(1,081,326)    $  35,595     $ 10,757,580
                                         ==========       ========      ===========    ===========     =========     ------------

Proceeds from exercise of
    employee stock options                    1,400             14           15,372              -                         15,386

Comprehensive income:
   Net income                                                                              595,129                        595,129
   Change in net unrealized gains
      on securities available for
      sale, net of tax of  $103,251                                                                      176,031          176,031
                                                                                                                     ------------
         Total comprehensive
           income                                 -              -                -              -             -          771,160
                                         ----------       --------      -----------    -----------     ---------     ------------
Balance, December 31, 2002                1,201,400       $ 12,014      $11,806,683    $  (486,197)    $ 211,626     $ 11,544,126
                                         ==========       ========      ===========    ===========     =========     ------------


The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

              For the Years Ended December 31, 2002, 2001 and 2000

                                                                                  2002                 2001                 2000
                                                                                  ----                 ----                 ----
Cash flows from operating activities:
   Net income (loss)                                                          $   595,129          $  (203,248)         $  (665,132)
   Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
    Provision for loan losses                                                     417,980              335,576              470,893
      Provision for deferred income tax benefits                                 (222,755)              (24,000)                  -
     Depreciation                                                                 233,449               181,247              83,674
     Premium amortization (discount accretion), net                                28,987               (29,514)           (153,431)
     Changes in deferred and accrued amounts:
       Prepaid expenses and other assets                                         (190,244)              (58,758)           (330,355)
       Accrued expenses and other liabilities                                     239,576              (157,055)            749,735
                                                                              -----------          ------------         -----------

         Net cash provided by operating activities                              1,102,122                44,248             155,384
                                                                              -----------          ------------         -----------


Cash flows from investing activities:
    Purchases of investment securities                                                  -                     -         (34,269,732)
    Proceeds from maturity of investment securities                                     -                     -          45,594,000
    Proceeds from maturity/prepayment of securities
       available for sale                                                       6,556,407             6,349,006              44,965
    Proceeds from sale of foreclosed property                                      43,995                      -                  -
    Proceeds from sale of securities available for sale                           917,938                      -                  -
    Purchases of securities available for sale                                (15,375,937)           (10,699,998)        (7,991,755)
    Loan originations, net of principal collections                           (29,335,833)           (26,204,963)       (37,670,154)
    Net purchases of premises and equipment                                      (172,951)            (1,597,189)        (3,186,156)
    Purchase of FHLB and other stock                                             (249,500)               (96,700)          (333,800)
                                                                              -----------          ------------
         Net cash used by investing activities                                (37,615,881)          (32,249,844)        (37,812,632)
                                                                              -----------          ------------         -----------

Cash flows from financing activities:
   Proceeds from sale of stock, net of stock offering costs                             -                     -             519,261
   Proceeds from exercise of employee stock options                                15,386                     -                   -
   Increase in FHLB advances                                                    7,000,000                     -                   -
   Redemption of stock of organizer                                                     -                     -                (100)
   Increase (decrease) on line of credit                                                -                     -            (390,000)
   Net increase in deposits                                                    48,800,274            24,531,935          46,386,471
                                                                              -----------          ------------         -----------
         Net cash provided by financing activities                             55,815,660            24,531,935          46,515,632
                                                                              -----------          ------------         -----------

         Net increase/(decrease) in cash and cash equivalents                  19,301,901            (7,673,661)          8,858,384

Cash and cash equivalents at beginning of period                                1,310,844             8,984,505             126,121
                                                                              -----------          ------------         -----------

Cash and cash equivalents, end of period                                      $20,612,745          $  1,310,844         $ 8,984,505
                                                                              ===========          ============         ===========

The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2002 and 2001




Note 1 - Summary of Significant Accounting Policies and Activities
         ---------------------------------------------------------
             Business  Activity and  Organization - First  National  Bancshares,
             ------------------------------------
         Inc. (the "Company") was incorporated on July 14, 1999 under the laws of the state of South Carolina for the purpose of operating as a bank holding company pursuant to the federal Bank Holding Company Act of 1956, as amended, and to purchase 100% of the capital stock of First National Bank of Spartanburg (the "Bank"). The Bank was organized as a national bank under the laws of the United States with the purpose of becoming a new bank to be located in Spartanburg County, South Carolina. The Bank provides full commercial banking services to customers and is subject to regulation by the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency.

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

         Principles of  Consolidation - The  consolidated  financial  statements
         ----------------------------
         include the accounts of the Company and the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles and to general practices in the banking industry. The Company uses the accrual basis of accounting.

         Concentrations  of Credit Risk - The Company,  through the Bank,  makes
         ------------------------------
         loans to individuals and small- to mid-sized businesses for various personal and commercial purposes primarily in Spartanburg County, South Carolina. The Company has a diversified loan portfolio and the Company's loan portfolio is not dependent on any specific economic segment. The Company regularly monitors its credit concentrations based on loan purpose, industry and customer base. As of December 31, 2002, there were no material concentrations of credit risk within the Company's loan portfolio.

         Use of Estimates - The financial  statements are prepared in conformity
         ----------------
         with U.S. generally accepted accounting principles ("GAAP") which requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of income and expense during the reporting period. Actual results could differ from these estimates.

         Investment   Securities  -  Management   determines   the   appropriate
         -----------------------
         classification of investment securities at the time of purchase into one of three categories as follows: (1) Investments Held to Maturity: securities which the Company has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading
         Securities: securities that are bought and held principally for the purpose of selling them in the near future, which are reported at fair value with unrealized gains and losses included in earnings; and (3) Investments Available for Sale: securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity as accumulated other comprehensive income. The amortization of premiums and accretion of discounts on investment securities are recorded as adjustments to interest income. Gains or losses on sales of investment securities are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Unrealized losses on securities, reflecting a decline in value or impairment judged by the Company to be other than temporary, are charged to earnings in the consolidated statements of operations.

         Loans and Interest  Income - Loans of the Bank are carried at principal
         --------------------------
         amounts, reduced by an allowance for loan losses. The Bank recognizes interest income daily based on the principal amount outstanding using the simple interest method. The accrual of interest is generally discontinued on loans of the Bank which become 90 days past due as to principal or interest or when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Management may elect to continue accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balances and accrued interest and the loan is in the process of collection. Amounts received on nonaccrual loans generally are applied against principal prior to the recognition of any interest income. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

         Impairment  of Loans - Loans are  considered  to be impaired  when,  in
         --------------------
         management's judgment, the collection of all amounts of principal and interest is not probable in accordance with the terms of the loan agreement. The Company accounts for impaired loans in accordance with the terms of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118 in the areas of disclosure requirements and methods of recognizing income. SFAS 114 requires that impaired loans be recorded at fair value, which is determined based upon the present value of expected cash flows discounted at the loan's effective interest rate, the market price of the loan, if available, or the value of the underlying collateral. All cash receipts on impaired loans are applied to principal until such time as the principal is brought current. After principal has been satisfied, future cash receipts are applied to interest income, to the extent that any interest has been foregone. As a practical matter, the Bank determines which loans are impaired through a loan review process.

         Allowance   for  Loan  Losses  -  The  allowance  for  loan  losses  is
         -----------------------------
         established through a provision for loan losses charged to operations and reflects an amount that, in management's opinion, is adequate to absorb inherent losses in the existing portfolio. Additions to the allowance are based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, and such other factors which, in management's judgment, deserve recognition in estimating loan losses.

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

         Loan Fees - Loan origination fees and direct costs of loan originations
         ---------
         are deferred and recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Loan commitment fees are deferred and recognized as an adjustment of yield over the related loan's life, or if the commitment expires unexercised, recognized in income upon expiration.

         Premises  and  Equipment - Land  is  carried   at  cost.  Premises  and
         ------------------------
         equipment are stated at cost less accumulated depreciation and amortization, computed principally by the straight line method over the estimated useful lives of the assets as follows: building, 40 years; furniture and fixtures, 10 years; and computer hardware and software, 3 to 5 years. Amortization of leasehold improvements is recorded using the straight-line method over the lesser of the estimated useful life of the asset or the term of the operating lease. Additions to premises and equipment and major replacements and betterments are added at cost. Maintenance, repairs and minor replacements are included in operating expense. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

         Deferred  Stock  Offering  Costs - Deferred  stock  offering costs were
         --------------------------------
         incurred by the Company in connection with the offering and issuance of its stock. The deferred stock offering costs of approximately $200,000 were deducted from the Company's additional paid-in capital after the stock offering was completed on February 10, 2000.

         Income Taxes - Income taxes are accounted  for in accordance  with SFAS
         ------------
         No. 109, "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets if it is determined to be "more likely than not" that all or some portion of the potential deferred tax asset will not be realized.

         Reclassifications  - Certain prior year amounts have been  reclassified
         -----------------
         to conform with the current presentation. These reclassifications have no effect on previously reported shareholders' equity or net income as previously reported.

         Stock Compensation Plans - Statement of Financial  Accounting Standards
         ------------------------
         (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured  at the  grant  date  based on the  value of the  award and is recognized  over the  service  period,  which is  usually  the  vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock.

         All stock options granted under stock compensation plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Therefore, no stock-based compensation is reflected in net income (loss). Stock options and warrants issued under the Company's stock option plan and warrant agreements have no intrinsic value at the grant date, and under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income (loss) and income (loss) per share in the following table, as if the fair value based method of accounting had been applied. See Note 13 for additional information regarding the Company's stock-based compensation plans.

         (dollars, except per share, in thousands)            2002           2001          2000
                                                              ----           ----          ----

           Net income (loss) - as reported                   $ 595           $(203)        $(665)
           Net income (loss) - pro forma                     $ 331           $(435)        $(876)

           Basic income (loss) per share
              As reported                                    $ .50           $(.17)        $(.55)
               Pro forma                                     $ .28           $(.36)        $(.17)

           Fully diluted income (loss) per share
               As reported                                   $ .46             N/A           N/A
               Pro forma                                     $ .25             N/A           N/A

         The weighted average fair value per share of options granted in 2002, 2001 and 2000 amounted to $1.60, $1.91 and $3.15 respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants: expected volatility of 6.0% for all years presented risk-free interest rate of 1.50%, 2.70% and 5.50% for 2002, 2001 and 2000 respectively, and expected lives of the options of seven years in all years presented. There were no cash dividends in any years presented.

         Net  Income  (Loss)  Per  Share - Basic  net  income  (loss)  per share
         -------------------------------
         represents income available to common stockholders divided by the weighted-average number of common shares  outstanding  during the period.  Diluted net income  (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and stock warrants and are determined using the treasury stock method.

         For the year ended December 31, 2002, the effect of dilutive securities (options and warrants) resulted in an incremental 102,793 shares outstanding. For the years ended December 31, 2001 and 2000, stock options outstanding were anti-dilutive due to the net loss sustained during each of these periods. However, the effect of dilutive securities for these periods would have resulted in an incremental 25,000 shares outstanding.

         Comprehensive  Income - Accounting  principles  generally  require that
         ---------------------
         recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

         Recently  Issued  Accounting  Standards - In April 2002,  the Financial
         ---------------------------------------
         Accounting Standards Board (FASB) issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishments of Debt and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers and amends SFAS No. 13, Accounting for Leases. This new statement requires gains and losses from extinguishment of debt to be classified as an extraordinary item only if they meet the criteria of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, which will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The adoption of the provisions of SFAS No. 145 had no impact on the Company's financial position or results of operations.

         In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This Statement applies to costs associated with specific exit activities and requires a liability for a cost associated with an exit or disposal activity to be recognized and measured initially at its fair value in the period in which the liability is incurred. A liability for a cost associated with an exit or disposal activity is incurred when the definition of a liability is met. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The provisions of this statement were adopted by the Company on January 1, 2003 with no impact on financial position or results of operations.

         In October 2002, the FASB issued SFAS No. 147, Accounting for Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, Business Combinations. This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 was effective upon issuance and had no impact on the Company's financial statements.

         In December 2002, the FASB issued SFAS No. 148 Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted this standard effective December 31, 2002 and has included the required disclosures in the footnotes to the financials. The Company has not elected the fair value treatment of stock-based compensation and the adoption of this standard had no impact on its financial position.

         Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Note 2 - Statement of Cash Flows
--------------------------------

         In accordance with the provisions of SFAS No. 95, "Statement of Cash Flows," the Company considers cash and cash equivalents to be those amounts included in the balance sheet captions "Cash and due from banks", "Interest-bearing bank balances" and "Federal funds sold." These accounts totaled $20,612,745 and $1,310,844 at December 31, 2002 and 2001, respectively.

         The following summarizes supplemental cash flow data for the years ended December 31:

                                                              2002              2001             2000
                                                              --------------------------------------------
           Interest paid                                      $2,706,233        $3,128,989       $456,403
           Cash paid for income taxes                         $   50,000        $        -       $      -
           Change in fair value of securities available
           for sale, net of income tax                        $  176,031       $   (13,556)      $ 49,151

         Noncash investing activities during the year ended December 31, 2001 also included $177,652 of premises additions included in accrued expenses.

Note 3 - Restrictions on Cash and due from Banks
         ---------------------------------------

         The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon a percentage of deposits. The amount of the required reserve balance at December 31, 2002 was $25,000. No reserve balances were required at December 31, 2001.


Note 4 - Securities
         ----------

         The amortized cost, fair value and gross unrealized holding gains and losses of securities available for sale at December 31, 2002 and 2001, consisted of the following:

                                                                             2002
                                             ---------------------------------------------------------------------
                                                                    Gross            Gross
                                                Amortized        Unrealized        Unrealized          Fair
                                                   Cost             Gains            Losses            Value
              Debt securities
                available for sale:
                U.S. Agency
                  obligations                     $ 4,032,412        $  14,749        $  (3,510)      $ 4,043,651
                Mortgage-backed                    15,394,771          322,083           (1,988)       15,714,866
                 Municipal                            796,707            9,558           (5,137)          801,128
                                                  -----------        ---------        ---------       -----------

                                                  $20,223,890        $ 346,390        $ (10,635)      $20,559,645
                                                  ===========        =========        ==========      ===========


                                                                             2001
                                             ----------------------------------------------------------------------
                                                                    Gross            Gross
                                                Amortized        Unrealized        Unrealized           Fair
                                                   Cost             Gains            Losses            Value
              Debt securities
                available for sale:
                 U.S. Agency
                  obligations                     $ 4,512,970        $ 13,588         $(16,065)        $ 4,510,493
                Mortgage-backed                     7,840,855          77,841          (21,431)          7,897,265
                                                  -----------        ---------        ---------        -----------

                                                  $12,353,825        $ 91,429         $(37,496)        $12,407,758
                                                  ===========        ========         ========         ===========

         At December 31, 2002 and 2001, securities with a carrying value of approximately $11,749,000 and $7,061,000 respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

         The amortized cost and estimated fair value of investment securities available for sale at December 31, 2002, by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or repay obligations with or without prepayment penalties. Fair value of securities was determined using quoted market prices.

                                                                      Amortized               Fair
                                                                         Cost                 Value
                                                                         ----                 -----

             Due after one year, through five years               $  2,044,796          $  2,050,463
             Due after five years, through ten years                 2,473,130             2,488,259
             Due after ten years, through fifteen years                311,193               306,057
                                                                  ------------          ------------
                                                                     4,829,119             4,844,779
             Mortgage-backed securities                             15,394,771            15,714,866
                                                                  ------------          ------------

                                                                  $ 20,223,890          $ 20,559,645
                                                                  ============          ============

Note 5 - Investments Required by Law
         ---------------------------

         The Bank, as a member of the Federal Reserve Bank ("FRB") and the Federal Home Loan Bank of Atlanta ("FHLB"), is required to own capital stock in these organizations. The Bank's equity investments required by law are included in the accompanying consolidated balance sheets in "Other assets". The amount of stock owned is based on the Bank's capital levels in the case of the FRB and totaled $330,000 at December 31, 2002 and 2001. The amount of FHLB stock owned is determined based on the Bank's balances of residential mortgages and advances from the FHLB and totaled $350,000 and $100,500 at December 31, 2002 and 2001, respectively. No ready market exists for these stocks and they have no quoted market value. However, redemption of these stocks has historically been at par value. Accordingly, the carrying amounts are deemed to be a reasonable estimate of fair value.

Note 6 - Loans
         -----

         A summary of loans by classification at December 31 is as follows:

                                                                           2002                 2001
                                                                           ----                 ----

              Commercial and industrial                                  $ 15,867,000      $ 10,095,665
              Commercial secured by real estate                            53,658,692        38,344,136
              Real estate--residential mortgages                           19,174,497        11,832,317
              Installment and other consumer loans                          4,591,509         3,713,501
              Unearned income                                                (185,215)         (116,668)
                                                                         ------------      ------------
                               Total loans, net of unearned income       $ 93,106,483      $ 63,868,951

              Less--allowance for loan losses                              (1,163,977)         (800,303)
                                                                         ------------      ------------
                    Total loans, net                                     $ 91,942,506      $ 63,068,648
                                                                         ============      ============

         Approximately $55,270,000 of the loans were variable interest rate loans at December 31, 2002. The remaining portfolio was fixed interest rate loans.

         There were no loans on nonaccrual at December 31, 2002. One loan totaling $48,000 was on non-accrual at December 31, 2001. Foregone interest income on the nonaccrual loan was approximately $4,000 during 2001.

         There were no loans past due in excess of 90 days at December 31, 2002 or 2001. There were no foreclosed loans or other real estate owned at December 31, 2002 or 2001. There were no impaired loans at December 31, 2002 or 2001.

         Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                                                                   2002                2001
                                                                                   ----                ----

                    Balance, beginning of period                                $   800,303          $ 470,893
                    Provision charged to operations                                 417,980            335,576
                    Loans charged off                                               (54,306)            (6,166)
                    Recoveries on loans previously charged off                            -                  -
                                                                                -----------          ---------

                    Balance, end of period                                      $ 1,163,977          $ 800,303
                                                                                ===========          =========

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

         The aggregate dollar amount of these outstanding loans was approximately $5.56 million and $4.47 million at December 31, 2002 and 2001, respectively. During 2002, new loans and advances on these lines of credit totaled approximately $2.31 million and payments on these loans and lines totaled approximately $1.22 million. At December 31, 2002, there were commitments to extend additional credit to related parties in the amount of approximately $1.57 million.

         Under current Federal Reserve regulations, the Bank is limited to the amount it may loan to the Company. Loans made by the Bank may not exceed 10% and loans to all affiliates may not exceed 20% of the Bank's capital, surplus and undivided profits, after adding back the allowance for loan losses. There were no loans outstanding between the Bank and the Company at December 31, 2002 or 2001.

Note 7 - Premises and Equipment
         ----------------------

         A summary of premises and equipment at December 31 is as follows:

                                                      2002              2001
                                                      ----              ----

              Land                                  $  975,854       $  962,018
              Building and improvements              2,823,664        2,774,123
              Furniture, fixtures and equipment      1,154,210        1,044,636
                                                    ----------       ----------
                                                     4,953,728        4,780,777
              Accumulated depreciation                 454,082          220,633
                                                    ----------       ----------

                                                    $4,499,646       $4,560,144
                                                    ==========       ==========

         Depreciation expense charged to operations totaled $233,449, $181,247 and $83,674 in 2002, 2001, and 2000 respectively.

         The Bank entered into a long-term land lease during 2000, which has an initial term of 20 years and various renewal options under substantially the same terms with certain rate escalations. The Bank leased temporary facilities during its organizational and initial operational phase which expired in 2001 upon completion of the Company's new main office facility. Rent expense charged to operations totaled $48,000, $48,000 and $46,100 for the years ended December 31, 2002, 2001 and 2000, respectively.

         The annual minimum rental commitments under the terms of the Company's noncancellable lease at December 31, 2002 are as follows:

              2003                               $          48,000
              2004                                          48,000
              2005                                          50,917
              2006                                          50,917
              2007                                          50,917
              Thereafter                                   767,249
                                                  ----------------

                    Total                        $       1,016,000
                                                  ================

Note 8 - Deposits
         --------

         The aggregate amount of time deposits with a minimum denomination of $100,000 is approximately $25,472,000 and $19,597,000 at December 31,
         2002 and 2001.

         The scheduled maturities of time deposits at December 31 are as follows:



                                                     2002            2001
                                                     ----            ----

              One year or less                   $ 53,634,000    $ 44,085,263
              From one year to three years         18,074,000       1,168,100
              After three years                     1,169,000          71,915
                                                 ------------    ------------

                    Total                        $ 72,877,000    $ 45,325,278
                                                 ============    ============


Note 9 - Lines of Credit
         ---------------

           At December 31, 2002, the Bank had short-term lines of credit with correspondent banks to purchase unsecured federal funds totaling $5,000,000. The interest rate on any borrowings under these lines would be the prevailing market rate for federal funds purchased.

Note 10 - FHLB Advances
          -------------

          The Bank has the ability to borrow up to 15% of its total assets from the FHLB as of December 31, 2002. Borrowings under this arrangement can be made with various terms and repayment schedules and with fixed or variable rates of interest. The borrowings under this arrangement are available by pledging collateral and may require additional purchases of stock in the FHLB. Qualifying securities available for sale with a market value of $8,347,000 were pledged as collateral for advances outstanding of $7,000,000 at December 31, 2002.

          At December 31, 2002, fixed rate FHLB advances outstanding ranged from $1,000,000 to $5,000,000 with initial maturities of one to ten years and rates of 1.32% to 2.98%. The weighted-average interest rate on FHLB advances outstanding at December 31, 2002 was 1.72%. At December 31, 2002, advances totaling $5 million were subject to call features at the option of the FHLB with call dates ranging from January 2003 to July 2012. Call provisions are more likely to be exercised by the FHLB when rates rise. Scheduled maturities of FHLB advances subsequent to December 31, 2002 are $2,000,000 in 2003 and $5,000,000 in 2012.


Note 11 - Income Taxes
          ------------

          The following is a summary of the items, which caused recorded income taxes to differ from taxes computed using the statutory tax rate for the periods ending December 31:

                                                               2002                 2001                 2000
                                                               ----                 ----                 ----

           Income tax expense at federal statutory         $  202,344            $  (77,264)           $ (226,145)
              rate
           Change in valuation allowance                     (341,591)               47,353               214,809
           State income tax, net of federal effect             11,959                     -                     -
           Other, net                                         127,288                 5,911                11,336
                                                           ----------            ----------            ----------

           Income tax benefit                              $        -            $  (24,000)           $        -
                                                           ==========            ==========            ==========

          The provision for income taxes for the year ended December 31, 2002 is as follows:

                                                                     2002
                      Current:
                         Federal                                  $ 204,635
                         State                                       18,120
                                                                  ---------
                                                                  $ 222,755
                      Deferred:
                          Federal                                 $ (222,755)
                                                                  ----------
                                                                  $ (222,755)
                      Provision for income taxes                  $        -
                                                                  ==========

          The Company had no currently taxable income for the years ending December 31, 2001 and 2000.

          The components of the deferred tax assets and liabilities at December 31 are as follows:

                                                                                2002                  2001
                                                                                ----                  ----
              Deferred tax liability:
                 Net deferred loan costs                                     $  29,782             $  22,916
                 Prepaid expenses deducted currently for tax                    21,675                22,286
                 Tax depreciation in excess of book                             51,000                     -
                Unrealized gain on securities available
                  for sale                                                     124,129                18,338
                                                                             ---------             ---------
                    Total deferred tax liability                               226,586                63,540

              Deferred tax asset:
                Allowance for loan losses                                      288,244               272,103
                Net operating loss carryforward                                      -                50,558
                Deferred organizational and start-up costs                      60,968                88,132
                                                                             ---------             ---------

                Deferred tax asset before valuation
                  allowance                                                    349,212               410,793

                Valuation allowance                                                  -              (341,591)
                                                                             ---------             ---------

                    Net deferred tax asset                                   $ 122,626             $   5,662
                                                                             =========             =========

          The net deferred tax asset is included in "Other assets" in the accompanying consolidated balance sheets.

          The Company has not recorded a valuation allowance for the net deferred tax asset as the realization of this asset is determined to be more likely than not based on the Company's ability to generate future taxable income during the periods in which temporary differences become deductible.

          A portion of the change in the net deferred tax asset relates to the change in the tax effect of the unrealized gain on securities available for sale of $105,791. The remainder of the change in the net deferred tax asset is due to the current period deferred tax benefit of $222,755.

Note 12 - Regulatory Capital Requirements and Dividend Restrictions
          ---------------------------------------------------------

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


         The Company and the Bank are required to maintain minimum amounts and ratios of total risk-based capital, Tier 1 capital, and Tier 1 leverage capital (as defined in the regulations) as set forth in the table following. Management believes, as of December 31, 2002 that the Company and the Bank meet all capital adequacy requirements to which they are subject. At December 31, 2002, the Bank is categorized as "well capitalized" under the regulatory framework for prompt corrective action. There are no current conditions or events that management believes would change the Company's or the Bank's category.

          The following table presents the Company's and the Bank's actual capital amounts and ratios at December 31, 2002 and 2001 as well as the minimum calculated amounts for each regulatory-defined category.

                                                                                                       Minimum to be
                                                                                                    Categorized as Well
                                                                                                     Capitalized Under
                                                                            For Capital              Prompt Corrective
                                                    Actual               Adequacy Purposes           Action Provisions
                                            -----------------------    -----------------------    ------------------------
                                               Amount      Ratio          Amount      Ratio          Amount       Ratio
                                               ------      -----          ------      -----          ------       -----
  As of December 31, 2002
     The Company
     -----------
     Total capital to risk-weighted assets   $12,351,000   13.01%       $7,594,960     8.00%           N/A         N/A
     Tier 1 capital to risk-weighted assets  $11,187,000   11.78%       $3,797,480     4.00%           N/A         N/A
     Tier 1 capital to average assets        $11,187,000    8.74%       $5,112,520     4.00%           N/A         N/A


     The Bank
     --------
     Total capital to risk-weighted assets   $11,327,000   11.93%       $7,594,960     8.00%        $ 9,493,700   10.00%
     Tier 1 capital to risk-weighted assets  $10,163,000   10.70%       $3,797,480     4.00%        $ 5,696,200    6.00%
        Tier 1 capital to average assets     $10,163,000    7.95%       $5,112,520     4.00%        $ 6,390,650    5.00%

  As of December 31, 2001
     The Company
     -----------
     Total capital to risk-weighted assets   $11,498,288   17.45%       $5,272,160     8.00%           N/A         N/A
     Tier 1 capital to risk-weighted assets  $10,697,985   16.23%       $2,626,808     4.00%           N/A         N/A
     Tier 1 capital to average assets        $10,697,985   13.21%       $3,238,240     4.00%           N/A         N/A

     The Bank
     --------
     Total capital to risk-weighted assets   $10,474,764   15.89%       $5,272,160     8.00%        $ 6,590,200   10.00%
     Tier 1 capital to risk-weighted assets  $ 9,674,461   14.68%       $2,636,080     4.00%        $ 3,954,120    6.00%
     Tier 1 capital to average assets        $ 9,674,461   11.95%       $3,238,240     4.00%        $ 4,047,800    5.00%


          The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. The dividends that may be paid by the Bank to the Company are subject to legal limitations and regulatory capital requirements. The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the Bank's net profits (as defined by the Comptroller) for that year combined with its retained net profits (as defined by the Comptroller) for the two preceding calendar years. As of December 31, 2002, no cash dividends have been declared or paid by the Bank.

Note 13 - Stock Compensation Plans
          ------------------------

          Effective March 6, 2000, the Company adopted the First National Bancshares, Inc. 2000 Stock Incentive Plan (the "Plan"). Under the Plan, options are periodically granted to employees and directors by the Personnel Committee at a price not less than the fair market value of the shares at the date of grant. Options granted are exercisable for a period of ten years from the date of grant and become exercisable at a rate of 20% each year on the first five anniversaries of the date of grant. The Plan authorizes the granting of stock options up to a maximum of 180,000 shares of common stock. At December 31, 2002, 73,600 option shares were available to be granted under the Plan.


          Upon consummation of the initial public offering, the organizers were issued stock warrants to purchase 313,333 shares of common stock for $10 per share. These warrants vest ratably over a five year period beginning February 10, 2000, and will be exercisable in whole or in part during the ten year period following that date.


          The following is a summary of the activity under the plans for the years ended December 31:

                                                 2002                            2001                              2000
                                                 ----                            ----                              ----

                                                                                       Weighted
                                                 Weighted Average                       Average                         Weighted
                                                  Exercise Price                     Exercise Price                      Average
                                                                                                                     Exercise Price
                                    Shares           Per Share          Shares         Per Share          Shares       Per Share
                                    ------           ---------          ------         ---------          ------       ---------
   Outstanding, beginning of        420,833          $  10.07           409,833        $  10.00                -      $        -
        period

   Granted                            5,500             13.09            11,000           10.72          409,833           10.00

   Forfeited                         (6,600)            10.55                 -               -                -               -

   Exercised                         (1,400)            10.14                 -               -                -               -
                                    -------          --------            ------        --------          -------      ----------
   Outstanding, December 31         418,333          $  10.05           420,833        $  10.05          409,833      $    10.07
                                    =======          ========           =======        ========          =======      ==========

   Exercisable, December 31         164,433          $  10.00           81,967         $  10.00                -               -
                                    =======          ========           =======        ========          =======      ==========

          The  following  table  summarizes   information  about  stock  options
          outstanding under the stock-based option plans at December 31, 2002:

                                               Options Outstanding                       Options Exercisable
                                  ----------------------------------------------    -------------------------------
                                                     Weighted
                                                     Average         Weighted                         Weighted
                                     Number         Remaining       Exercise            Number        Average
              Range of              Options       Contractual       Average            Options        Exercise
            Exercise Prices       Outstanding        Life       Exercise Price       Exercisable       Price
            ---------------       -----------        ----       --------------       -----------       -----

           $10.00                     407,333       7.25 years          $10.00            162,933     $  10.00
           $10.50 - $10.80              5,500       9.00 years          $10.75              1,500     $  10.76
           $13.05 - $13.50              5,500       9.65 years          $13.09                  -            -
                                      -------      -----------          ------            -------     --------
           $10.00 - $13.50            418,333      7.30  years          $10.05            164,433     $  10.00
                                      =======      ===========          ======            =======     ========

Note 14 - Employee Benefit Plan
          ---------------------

          The Company maintains an employee benefit plan for all eligible employees of the Company and the Bank under the provisions of Internal Revenue Code Section 401(k). The First National Retirement Savings Plan (the "Plan") allows for employee contributions and, upon annual approval of the Board of Directors, the Company matches 25% of employee contributions up to a maximum of six percent of annual compensation. A total of $12,000, $9,914 and $7,232 was charged to operations in 2002, 2001, and 2000 respectively, for the Company's matching contribution. Employees are immediately vested in their contributions to the Plan and become fully vested in the employer matching contribution after five years of service.


Note 15 - Commitments and Contingencies
          -----------------------------

          The Company has entered into an employment agreement with its President and Chief Executive Officer that includes an annually renewable three-year compensation term, annual bonus, incentive program, stock option plan and a one-year non-compete agreement upon termination.

          In the normal course of business, the Company and the Bank are periodically subject to various pending or threatened lawsuits in which claims for monetary damages may be asserted. At December 31, 2002, the Company and the Bank were not involved with any litigation matters.

Note 16 - Financial Instruments with Off-Balance Sheet Risk
          -------------------------------------------------

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

          At December 31, 2002, the Company's commitments to extend additional credit totaled approximately $25.1 million, the majority of which are at variable rates of interest. Included in the Company's total commitments are standby letters of credit. Letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party and totaled $61,000 at December 31, 2002. The credit risk involved in the underwriting of letters of credit is essentially the same as that involved in extending loan facilities to customers.

Note 17 - Fair Value of Financial Instruments
          -----------------------------------

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


          Fair value approximates book value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, interest-bearing deposits in banks, federal funds sold, federal funds purchased, repurchase agreements, short-term FHLB advances, and other short-term borrowings. Fair value of investment securities is estimated based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

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

          Fair value for demand deposit accounts and variable rate interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts maturing during 2002 are valued at their carrying value. Certificate of deposit accounts maturing after 2002 are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments. Fair value for long-term FHLB advances is based on discounted cash flows using the current market rate.

          The estimated fair market value of commitments to extend credit and standby letters of credit are equal to their carrying value as the majority of these off-balance sheet instruments have relatively short terms to maturity and are written with variable rates of interest.

          The Company has used management's best estimate of fair values based on the above assumptions. Thus, the fair values presented may not be the amounts, which could be realized in an immediate sale or settlement of the instrument. In addition, any income tax or other expense which would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.

          The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                                  2002                             2001
                                                                  ----                             ----

                                                     Carrying         Estimated         Carrying        Estimated
                                                      Amount          Fair Value         Amount         Fair Value
                                                      ------          ----------         ------         ----------
          Financial assets:
            Cash and due from banks                  $  8,097,022    $  8,097,022      $   381,844      $   381,844
             Interest-bearing bank balances             5,827,723       5,827,723                -                -
            Federal funds sold                          6,688,000       6,688,000          929,000          929,000
            Securities available for sale              20,559,645      20,559,645       12,407,758       12,407,758
            Loans, net                                 91,942,506      92,248,000       63,068,648       63,684,000

            Financial liabilities:
            Deposits                                 $119,718,680    $121,566,000      $70,918,406      $73,639,000
            FHLB advances                             $ 7,000,000    $  7,000,000                -                -

Note 18 - Parent Company Financial Information
          ------------------------------------

          The following is condensed financial information of First National Bancshares, Inc. (parent company only) at December 31, 2002 and 2001 and for each of the years in the three-year period ending December 31, 2002.

                                            First National Bancshares, Inc.
                                               Condensed Balance Sheets

                                                                     2002                2001
                                                                     ----                ----
              Assets:
                Cash                                             $  1,027,861        $  1,029,687
                Investment in bank subsidiary                      10,520,181           9,734,057
                                                                 ------------        ------------
                    Total                                        $ 11,548,042        $ 10,763,744
                                                                 ============        ============

              Liabilities and shareholders' equity:
                Accruals and other liabilities                   $      3,916        $      6,164
                Shareholders' equity                               11,544,126          10,757,580
                                                                 ------------        ------------

                    Total                                        $ 11,548,042        $ 10,763,744
                                                                 ============        ============

                         First National Bancshares, Inc.
                         Condensed Statements of Income

                                                       2002                  2001                 2000
                                                       ----                  ----                 ----

Interest income                                  $    13,780            $   37,898           $   189,515
Interest expense                                           -                     -                (6,481)
                                                 -----------            ----------           -----------

        Net interest income                           13,780                37,898               183,034

Payment from bank subsidiary for
    organizational costs                                   -                     -               402,480

Salaries                                                   -                     -               120,998
Professional fees                                      6,818                   476                 7,072
Shareholder relations                                 19,542                12,521                 9,446
Other                                                  2,385                 1,317                38,425
                                                 -----------            ----------           -----------
     Non-interest expense                             28,745                14,314               175,941

Equity in undistributed net income
     (loss) of bank subsidiary                       610,094              (226,832)           (1,074,705)
                                                 -----------            ----------           -----------

Net income (loss) before income taxes                595,129              (203,248)             (665,132)
Income taxes                                               -                     -                     -
                                                 -----------            ----------           -----------
          Net income (loss)                      $   595,129            $ (203,248)          $  (665,132)
                                                 ===========            ==========           ===========


                                             First National Bancshares, Inc.

                                            Condensed Statements of Cash Flows

                                                                           2002               2001              2000
                                                                           ----               ----              ----
   Operating activities:
     Net income (loss)                                                  $  595,129       $ (203,248)       $   (665,132)
     Adjustments to reconcile net income (loss) to net
        cash provided by (used for) operating activities:
     Equity in undistributed net (income) loss of bank
        subsidiary                                                        (610,094)         226,832           1,074,705
     Discount accretion                                                          -                -            (126,900)
     Decrease in other assets                                                    -                -              92,650
     Increase/(decrease) in other liabilities                               (2,248)          (4,486)              3,396
                                                                        ----------       ----------        ------------

     Net cash provided by (used for) operating activities                  (17,213)          19,098             378,719
                                                                        ----------       ----------        ------------

   Investing activities:
     Purchase of investment securities                                           -                -         (34,269,732)
     Maturity of investment securities                                           -                -          45,594,000
     Repayment from bank for equipment and other assets                          -                -              52,320
     Increase/(decrease) in due to bank subsidiary                               -           (5,711)              5,711
     Capital contribution to bank subsidiary                                     -                -         (11,000,000)
                                                                        ----------       ----------        ------------
     Net cash provided/(used) by investing activities                            -           (5,711)            382,299
                                                                        ----------       ----------        ------------

   Financing activities:
     Proceeds from exercise of employee stock options                       15,387                -                   -
     Proceeds from stock offering net of costs                                   -                -             519,261
     Redemption of stock of organizer                                            -                -                (100)
     Increase (decrease) on line of credit                                       -                -            (390,000)
                                                                        ----------       ----------        ------------
     Net cash provided by financing activities                              15,387                -             129,161

    Net increase (decrease) in cash and cash equivalents                    (1,826)          13,387             890,179

    Balance, beginning of year                                           1,029,687        1,016,300             126,121
                                                                        ----------       ----------        ------------

    Balance, end of year                                               $ 1,027,861       $1,029,687        $  1,016,300
                                                                        ==========       ==========        ============

                              [Insert company logo]


                               BOARD OF DIRECTORS

                                    Chairman
                                Norman F. Pulliam
                      President, Pulliam Investment Company
                            *************************



C. Dan Adams
    President, The Capital Corporation
Mellnee G. Buchheit
    President, Buchheit News Management
Jerry L. Calvert
    President & CEO, First National Bancshares
Martha C. Chapman
     Community Volunteer
W. Russel Floyd
   Business Administrator, Floyd's Mortuary
Dr. C. Tyrone Gilmore, Sr.
      VP/Customer Relations, Compass Learning, Inc.
Dr. Gaines W. Hammond, Jr.
   Urologist, Hammond Urology, P.A.
Benjamin R. Hines
    President, Spencer/Hines Properties
William A. Hudson
    Vice Chairman, Diversco
Peter E. Weisman
  Managing Member, Kinney Hill Associates
Donald B. Wildman
   Partner, JSHW Law Firm
Coleman L. Young, Jr.
   President, CLY, Inc.

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

                                Jerry L. Calvert
                      President and Chief Executive Officer

                             Robert W. Murdoch, Jr.
                 Senior Vice President & City Executive Officer

                                 Kitty B. Payne
                 Senior Vice President & Chief Financial Officer

                               David H. Zabriskie
                  Senior Vice President & Chief Lending Officer

                         FIRST NATIONAL BANCSHARES, INC.
                             SHAREHOLDER INFORMATION

Market for Common Stock

     First National Bancshares, Inc. common stock is traded on the OTC Bulletin Board under the symbol FNSC. At February 28, 2003, there were 358 shareholders of record. The number of shareholders of record does not reflect the number of persons or entities who hold the stock in nominee or "street" name through various brokerage firms.

     All of our currently issued and outstanding common stock was issued in our initial public offering on November 10, 1999. The price per share in the initial public offering was $10.00 per share. There is currently not a well-established public trading market in the common stock, and trading and quotations of the common stock have been limited and sporadic. Because there has not been an established market for our common stock, we may not be aware of all prices at which the common stock has been traded. Based on information available to us from a limited number of sellers and purchasers of our common stock, we believe transactions in the common stock, on a per share basis, ranged from $10.75 to $15.25 during 2002 and from $10.00 to $12.00 during 2001. There is no assurance that these prices reflect the market value of our common stock.

     The following is a summary of the bid prices for our common stock reported by the OTC Bulletin Board for the periods indicated:

                                                   2002                           2001
                                             High            Low            High            Low
       First Quarter                      $ 13.00        $ 10.75         $ 10.75        $ 10.50
       Second Quarter                       14.00          11.00          10.875          10.00
       Third Quarter                        15.00          13.00           11.00          10.00
       Fourth Quarter                       15.25          14.00           12.00          10.25

     The price listed above are quotations, which reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Registered Market Makers                    Stock Transfer Agent and Registrar

Scott & Stringfellow, Inc.                First Citizens Bank and Trust Company
Hill Thompson Magid, L.P.                           of South Carolina
Monroe Securities, Inc.                               P.O. Box 29
ASG Securities, Inc.                              Columbia, SC  29202
Baird, Patrick & Co., Inc.                            (803) 733-2703

Annual Meeting

     The Annual Meeting of Shareholders will be held at 5:30 PM on Tuesday, April 22, 2003 at our main offices at 215 N. Pine Street, Spartanburg, SC 29302. All shareholders of record as of February 28, 2003 are eligible to attend and vote.

Financial Information

     Analysts, investors and others seeking financial information, including our Annual Report to the SEC on Form 10-KSB, should contact: Ms. Kitty B. Payne, First National Bancshares, Inc., P.O. Box 3508, Spartanburg, SC 29304.


                                General Counsel

                  Nelson, Mullins, Riley & Scarborough, L.L.P.
                                First Union Plaza
                      999 Peachtree Street, NE / Suite 1400
                             Atlanta, Georgia 30309

                               [Insert bank logo]




                                OFFICE LOCATIONS

                                   Main Office
                         (across from Converse College)
                             Manager - Marilyn Smith
                               215 N. Pine Street
                              Spartanburg, SC 29302
                               Phone: 864-948-9001
                                Fax: 864-948-0001

                                 Westside Office
                              (across from Saturn)
                             Manager - Keith Hughes
                               2680 Reidville Road
                              Spartanburg, SC 29301
                               Phone: 864-576-7220
                                Fax: 864-576-7282

                             Boiling Springs Office
                               (next to Hardee's)
                           Manager - Foster Alexander
                            3090 Boiling Springs Road
                            Boiling Springs, SC 29316
                               Phone: 864-578-8600
                                Fax: 864-578-8664

                             24-Hour Account Access
                                  864-948-9008


                Visit us online at www.firstnational-online.com!

                       Doing Business RIGHT Here at Home.





























[Insert company logo]

Post Office Box 3508
Spartanburg, SC  29304
(864) 948-9001
www.firstnational-online.com