Form 10KSB, Exhibit 13
period 2003-12-31
FIRST NATIONAL BANCSHARES INC /SC/
filed 2004-03-30
CIK 1095274

Exhibit 13

2003 Annual Report of the Company

        [Insert company logo]

FIRST NATIONAL BANCSHARES, INC.

2003 Annual Report

[Insert Management Team Ad]

OUR MISSION

        “Our mission is to be the premier bank in our markets that exceeds the expectations of our customers, employees, stockholders and the community and to provide quality, competitive financial products and services with a team of friendly, well-trained professionals.”

[Insert horizontal bancshares logo]

LETTER TO SHAREHOLDERS

March 22, 2004

Dear Fellow Shareholders:

On behalf of our board of directors, we are pleased to report your company’s 2003 financial results. We are excited to report that 2003‘s pre-tax earnings grew to $1,341,617, an increase of 125% over 2002‘s results. This comparison is more relevant than net income since 2002‘s operating results did not include income tax expense due to the utilization of prior year net tax loss carryforwards.

Net income for the year ending December 31, 2003, was $915,726, an increase of 53.9% compared to net income of $595,129 for the year ending December 31, 2002. Net income per diluted share for 2003 was $.45 per share or an increase of 50% over $.30 per diluted share for 2002. Net income for the fourth quarter ending December 31, 2003, was $283,466, or $.14 per diluted share, compared to $241,503 or $.12 per diluted share for the same period last year.

As of December 31, 2003, total assets were $180.6 million compared with $139.2 million on December 31, 2002, an increase of 29.7%. Loans grew to a year-end total of $130.4 million, an increase of 40% over total loans on December 31, 2002 of $93.1 million. Deposits were $154.7 million on December 31, 2003, compared to $119.7 million on December 31, 2002, or an increase of 29.2%.

During 2003, we generated record loan volume while maintaining excellent credit quality. We surpassed many of our competitors in deposit market share during the year and improved operating efficiency by leveraging our investments in personnel and infrastructure to generate increases in net interest income and non-interest income. We commend our team of banking professionals for achieving these results while maintaining a superior level of personal customer service.

We successfully closed the sale of $3 million in trust preferred securities in December 2003. The proceeds from the issuance give us additional capital needed to continue growing without diluting the ownership of our existing shareholder base.

On January 20, 2004, our board of directors approved a 3 for 2 split of the 1,201,900 shares of First National common stock outstanding to be distributed on or about March 1, 2004.

The stock is being split in recognition of the bank’s solid growth and the stock’s strong price performance. Our desire is to make the stock more attractively priced and available to a wider range of potential investors. This decision reflects the confidence of the Board of Directors in First National’s future prospects.

As we enter 2004, we remain focused on achieving our strategic objectives in all areas. We thank you for your support and please continue to call on us for all of your banking needs.

                                [Insert growth chart.pdf]

[Insert picture Jerry & Norman]

                      [Insert Stacked Bancshares logo]

/s/ Norman F. Pulliam	/s/ Jerry L. Calvert
Norman F. Pulliam	Jerry L. Calvert
Chairman of the Board	President and CEO

[Insert horizontal bancshares logo]

FINANCIAL HIGHLIGHTS

The information presented below should be read in conjunction with the consolidated financial statements, the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this report. The shares outstanding and per share amounts have been restated to reflect the 3 for 2 stock split payable March 1, 2004.

	2003	2002	% Change
Loans	$130,420,985	$93,106,483	40.1%
Deposits	$154,733,021	$119,718,680	29.2%
Total Assets	$180,570,014	$139,223,904	29.7%
Shareholders' Equity	$12,228,496	$11,544,126	5.9%

Loan Loss Allowance	$1,630,488	$1,163,977	40.1%
Loan Loss Allowance to Total Loans	1.25%	1.25%	-
Loan to Deposit Ratio	84.29%	77.77%	8.4%
Net charge-offs to average loans	0.05%	0.07%	(28.6%)
Non-performing assets to total assets	0.14%	-	100%

Equity/Assets	6.77%	8.29%	(18.3%)
Book Value per Share	$6.78	$6.41	5.8%
Closing Stock Price at Yearend (adjusted for 3 for 2 stock split)	$12.50	$10.00	25.0%
Price/Book Value	184%	156%	18.0%
Weighted Average Shares Outstanding
Basic	1,802,814	1,800,780	0.1%
Diluted	2,024,345	1,954,970	0.4%

Net Income for the Year	$915,726	$595,129	53.9%
Net Income per Share for the Year
Basic	$0.51	$0.33	54.5%
Diluted	$0.45	$0.30	50.0%
Net Interest Income for the Year	$4,570,470	$3,535,724	29.3%
Noninterest Income for the Year	$1,377,349	$842,316	63.5%
Net Interest Margin for Year	3.05%	3.49%	(12.6%)

Total Risk-Based Capital Ratio	12.91%	13.01%	(.8%)
Tier 1 Risk-Based Capital Ratio	11.64%	11.78%	(1.2%)
Tier 1 Capital Leverage Ratio	8.65%	8.74%	(1.0%)

Average Equity	$11,928,292	$11,156,246	6.9%
Return on Equity	7.68%	5.33%	44.1%
Average Assets	$157,694,438	$107,119,387	47.2%
Return on Assets	0.58%	0.56%	3.6%

FIRST NATIONAL BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DISCUSSION OF FORWARD-LOOKING STATEMENTS

        This Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those projected in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties include, but are not limited to:

o	significant increases in competitive pressure in the banking and financial services industries;

o	changes in the interest rate environment which could reduce anticipated or actual margins;

o	changes in political conditions or the legislative or regulatory environment;

o	general economic conditions, either nationally or regionally and especially in primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

o	changes occurring in business conditions and inflation;

o	changes in technology;

o	changes in monetary and tax policies;

o	the level of allowance for loan loss;

o	the rate of delinquencies and amounts of charge-offs;

o	the rates of loan growth;

o	adverse changes in asset quality and resulting credit risk-related losses and expenses;

o	loss of consumer confidence and economic disruptions resulting from terrorist activities;

o	changes in the securities markets; and

o	other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

INTRODUCTION

        The following discussion describes our results of operations for 2003 as compared to 2002 and also analyzes our financial condition as of December 31, 2003 as compared to December 31, 2002. Like most financial institutions, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits and borrowings. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

        We have included a number of tables to assist in our description of these measures. For example, the “Average Balances, Income and Expenses, and Rates” table shows the average balance during 2003, 2002 and 2001 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included an “Interest Rate Sensitivity” table to help explain these changes. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits and other borrowings.

        Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. We have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses and the allocation of this allowance among our various categories of loans.

        In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expenses, in the following discussion.

        The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

OVERVIEW

        Our earnings were $915,726 in 2003 compared with $595,129 in 2002, an increase of 53.9%. On a pre-tax basis, our earnings increased by 125% to $1,341,617 in 2003 as compared to $595,129 in 2002. This comparison is more relevant than net income as no income tax expense was recorded in 2002 due to the utilization of prior year net tax loss carryforwards in 2002.

        Our return on assets of 0.58% for 2003 remained fairly consistent with 2002‘s ratio of 0.56%. We were able to maintain this level although our net interest margin declined during 2003 to 3.05% from 3.49% in 2002. We were able to accomplish this result primarily due to a decrease in the efficiency ratio to 68.7% during 2003 from 76.9% in 2002. Our return on equity increased by 44% to 7.68% from 5.33% in 2002 as we continued to leverage our capital. We completed the sale of trust preferred securities during December 2003 which will allow us to continue to execute our strategic plan for growth and expansion for at least the next nine to twelve months while remaining well-capitalized.

        On January 22, 2004, we announced that our board of directors had approved a 3 for 2 stock split of our common shares outstanding payable on March 1, 2004. Fractional shares were paid based on a price of $15.00 per share which was the closing stock price on the record date of February 16, 2004 of $22.49 adjusted for the split. After the split, 1,802,846 shares of our common stock were outstanding.

GENERAL

        First National Bancshares, Inc. was organized on July 14, 1999, and our initial principal activities were related to our organization, conducting our initial public offering, and pursuing regulatory approvals from the Office of the Comptroller of the Currency, the FDIC, and the Federal Reserve Board to open our wholly-owned subsidiary, First National Bank of Spartanburg. We completed our initial public offering on February 10, 2000 and received all final regulatory approvals in the first quarter of 2000 after which the bank opened for business on March 27, 2000 at a temporary banking location. Our bank opened its Westside office on July 14, 2000, its permanent main office at 215 N. Pine Street on February 5, 2001 and its Boiling Springs office on August 24, 2001. In August 2002, we began offering trust and investment management services through Colonial Trust Company, the oldest private trust company in South Carolina.

        The following discussion should be read in conjunction with the Financial Highlights on page 3 of this annual report and the consolidated financial statements and accompanying notes beginning on page 18 of this annual report.

CRITICAL ACCOUNTING POLICY

        We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2003 as filed on our annual report on Form 10-KSB and included in the annual report.

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

        We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of our consolidated financial statements. We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential credit problems. The loan portfolio is periodically reviewed to evaluate the outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. We have established an allowance for loan losses through a provision for loan losses charged to expense on our statement of operations. Refer to “Provision and Allowance for Loan Losses” and Note 1 to the consolidated financial statements for a detailed description of our estimation process and methodology related to the allowance for loan losses.

INCOME STATEMENT REVIEW

Net Interest Income
        Net interest income, the largest component of our income, was $4,570,470 for the period ending December 31, 2003, compared to $3,535,724 in 2002 or an increase of 29.3%, primarily as a result of the continued increase in our earning assets during 2003.

        The level of net interest income is determined by balances of earning assets and successfully managing the net interest margin. Changes in interest rates paid on assets and liabilities, the rate of growth of the asset and liability base, the ratio of interest-earning assets to interest-bearing liabilities and management of the balance sheet’s interest rate sensitivity all factor into changes in net interest income.

        Interest income for the year 2003 of $7,596,329 included $6,351,326 on loans; $1,116,971 on investments and $128,032 on federal funds sold and other earning assets. Interest income for 2002 of $6,010,857 consisted of $5,196,237 on loans; $629,457 in investments and $185,163 on federal funds sold and other earning assets. Other earning assets include interest-bearing bank balances and investments in FRB and FHLB stock.

        Interest expense for 2003 was $3,025,859 and included $2,868,582 on deposit accounts; $152,907 on FHLB advances and $4,370 on trust preferred securities issued by our wholly-owned subsidiary, FNSC Capital Trust I, on December 19, 2003. Interest expense was $2,475,133 for the period ended December 31, 2002 and included $65,688 related to FHLB advances. The remainder of interest expense for the period of $2,409,445 was related to deposit accounts.

        On December 19, 2003, we completed the sale of $3 million in trust preferred securities. The securities have a 30-year maturity with a five-year call at our option and pay interest quarterly at a floating rate that began at 4.08 percent. We used the net proceeds of $2.9 million to fund loan demand.

        The following table sets forth, for the years ending December 31, 2003, 2002, and 2001, information related to our average balance sheet and average yields on assets and average costs of liabilities. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated.

Average Balances, Income and Expenses, and Rates (in $000's)
Year Ended December 31,

	2003			2002			2001

	Average	Income/	Yield	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate

Federal funds sold and other	$9,011	$128	1.42%	$9,821	$185	1.88%	$7,162	$330	4.61%
Investment securities	27,989	1,117	3.99%	12,573	630	5.01%	9,156	557	6.08%
Loans	112,804	6,351	5.63%	78,926	5,196	6.58%	49,999	4,178	8.36%

Total earning assets	149,804	7,596	5.07%	101,320	6,011	5.93%	66,317	5,065	7.64%

NOW accounts	17,799	153	0.86%	13,180	199	1.51%	4,537	110	2.42%
Savings & money market	14,156	116	0.82%	12,098	161	1.33%	10,757	394	3.66%
Time deposits	92,301	2,600	2.82%	58,496	2,049	3.50%	39,935	2,382	5.96%
FHLB Advances	8,436	153	1.81%	2,777	66	2.38%	-	-	-
Trust preferred securities	92	4	4.35%	-	-	-	-	-	-

Total interest-bearing
liabilities	$132,784	$3,026	2.28%	$86,551	$2,475	2.68%	$55,229	$2,886	5.22%

Net interest spread			2.79%			3.07%			2.42%
Net interest income/margin		$4,570	3.05%		$3,536	3.49%		$2,179	3.29%

        Our net interest spread was 2.79% for the year ending December 31, 2003, as compared to 3.07% for the year ending December 31, 2002. The net interest spread is the difference between the yield we earn on our interest-earning assets and the rate we pay on our interest-bearing liabilities.

        Our consolidated net interest margin for the year ending December 31, 2003, was 3.05% as compared to 3.49% for the year ending December 31, 2002. The net interest margin is calculated as net interest income divided by year-to-date average earning assets. During 2003, earning assets averaged $149.8 million as compared to $101.3 million in 2002.

        The decrease in our net interest spread and our net interest margin from 2002 to 2003 was principally due to the faster decline in average yields on earning assets relative to the repricing of our average interest-bearing liabilities following the cut in the federal funds rate in mid-2003. The relative decrease in our average loans as a percentage of average earning assets from 2002 to 2003 and the increase in tax-exempt securities also contributed to the decrease in our net interest margin.

        In pricing deposits, we consider our liquidity needs, the direction and levels of interest rates and local market conditions. During our initial years of operation, higher rates were paid initially to attract deposits. During 2002 and 2003, we began to utilize other sources of funds, particularly FHLB borrowings, to fund the demand to originate loans.

Rate/Volume Analysis

        Net interest income can be analyzed in terms of the impact of changing rates and changing volume. The following table sets forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

	Year Ended			Year Ended
	December 31, 2003			December 31, 2002
	(Dollars in Thousands)			(Dollars in Thousands)

			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
EARNING ASSETS
Federal funds sold and other	$(12)	$(45)	$(57)	$50	$(195)	$(145)
Investment securities	615	(128)	487	171	(98)	73
Loans	$1,908	(753)	$1,155	$1,904	(886)	$1,018

Total earning assets	$2,511	$(926)	$1,585	$2,125	$(1,179)	$946

INTEREST-BEARING LIABILITIES
Deposits	$935	$(475)	$460	$822	$(1,299)	$(477)
FHLB Advances	103	(16)	87	66	-	66
Trust preferred securities	4	-	4	-	-	-

Total interest-bearing liabilities	$1,042	$(491)	$(551)	$888	$(1,299)	$(411)

Net interest income	$1,469	$(435)	$1,034	$1,237	$120	$1,357

Provision for Loan Losses
        Included in the net income for each of the periods ending December 31, 2003 and 2002, is a non-cash expense of $518,821 and $417,980, respectively, related to the provision for loan losses. The loan loss reserve was $1,630,488 and $1,163,977 as of December 31, 2003 and 2002, respectively or 1.25% of gross loans in both years. The loan portfolio is periodically reviewed to evaluate the outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not be accurate. Because of the inherent uncertainty of assumptions made during the evaluation process, there can be no assurance that loan losses in future periods will not exceed the allowance for loan losses or that additional allocations will not be required. For the years ending December 31, 2003 and 2002, we reported net charge-offs of $52,310 and $54,306, respectively.

Noninterest Income and Expenses
        Noninterest income in 2003 was $1,377,349, an increase of 63.5% over noninterest income of $842,316 in 2002. This increase was primarily due to increases in service charges on deposit accounts and additional loan fees received on the origination of mortgage loans, primarily due to significant mortgage refinancing activity during 2003. The majority of the increased fee income from service charges on deposit accounts has been earned from the new Automatic Overdraft Privilege service. The service provides virtually automatic protection to qualified retail customers against overdraft of their checking account up to certain limits and has been available to customers since April 15, 2002.

        Other noninterest income increased by $290,633 to $299,424 during 2003, primarily due to earnings on bank-owned life insurance contracts purchased in May 2003. The increase also includes a $93,000 gain on the sale of the guaranteed portion of an SBA loan recognized during March 2003.

        Noninterest expense was $4,087,381 for 2003 as compared to $3,364,931 in 2002, an increase of 21.5%. The majority of the increased expenditures reflects the cost of salaries and professional fees to support and execute our strategic plan.

        The most significant item included in noninterest expenses is salaries and employee benefits which totaled $2,138,475 in 2003 as compared to $1,738,679 in 2002 or an increase of 23.0%. Occupancy and equipment expense increased to $545,864 in 2003 from $489,625 in 2002 or an increase of 11.5%.

        Public relations expense increased by 10.5% to $254,110 for 2003 as compared to $229,982 in 2002, primarily due to increased community relations expenditures and expansion of print and television media advertising as a result of the increasing customer base. Professional fees increased from $157,180 in 2002 to $200,043 in 2003, primarily due to fees paid for general consulting services related to the development and execution of our strategic plan.

        Included in the line item “other expenses” which increased $102,491 or 29.6% between 2003 and 2002 are charges for insurance premiums; postage, printing and stationery expense; and various customer-related expenses. A majority of these items are related directly to the normal operations of our bank and are related to the increase in assets, the higher level of transaction volume and the higher number of customer accounts in 2003. In addition, we began paying fees to our outside directors beginning January 1, 2003.

        Although we recognize the importance of controlling noninterest expenses to improve profitability, we are also committed to retaining our team of well-trained officers and staff, maintaining a technically superior operations function and pursuing a professional marketing program.

BALANCE SHEET REVIEW

General
        As of December 31, 2003, we had total assets of $180,570,014 or an increase of 29.7% over total assets of $139,223,904 on December 31, 2002. Assets on December 31, 2003 and 2002 consisted of cash and due from banks of $3,003,015 and $8,097,022, respectively; federal funds sold and interest-bearing bank balances of $3,691,405 and $12,515,723, respectively; securities available for sale of $36,173,822 and $20,559,645, respectively; premises and equipment, net of $4,380,454 and $4,499,646, respectively; loans, net of unearned income, of $130,420,985 and $93,106,483, respectively and other assets of $4,530,821 and $1,609,362, respectively. We decreased the level of federal funds sold in order to fund loan growth during 2003. In addition, we purchased $2.5 million in bank owned life insurance contracts recorded as other assets during 2003.

        Our liabilities on December 31, 2003 and 2002 were $168,341,518 and $127,679,778, respectively and consisted of deposits of $154,733,021 and $119,718,680, respectively and other liabilities of $4,108,497 and $961,098, respectively. Liabilities on December 31, 2003 and 2002, also included $9,500,000 and $7,000,000 in FHLB advances, respectively. During December 2003, we issued $3 million in trust preferred securities recorded as other liabilities.

        Shareholders’ equity on December 31, 2003 was $12,228,496 as compared to shareholders’ equity on December 31, 2002, of $11,544,126, primarily due to the net income earned during 2003.

Investments
        On December 31, 2003, the investment securities portfolio represented approximately 21.1% of our earning assets at $36,173,822 as compared to $20,559,645 or 16.2% of earning assets on December 31, 2002. We were invested in U.S. Government agency securities, mortgage-backed securities and municipal securities with a fair value of $36,173,822 and an amortized cost of $36,217,524, for an unrealized loss of $43,702.

        Contractual maturities and yields on our investments (all available for sale) on December 31, 2003, are shown in the following table (dollars in thousands). Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Yields on municipal securities are presented on a tax equivalent basis.

	After one		After five		Over ten
	but within		but within		Over ten
	five years	Yield	ten years	Yield	years	Yield	Total	Yield

U.S. Government agencies	$2,001	3.68%	$7,817	4.22%	$-	-	$9,818	4.11%
Mortgage-backed securities	1,487	2.27%	12,666	3.97%	6,282	4.23%	20,435	3.93%
Municipal securities	-	-	307	5.27%	5,614	5.66%	5,921	5.62%

Total	$3,488	3.07%	$20,790	5.06%	$11,896	4.90%	$36,174	4.25%

        On December 31, 2003, short-term overnight investments in federal funds sold and interest-bearing bank balances comprised 2.2% of total earning assets of $3,691,405 as compared to $12,515,723 or 9.9% of total earning assets on December 31, 2002. As the bank grows, the shift from overnight investments into the loan portfolio, primarily, and into the investment securities portfolio, secondarily, is expected to continue.

Loans
        Since loans typically provide higher interest yields than do other types of interest earning assets, it is our intent to channel a substantial percentage of our earning assets into the loan portfolio. Average loans for the years ending December 31, 2003 and 2002, were $112.8 million and $78.9 million, respectively. Total loans outstanding at December 31, 2003 and 2002 were $130,420,985 and $93,106,483, respectively, before the allowance for loan losses.

        The following table summarizes the composition of the loan portfolio on December 31:

	2003		2002
	Amount	% of Total	Amount	% of Total

Commercial and industrial	$24,869,400	19.07%	$15,867,000	17.04%
Commercial secured by real estate	57,622,045	44.18%	53,658,692	57.63%
Real estate-residential mortgages	42,830,333	32.84%	19,174,497	20.59%
Installment and other consumer loans	5,341,479	4.10%	4,591,509	4.93%
Unearned income	(242,272)	(.19)%	(185,215)	(.19)%

Total loans, net of unearned income	130,420,985	100.00%	93,106,483	100.00%

Less-allowance for loan losses	(1,630,488)		(1,163,977)

Total loans, net	$128,790,497		$91,942,506

        The principal component of our loan portfolio at year-end 2003 and 2002 was loans secured by real estate mortgages. As the loan portfolio grows, the current mix of loans may change over time. Management attempts to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration of collateral.

Provision and Allowance for Loan Losses
        The allowance represents an amount which we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans; the quality, mix and size of our overall loan portfolio; economic conditions that may affect the borrower’s ability to repay; the amount and quality of collateral securing the loans; our historical loan loss experience and a review of specific problem loans. We adjust the amount of the allowance periodically based on changing circumstances as a component of the provision for loan losses. We charge recognized losses against the allowance and add subsequent recoveries back to the allowance.

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

        We analyze individual loans within the portfolio and make allocations to the allowance based on each individual loan’s specific factors and other circumstances that affect the collectibility of the credit. Significant individual credits classified as doubtful or substandard/special mention within our credit grading system require both individual analysis and specific allocation. Loans in the substandard category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action such as declining or negative earnings trends and declining or inadequate liquidity. Loans in the doubtful category exhibit the same weaknesses found in the substandard loan; but, the weaknesses are more pronounced. However, these loans are not yet rated as loss because certain events may occur which could salvage the debt such as injection of capital, alternative financing or liquidation of assets.

        We calculate our general reserve based on a percentage allocation for each of the categories of the following unclassified loan types: real estate, commercial, consumer and mortgage. We apply general loss factors to each category and may adjust these percentages given consideration of local economic conditions, exposure to concentrations that may exist in the portfolio, changes in trends of past due loans, problem loans and charge-offs and anticipated loan growth. The general estimate is then added to the specific allocations made to determine the amount of the total allowance for loan losses.

        Due to our limited operating history, the provision for loan losses has been made primarily as a result of management’s assessment of general loan loss risk. Our evaluation is inherently subjective as it requires estimates that are susceptible to significant change. In addition, various regulatory agencies review our allowance for loan losses through their periodic examinations, and they may require us to record additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time.

        On December 31, 2003 and 2002, the allowance for loan losses was $1,630,488 and $1,163,977, respectively, or 1.25% of outstanding loans, net of unearned income, of $130,420,985 and $93,106,483, respectively. The following table sets forth the changes in the allowance for loan losses during the years ended December 31, 2003 and 2002. Loans charged off during 2003 and 2002 were 0.05% and 0.07% of average loans outstanding for each respective year.

	2003	2002

Balance, beginning of period	$1,163,977	$800,303
Provision charged to operations	518,821	417,980
Loans charged off
Commercial, financial and agricultural	(36,996)	(33,809)
Real estate - construction		(8,310)
Installment loans to individuals	(15,884)	(12,187)

Total charge-offs	(52,880)	(54,306)
Recoveries on loans previously charged off	570	-

Balance, end of period	$1,630,488	$1,163,977

        We had loans totaling $257,470 on nonaccrual status on December 31, 2003. On December 31, 2002, we had no loans on nonaccrual status. Generally, a loan is placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of the loan is doubtful. A payment of interest on a loan that is classified as nonaccrual is recognized as income when received.

        There were no other loans past due in excess of 90 days on December 31, 2003 or 2002. There was no other real estate owned on December 31, 2003 or 2002.

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

        The following table summarizes the loan maturity distribution, by type, and related interest rate characteristics on December 31, 2003 (dollars in thousands):

		After one but
	One Year	Within five	After
	or less	Years	five years	Total

Commercial	$46,005	$22,754	$2,419	$71,178
Real estate - construction	8,444	480	90	9,014
Real estate - mortgage	21,611	21,675	1,844	45,130
Consumer and other	1,391	3,812	138	5,341

Total loans	$77,451	$48,721	$4,491	$130,663
Unearned income, net				$(242)

Total loans, net of unearned income				$130,421

Loans maturing after one year with:
Fixed interest rates				$29,985

Floating interest rates				$40,131

Deposits and Other Interest-Bearing Liabilities
        Our primary source of funds for loans and investments is our deposits. Average total deposits for the years ended December 31, 2003 and 2002 were $136.4 million and $92.6 million, respectively, and average interest-bearing deposits were $124.3 million and $83.8 million, respectively.

        National and local market trends over the past several years suggest that consumers have moved an increasing percentage of discretionary savings funds into investments such as annuities and stock and fixed income mutual funds. Management believes that conditions in the past three years have been favorable for deposit growth and that factors such as the low returns on investments and mutual funds may have increased traditional deposit inflows during these periods.

        The following is a table of deposits by category on December 31 (dollars in thousands):

	2003		2002
	Amount	Percentage	Amount	Percentage

Demand deposit accounts	$13,345	8.62%	$15,429	12.88%
NOW accounts	18,200	11.76%	18,224	15.22%
Money market and savings accounts	15,310	9.89%	13,189	11.02%
Time deposits less than $100,000	64,873	41.94%	47,405	39.0%
Time deposits of $100,000 or more	43,005	27.79%	25,472	21.28%

Total deposits	$154,733	100.00%	$119,719	100.00%

        Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $111.7 million and $94.2 million on December 31, 2003 and 2002, respectively. Our loan-to-deposit ratio was 84.29% and 77.7% at year-end 2003 and 2002, respectively.

        The maturity distribution of our time deposits of $100,000 or more on December 31, 2003 and 2002 is as follows:

	2003	2002
	(Dollars in thousands)	(Dollars in thousands)

Three months or less	$10,393	$5,693
Over three through six months	6,624	4,645
Over six through twelve months	8,469	9,863
Over one year	17,519	5,271

Total	$43,005	$25,472

Short-Term Borrowings
        As of December 31, 2003 and 2002, we had no outstanding balances under short-term borrowings. We had short-term lines of credit with correspondent banks to purchase unsecured federal funds totaling $ 5.35 million at December 31, 2003. The interest rate on any borrowings under these lines would be the prevailing market rate for federal funds purchased.

Trust Preferred Securities
        During December 2003, we issued $3 million in trust preferred securities through our wholly-owned subsidiary, FNSC Capital Trust I. The securities have a 30 year final maturity, are callable at the option of the issuer after five years and require quarterly interest payments at a floating rate which began at 4.08 percent.

FHLB Advances
        We also have the ability to borrow up to 15% of our total assets from the Federal Home Loan Bank of Atlanta as of December 31, 2003. Borrowings under this arrangement can be made with various terms and repayment schedules and with fixed or variable rates of interest. The borrowings under this arrangement are available by pledging collateral and may require additional purchases of stock in the FHLB. Qualifying securities available for sale with a market value of $18,373,000 and $8,347,000 were pledged as collateral for advances outstanding of $9.5 million and $7 million on December 31, 2003 and 2002, respectively.

        The weighted-average interest rate on FHLB advances outstanding at December 31, 2003 and 2002 was 1.71% and 1.72%, respectively. At December 31, 2003, advances totaling $7.5 million were subject to call features at the option of the FHLB with call dates ranging from January 2004 to July 2012. Call provisions are more likely to be exercised by the FHLB when rates rise. Scheduled maturities of FHLB advances subsequent to December 31, 2003, are $2,000,000 in 2004, and $5,000,000 in 2012 and $2,500,000 in 2013.

CAPITAL RESOURCES

        Total shareholders’ equity amounted to $12,228,496 and $11,544,126 on December 31, 2003 and 2002, respectively. The increase between 2002 and 2003 resulted from the net income earned during 2003, net of the decrease in the unrealized gain on securities available for sale during 2003 to a net unrealized loss of $28,844 on December 31, 2003.

        The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets ratio (average equity divided by average total assets) for 2003 and 2002.

	2003	2002

Return on average assets	0.58%	0.56%
Return on average equity	7.68%	5.33%
Equity to assets ratio	6.77%	8.29%

        The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. We exceeded $150 million in assets during 2003 and became subject to these guidelines during the year.

        Under the capital adequacy guidelines, capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common stockholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets plus trust preferred securities up to 25% of Tier 1 capital with the excess being treated as Tier 2 capital. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed inherent in the type of asset. Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses subject to certain limitations. The bank is also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

        On December 19, 2003, FNSC Capital Trust I, (the “Trust”) a subsidiary of our bank holding company, was formed to issue $3 million in floating rate trust securities. Under the provisions of FASB Interpretation No. 46 (“FIN 46”), we were allowed to consolidate the Trust in our consolidated financial statements as of December 31, 2003. However, FIN 46 requires us to deconsolidate the Trust from our consolidated financial statements during 2004.

        Currently, the trust preferred securities satisfy the criteria of the Federal Reserve Board authorizing the use of such instruments as Tier 1 capital for bank holding companies. However, as a result of this change in the accounting treatment for statutory trusts, the Federal Reserve is reconsidering the capital treatment of the trust preferred securities. We believe that the likely results of this process will be: (1) in light of the estimated $70 billion or more of trust preferred securities outstanding, existing trust preferred securities will be grandfathered, either permanently or with a phase out over several years, (2) new trust preferred securities issues will be treated as Tier 1 capital, but only as a type of Tier 2 capital, with the exact amounts includable as various Tier 2 categories to be determined, and (3) new trust preferred issues for smaller institutions or holding companies that are not internationally active may be granted Tier 1 status on a case-by-case basis using more rigorous financial analysis by the Federal Reserve and limited to a maximum of 15% or less of Tier 1 capital. If we are not able to include the trust preferred securities as Tier 1 capital for our bank holding company, we would be more likely to redeem the trust preferred securties or dissolve the trust.

        We are both subject to various regulatory capital requirements administered by the federal banking agencies. Under these capital guidelines, we must maintain a minimum total risk-based capital of 8%, with at least 4% being Tier 1 capital. In addition, we must maintain a minimum Tier 1 leverage ratio of at least 4%. To be considered “well-capitalized”, we must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%.

        The following table sets forth the company’s and the bank’s various capital ratios as of December 31, 2003 and 2002. On December 31, 2003 and 2002, we both were in compliance with each of the applicable regulatory capital requirements and were considered to be “well capitalized” at the bank level.

	2003		2002

	The	The	The	The
	company	bank	company	bank

Total risk-based capital	12.91%	12.28%	13.01%	11.93%
Tier 1 risk-based capital	11.64%	11.02%	11.78%	10.70%
Leverage capital	8.65%	8.20%	8.74%	7.95%

        Despite anticipated asset growth, we expect our capital ratios to continue to be adequate for the next nine to twelve months. However, no assurances can be given in this regard, as rapid growth, deterioration in loan quality, and losses, or a combination of these factors, could change our capital position in a relatively short period of time. As of December 31, 2003, there were no significant firm commitments outstanding for capital expenditures.

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

        We evaluate each customer’s creditworthiness on a case-by-case basis and obtain collateral, if necessary, based on our credit evaluation of the borrower. In addition to commitments to extend credit, we also issue standby letters of credit which are assurances to a third party that they will not suffer a loss if our customer fails to meet its contractual obligation to the third party. The credit risk involved in the underwriting of letters of credit is essentially the same as that involved in extending loan facilities to customers.

        As of December 31, 2003 and 2002, we had issued commitments to extend credit of $32.6 million and $25.1 million, respectively through various types of commercial and consumer lending arrangements, of which the majority are at variable rates of interest. Standby letters of credit totaled $75,000 and $61,000 on December 31, 2003 and 2002. Past experience indicates that many of these commitments to extend credit will expire unused. However, we believe that we have adequate sources of liquidity to fund commitments that may be drawn upon by borrowers.

        Except as disclosed in this report, we are not involved in off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or could significantly impact earnings.

LIQUIDITY

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

        As of December 31, 2003 and 2002, our liquid assets, consisting of cash and due from banks, interest-bearing bank balances and federal funds sold, amounted to $6,694,420 and $20,612,745, representing 3.7% and 14.8% of total assets, respectively. Investment securities on December 31, 2003 and 2002, amounted to $36,173,822 and $20,559,645, representing 20.03% and 14.77% of total assets, respectively; these securities provide a secondary source of liquidity since they can be converted into cash in a timely manner. Our ability to maintain and expand our deposit base and borrowing capabilities also serves as a source of liquidity.

        We plan to meet our future cash needs through the liquidation of temporary investments, maturities of loans and investment securities, and generation of deposits. In addition, the bank maintains federal funds purchased lines of credit with correspondent banks in the amount of $5.35 million. The bank is also a member of the Federal Home Loan Bank of Atlanta from which application for borrowings can be made for leverage purposes, if so desired. Management believes that its existing stable base of core deposits along with continued growth in this deposit base will enable us to meet successfully our long term liquidity needs.

INTEREST RATE SENSITIVITY

        Asset/liability management is the process by which we monitor and control the mix and maturities of our assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates. The bank’s asset/liability management committee (“ALCO”) monitors and considers methods of managing exposure to interest rate risk. The ALCO consists of members of the board of directors and senior management of the bank and meets quarterly. The ALCO is charged with the responsibility to maintain the level of interest rate sensitivity of the bank’s interest sensitive assets and liabilities within Board-approved limits.

        The following table presents our rate sensitivity at each of the time intervals indicated as of December 31, 2003. The table may not be indicative of our rate sensitivity position at other points in time. In addition, the table’s maturity distribution may differ from the contractual maturities of the earning assets and interest bearing liabilities presented due to consideration of prepayment speeds under various interest rate change scenarios in the application of the interest rate sensitivity methods described above.

	Within	After three but	After one but	After
	three	Within twelve	Within five	Five
	months	Months	Years	Years	Total
	(Dollars in Thousands)

Interest-earning assets:
Federal funds sold and other	$3,157	$534	$-	$-	3,691
Investment securities	5,777	2,644	8,177	19,576	36,174
Loans	82,747	15,732	29,727	2,215	130,421

Total earning assets	$91,681	$18,910	$37,904	$21,791	$170,286
Interest-bearing liabilities:
NOW accounts	$10,278	$157	$9,875	$-	$20,310
Money market & savings	11,171	-	4,788	-	15,959
Time deposits	56,450	31,842	19,577	-	107,869
Other borrowings	-	7,000	2,500	-	9,500

Total interest-bearing liabilities	$77,899	$38,999	$36,740	$-	$153,638
Period gap	$13,782	$(20,089)	$1,164	$21,791	$16,648
Cumulative gap	$13,782	$(6,307)	$(5,143)	$16,648	$16,648
Ratio of cumulative gap to
total earning assets	8.09%	3.70%	3.02%	9.78%

ACCOUNTING, REPORTING AND REGULATORY MATTERS

Recently Issued Accounting Standards
        In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-based Compensation–Transition and Disclosure”, an amendment of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Pronouncement Board (“APB”) Opinion No. 28, “Interim Financial Reporting”, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. We adopted SFAS No. 123 using the prospective method of SFAS No. 148 during 2003. The adoption did not have a material impact on our financial condition or operating results.

        In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on our financial condition or operating results.

        In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances.) Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on our financial condition or operating results.

        In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN No. 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material effect on our financial position or results of operations.

        In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46 provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. We have elected to adopt FIN No. 46, which allows us to consolidate the Trust as of December 31, 2003. However, since we are a small business issuer that reports under SEC Regulation S-B, we may delay deconsolidation until December 31, 2004. The adoption of FIN No. 46 did not have a material effect on our financial position or results of operations.

        Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

Regulatory Matters
        In October 2001, the USA PATRIOT Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. which occurred on September 11, 2001. On May 9, 2003, the United States Department of Treasury, the Financial Crimes Enforcement Network and the federal financial regulators announced final regulations implementing customer identification and verification requirements under Section 326 of the USA PATRIOT Act. The regulations require that financial institutions develop a Customer Identification Program (CIP) by October 1, 2003 that implements reasonable procedures to: (1) collect identifying information about customers opening an account; (2) verify that the customers are who they say they are; (3) maintain records of the information used to verify their identity; and (4) determine whether the customer appears on any list of suspected terrorists or terrorist organizations. The PATRIOT Act is intended to strengthen U.S. law enforcement’s and the intelligence communities’ abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the PATRIOT Act on financial institutions of all kinds is significant and wide ranging. The PATRIOT Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

        On October 28, 2003, President Bush signed into law the Check Clearing Act for the 21st century, “Check 21". Check 21 removes legal barriers to check truncation by providing a framework that grants an Image Replacement Document (“IRD”) the same legal authority as the original check. Check 21 does not mandate that banks accept electronic images. Check 21 does, however, mandate that banks accept IRDs if presented for payment. Check 21 will become effective twelve months from signing on October 28, 2004. The Federal Reserve is charged with writing the regulations for Check 21.

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

        The principal interest rate risk monitoring technique we employ is the measurement of our interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. We generally would benefit from increasing market rates of interest when we have an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when we are liability-sensitive.

        On December 31, 2003, we were liability sensitive over the one-year time frame. However, our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities. As a result, we continue to believe that our interest rate risk position is asset sensitive.

Independent Auditors’ Report

To the Board of Directors and Shareholders of
First National Bancshares, Inc. and Subsidiaries
Spartanburg, South Carolina

We have audited the accompanying consolidated balance sheets of First National Bancshares, Inc. and Subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows of First National Bancshares, Inc. for the year ended December 31, 2001 were audited by other auditors whose report dated January 23, 2002, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the First National Bancshares, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation as of January 1, 2003.

Greenville, South Carolina
February 20, 2004

/s/ Elliott Davis LLC
Elliott Davis LLC

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Cash and due from banks	$3,003,015	$8,097,022
Interest-bearing bank balances	534,405	5,827,723
Federal funds sold	3,157,000	6,688,000
Securities available for sale	36,173,822	20,559,645
Loans, net of allowance for loan losses of	$1,630,488	-
and $1,163,977, respectively	128,790,497	91,942,506
Premises and equipment, net	4,380,454	4,499,646
Other	4,530,821	1,609,362

Total assets	$180,570,014	$139,223,904

Liabilities and Shareholders' Equity

Liabilities:
Deposits
Noninterest-bearing	$13,344,911	$15,428,255
Interest-bearing	141,388,110	104,290,425

Total deposits	154,733,021	119,718,680

FHLB advances	9,500,000	7,000,000
Debt associated with trust preferred securities	3,000,000	-
Accrued expenses and other liabilities	1,108,497	961,098

Total liabilities	168,341,518	127,679,778

Commitments and contingencies-Note 16 and 17

Shareholders' equity:
Preferred stock, par value $.01 per share, 10,000,000
shares authorized, no shares issued or outstanding	-	-
Common stock, par value $.01 per share, 10,000,000
shares authorized 1,802,850 and 1,802,100 shares
issued and outstanding, respectively	18,028	18,021
Additional paid-in capital	11,809,783	11,800,676
Retained earnings (deficit)	429,529	(486,197)
Accumulated other comprehensive income (loss)	(28,844)	211,626

Total shareholders' equity	12,228,496	11,544,126

Total liabilities and shareholders' equity	$180,570,014	$139,223,904

        The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Interest income:
Loans	$6,351,326	$5,196,237	$4,178,305
Taxable securities	973,726	617,284	556,555
Nontaxable securities	143,245	12,173
Federal funds sold and other	128,032	185,163	330,057

Total interest income	7,596,329	6,010,857	5,064,917

Interest expense:
Trust preferred securities	4,370	-	-
FHLB advances	152,907	65,688
Deposits	2,868,582	2,409,445	2,885,609

Total interest expense	3,025,859	2,475,133	2,885,609

Net interest income:	4,570,470	3,535,724	2,179,308

Provision for loan losses	518,821	417,980	335,576

Net interest income after provision for loan losses	4,051,649	3,117,744	1,843,732

Noninterest income:
Mortgage loan fees from correspondent bank	231,561	163,949	139,515
Service charges and fees on deposit accounts	846,364	669,576	157,408
Gain on sale of loans	92,403	8,252	-
Other	207,021	539	50,933

Total noninterest income	1,377,349	842,316	347,856
Noninterest expense:
Salaries and employee benefits	2,138,475	1,738,679	1,303,762
Professional fees	200,043	157,180	88,973
Data processing	368,297	293,849	154,357
Public relations	254,110	229,982	208,026
Occupancy and equipment	545,864	489,625	359,479
Telephone and supplies	131,492	109,007	89,646
Other	449,100	346,609	214,593

Total noninterest expense	4,087,381	3,364,931	2,418,836

Net income (loss) before income taxes	1,341,617	595,129	(227,248)

Provision (benefit) for income taxes	425,891	-	(24,000)

Net income (loss)	$915,726	$595,129	$(203,248)

Net income (loss) per share - adjusted for 3 for 2 stock split
Basic	.51	.33	(.11)
Diluted	.45	.30	(.11)
Weighted average shares outstanding - adjusted for 3 for 2 stock split
Basic	1,802,814	1,800,780	1,800,000
Diluted	2,024,345	1,954,970	1,800,000

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income

For the Years Ended December 31, 2003, 2002 and 2001

					Accumulated
			Additional	Retained	Other	Total
	Common Stock		Paid-In	Earnings	Comprehensive	Shareholders'
	Shares	Amount	Capital	(Deficit)	Income/(Loss)	Equity

Balance, December 31, 2000	1,800,000	$18,000	$11,785,311	$(878,078)	$49,151	$10,974,384
Comprehensive income:
Net loss	-	-	-	(203,248)	-	(203,248)
Change in net unrealized gains
on securities available for sale,
net of tax of $18,338	-	-	-	-	(13,556)	(13,556)

Total comprehensive
income (loss)	-	-	-	-	-	(216,804)

Balance, December 31, 2001	1,800,000	$18,000	$11,785,311	$(1,081,326)	$35,595	$10,757,580

Proceeds from exercise of
employee stock options	2,100	21	15,365	-		15,386
Comprehensive income:
Net income	-	-	-	595,129	-	595,129
Change in net unrealized gains
on securities available for sale,
net of tax of $103,251	-	-	-	-	176,031	176,031

Total comprehensive
income	-	-	-	-	-	771,160

Balance, December 31, 2002	1,802,100	$18,021	$11,800,676	$(486,197)	$211,626	$11,544,126

Proceeds from exercise of
employee stock options	750	7	6,107	-	-	6,114
Grant of employee stock options	-	-	3,000	-	-	3,000
Comprehensive income:
Net income	-	-	-	915,726	-	915,726
Change in net unrealized gains (losses)
on securities available for sale,
net of tax of $138,987	-	-	-	-	(240,470)	(240,470)

Total comprehensive
income	-	-	-	-	-	675,256

Balance, December 31, 2003	1,802,850	$18,028	$11,809,783	$429,529	$(28,844)	$12,228,496

        All share amounts have been retroactively restated to reflect the 3 for 2 stock split payable March 1, 2004.

        The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Cash flows from operating activities:
Net income (loss)	$915,726	$595,129	$(203,248)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Provision for loan losses	518,821	417,980	335,576
Provision for deferred income tax expense (benefit)	53	(222,755)	(24,000)
Depreciation	239,939	233,449	181,247
Premium amortization (discount accretion), net	172,371	28,987	(29,514)
Changes in deferred and accrued amounts:
Prepaid expenses and other assets	(281,804)	(190,244)	(58,758)
Accrued expenses and other liabilities	271,529	239,576	(157,055)

Net cash provided by operating activities	1,836,635	1,102,122	44,248

Cash flows from investing activities:
Proceeds from maturity/prepayment of securities
available for sale	16,357,353	6,556,407	6,349,006
Proceeds from sale of foreclosed property	-	43,995	-
Proceeds from sale of securities available for sale	-	917,938	-
Purchases of securities available for sale	(32,523,358)	(15,375,937)	(10,699,998)
Loan originations, net of principal collections	(37,366,812)	(29,335,833)	(26,204,963)
Purchase of bank-owned life insurance	(2,500,000)	-	-
Net purchases of premises and equipment	(120,747)	(172,951)	(1,597,189)
Purchase of FHLB and other stock	(124,850)	(249,500)	(96,700)

Net cash used by investing activities	(56,278,414)	(37,615,881)	(32,249,844)

Cash flows from financing activities:
Proceeds from trust preferred securities	3,000,000	-	-
Proceeds from exercise of employee stock options	6,114	15,386	-
Increase in FHLB advances	4,500,000	7,000,000	-
Repayment of FHLB advances	(2,000,000)	-	-
Grant of employee stock options	3,000	-	-
Net increase in deposits	35,014,340	48,800,274	24,531,935

Net cash provided by financing activities	40,523,454	55,815,660	24,531,935

Net increase (decrease) in cash and cash equivalents	(13,918,325)	19,301,901	(7,673,661)
Cash and cash equivalents at beginning of year	20,612,745	1,310,844	8,984,505

Cash and cash equivalents, end of year	$6,694,420	$20,612,745	$1,310,844

        The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

Note 1 – Summary of Significant Accounting Policies and Activities

Business Activity and Organization – First National Bancshares, Inc. (the “Company”) was incorporated on July 14, 1999 under the laws of the state of South Carolina for the purpose of operating as a bank holding company pursuant to the federal Bank Holding Company Act of 1956, as amended, and to purchase 100% of the capital stock of First National Bank of Spartanburg (the “Bank”). The Bank was organized as a national bank under the laws of the United States with the purpose of becoming a new bank to be located in Spartanburg County, South Carolina. The Bank began doing business on March 27, 2000 and provides full personal and commercial banking services to customers and is subject to regulation by the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency. During 2002, the Company adopted a resolution changing the legal name of the Bank to First National Bank of the South. The Bank continues to do business in Spartanburg County as First National Bank of Spartanburg. On December 19, 2003, the Company formed FNSC Capital Trust I (the “Trust”), a statutory trust, for the purpose of issuing and selling floating rate securities having an aggregate liquidation amount of $3 million (the “Capital Securities”) to institutional buyers in a private placement of trust preferred securities.

The Company offered its common stock for sale to the public under an initial public offering which began on November 10, 1999. The offering raised approximately $11,800,000, net of underwriting discounts and commissions and offering expenses, and was completed on February 10, 2000. The directors and executive officers of the Company purchased 484,100 shares of common stock at $10 per share, for a total of $4,841,000. Upon purchase of these shares, the Company issued stock warrants to the organizers to purchase 313,333 shares of common stock for $10 per share. The remaining 715,900 shares were sold in the public offering. These figures do not reflect the 3 for 2 stock split payable March 1, 2004. The Company used $11 million of the proceeds to capitalize the Bank. During the first quarter of 2000, the Company obtained all regulatory approvals to operate and opened the Bank for business on March 27, 2000.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company, the Trust and the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles and to general practices in the banking industry.

Concentrations of Credit Risk – The Company, through the Bank, makes loans to individuals and small-to mid-sized businesses for various personal and commercial purposes primarily in Spartanburg County, South Carolina. The Company has a diversified loan portfolio and the Company’s loan portfolio is not dependent on any specific economic segment. The Company regularly monitors its credit concentrations based on loan purpose, industry and customer base. As of December 31, 2003, there were no material concentrations of credit risk within the Company’s loan portfolio.

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

Use of Estimates – The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) which requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of income and expense during the reporting period. Actual results could differ from these estimates.

Securities – Management classifies securities at the time of purchase into one of three categories as follows: (1) Securities Held to Maturity: securities which the Company has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading Securities: securities that are bought and held principally for the purpose of selling them in the near future, which are reported at fair value with unrealized gains and losses included in earnings; and (3) Securities Available for Sale: securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity as accumulated other comprehensive income. The amortization of premiums and accretion of discounts on investment securities are recorded as adjustments to interest income. Gains or losses on sales of investment securities are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Unrealized losses on securities, reflecting a decline in value or impairment judged by the Company to be other than temporary, are charged to earnings in the consolidated statements of operations.

Loans and Interest Income – Loans of the Bank are carried at principal amounts, reduced by an allowance for loan losses. The Bank recognizes interest income daily based on the principal amount outstanding using the simple interest method. The accrual of interest is generally discontinued on loans of the Bank which become 90 days past due as to principal or interest or when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. Management may elect to continue accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balances and accrued interest and the loan is in the process of collection. Amounts received on nonaccrual loans generally are applied against principal prior to the recognition of any interest income. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Impairment of Loans – Loans are considered to be impaired when, in management’s judgment, the collection of all amounts of principal and interest is not probable in accordance with the terms of the loan agreement. The Company accounts for impaired loans in accordance with the terms of Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118 in the areas of disclosure requirements and methods of recognizing income. SFAS No. 114 requires that impaired loans be recorded at fair value, which is determined based upon the present value of expected cash flows discounted at the loan’s effective interest rate, the market price of the loan, if available, or the value of the underlying collateral. All cash receipts on impaired loans are applied to principal until such time as the principal is brought current. After principal has been satisfied, future cash receipts are applied to interest income, to the extent that any interest has been foregone. The Bank determines which loans are impaired through a loan review process.

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

Allowance for Loan Losses – The allowance for loan losses is established through a provision for loan losses charged to operations and reflects an amount that, in management’s opinion, is adequate to absorb inherent losses in the existing portfolio. Additions to the allowance are based on management’s evaluation of the loan portfolio under current economic conditions, past loan loss experience, and such other factors which, in management’s judgment, deserve recognition in estimating loan losses.

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

Loan Fees – Loan origination fees and direct costs of loan originations are deferred and recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Loan commitment fees are deferred and recognized as an adjustment of yield over the related loan’s life, or if the commitment expires unexercised, recognized in income upon expiration.

Premises and Equipment – Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization, computed principally by the straight line method over the estimated useful lives of the assets as follows: building, 40 years; furniture and fixtures, 7 to 10 years; and computer hardware and software, 3 to 5 years. Amortization of leasehold improvements is recorded using the straight-line method over the lesser of the estimated useful life of the asset or the term of the operating lease. Additions to premises and equipment and major replacements and betterments are added at cost. Maintenance, repairs and minor replacements are included in operating expense. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

Income Taxes – Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets if it is determined to be “more likely than not” that all or some portion of the potential deferred tax asset will not be realized.

Reclassifications – Certain prior year amounts have been reclassified to conform with the current presentation. These reclassifications have no effect on previously reported shareholders’ equity or net income as previously reported. Share and per share data have been restated for the 3 for 2 stock split discussed below under “Net Income (Loss) Per Share”.

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

Stock Compensation Plans – In the fourth quarter of 2003, the Company adopted SFAS No. 123, “Accounting for Stock-Based Compensation”, in accordance with the prospective transition method prescribed in SFAS No. 148 “Accounting for Stock Based Compensation ¯ Transition and Disclosure.” The fair value based method has been applied prospectively to awards granted subsequent to December 31, 2002. Awards granted in years prior to 2003 will continue to be accounted for under the intrinsic value method, and the pro forma impact of accounting for those awards at fair value will continue to be disclosed. The Company recognized $3,000 of compensation expense during 2003 as a result of the adoption of this method.

Historially, and through September 30, 2003, the Company applied the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for the Company’s stock option plan. All stock options granted under stock compensation plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Therefore, no stock-based compensation was reflected in net income (loss). Stock options and warrants issued under the Company’s stock option plan and warrant agreements have no intrinsic value at the grant date, and under APB Opinion No. 25, no compensation cost was recognized for them. Because SFAS No. 123 was adopted prospectively, the Company will continue to provide pro forma disclosures of net income (loss) and income (loss) per share in the following table, as if the fair value based method of accounting had been applied. All amounts have been adjusted for the 3 for 2 stock split. See Note 14 for additional information regarding the Company’s stock-based compensation plans.

	For the years ended December 31,
(dollars, except per share, in thousands)	2003	2002	2001

Net income (loss) - as reported	$916	$595	$(203)
Net income (loss) - pro forma	$654	$331	$(435)

Basic income (loss) per share
As reported	$.51	$.33	$(.11)
Pro forma	$.36	$.18	$(.24)
Fully diluted income (loss) per share
As reported	$.45	$.30	$(.11)
Pro forma	$.32	$.17	$(.24)

The weighted average fair value per share of options granted in the years presented amounted to $1.12, $1.07 and $1.27, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants: expected volatility of 6.0% for all years presented, risk-free interest rate of 1.25%, 1.50% and 2.70% for each year presented, respectively, and expected lives of the options of seven years in all years presented. There were no cash dividends in any years presented.

Net Income (Loss) Per Share – Basic net income (loss) per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and stock warrants and are determined using the treasury stock method.

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

For the year ended December 31, 2003, the effect of dilutive securities (options and warrants) resulted in an incremental 221,531 shares outstanding compared to an incremental 154,190 shares outstanding for the year ended December 31, 2002. For the year ended December 31, 2001, all stock options outstanding were anti-dilutive due to the net loss sustained during this period.

On January 20, 2004 the Company’s board of directors approved a 3 for 2 stock split of the Company’s outstanding stock. The split was distributed on March 1, 2004. The number of outstanding shares increased from 1,201,900 to 1,802,850.

Comprehensive Income – Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recently Issued Accounting Standards – In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-based Compensation–Transition and Disclosure”, an amendment of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting”, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The Company adopted SFAS No. 123 using the prospective method of SFAS No. 148 during 2003. The adoption did not have a material impact on the financial condition or operating results of the Company.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the financial condition or operating results of the Company.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances.) Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial condition or operating results of the Company.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN No. 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Company’s financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46 provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established.

The Company has elected to adopt FIN No. 46, which allows the Company to consolidate the Trust as of December 31, 2003. However, small business issuers that report under SEC Regulation S-B may delay deconsolidation until December 31, 2004. The adoption of FIN No. 46 did not have a material effect on the Company’s financial position or results of operations. For more details on the Trust, refer to Note 13 – Debt Associated with Trust Preferred Securities.

Note 2 – Statement of Cash Flows

In accordance with the provisions of SFAS No. 95, “Statement of Cash Flows,” the Company considers cash and cash equivalents to be those amounts included in the balance sheet captions “Cash and due from banks”, “Interest-bearing bank balances” and “Federal funds sold.” These accounts totaled $6,694,420 and $20,612,745 at December 31, 2003 and 2002, respectively.

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

The following summarizes supplemental cash flow data for the years ended December 31:

	2003	2002	2001
Interest paid	$3,017,778	$2,706,233	$3,128,989
Cash paid for income taxes	$215,849	$50,000	$-
Change in fair value of securities available
for sale, net of income tax	$(240,470)	$176,031	$(13,556)

Noncash investing activities during the year ended December 31, 2001 also included $177,652 of premises additions included in accrued expenses.

Note 3 – Restrictions on Cash and due from Banks

The Bank is required to maintain average reserve balances, net of vault cash, with the Federal Reserve Bank based upon a percentage of deposits. The amount of the required reserve balance at December 31, 2003 and 2002 was $5,000.

Note 4 – Securities

The amortized cost, fair value and gross unrealized holding gains and losses of securities available for sale at December 31, 2003 and 2002, consisted of the following:

	2003
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities
available for sale:
U.S. Agency
obligations	$9,956,593	$12,577	$(150,659)	$9,818,511
Mortgage-backed	20,333,627	163,066	(62,006)	20,434,687
Municipal	5,927,304	50,059	(56,739)	5,920,624

	$36,217,524	$225,702	$(269,404)	$36,173,822

At December 31, 2003, the Company held no securities which had been in a continuous unrealized loss position for 12 months or more, or an other than temporary position. The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses to be temporary.

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

	2002
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities
available for sale:
U.S. Agency
obligations	$4,032,412	$14,749	$(3,510)	$4,043,651
Mortgage-backed	15,394,771	322,083	(1,988)	15,714,866
Municipal	796,707	9,558	(5,137)	801,128

	$20,223,890	$346,390	$(10,635)	$20,559,645

At December 31, 2003 and 2002, securities with a carrying value of approximately $ 31,800,000 and $11,749,000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law, including as collateral for FHLB advances outstanding.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2003, by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or repay obligations with or without prepayment penalties. Fair value of securities was determined using quoted market prices.

	Amortized	Fair
	Cost	Value

Due after one year, through five years	$2,001,438	$2,001,294
Due after five years, through ten years	8,260,155	8,124,361
Due after ten years, through fifteen years	4,742,290	4,733,244
Due after fifteen years	880,014	880,236

	15,883,897	15,739,135
Mortgage-backed securities	20,333,627	20,434,687

	$36,217,524	$36,173,822

Note 5 – Investments Required by Law

The Bank, as a member of the Federal Reserve Bank (“FRB”) and the Federal Home Loan Bank of Atlanta (“FHLB”), is required to own capital stock in these organizations. The Bank’s equity investments required by law are included in the accompanying consolidated balance sheets in “Other assets”. The amount of stock owned is based on the Bank’s capital levels in the case of the FRB and totaled $329,850 and $330,000 at December 31, 2003 and 2002 respectively. The amount of FHLB stock owned is determined based on the Bank’s balances of residential mortgages and advances from the FHLB and totaled $475,000 and $350,000 at December 31, 2003 and 2002, respectively. No ready market exists for these stocks and they have no quoted market value. However, redemption of these stocks has historically been at par value. Accordingly, the carrying amounts are deemed to be a reasonable estimate of fair value.

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

Note 6 – Loans

A summary of loans by classification at December 31 is as follows:

	2003	2002

Commercial and industrial	$24,869,400	$15,867,000
Commercial secured by real estate	57,622,045	53,658,692
Real estate--residential mortgages	42,830,333	19,174,497
Installment and other consumer loans	5,341,479	4,591,509
Unearned income	(242,272)	(185,215)

Total loans, net of unearned income	130,420,985	93,106,483

Less--allowance for loan losses	(1,630,488)	(1,163,977)

Total loans, net	$128,790,497	$91,942,506

Approximately $94,970,000 of the loans were variable interest rate loans at December 31, 2003. The remaining portfolio was fixed interest rate loans.

At December 31, 2003, $257,470 in loans were on nonaccrual. Foregone interest income on these nonaccrual loans and other nonaccrual loans charged off during 2003 was approximately $15,000 in 2003. There were no loans on nonaccrual at December 31, 2002. One loan totaling $48,000 was on non-accrual at December 31, 2001. Foregone interest income on the nonaccrual loan was approximately $4,000 during 2001. There were no loans contractually past due in excess of 90 days at December 31, 2003 or 2002. There were no foreclosed loans or other real estate owned at December 31, 2003 or 2002. There were no impaired loans at December 31, 2003 or 2002.

Changes in the allowance for loan losses for the years ended December 31 were as follows:

	2003	2002	2001

Balance, beginning of year	$1,163,977	$800,303	$470,893
Provision charged to operations	518,821	417,980	335,576
Loans charged off	(52,880)	(54,306)	(6,166)
Recoveries on loans previously
charged off	570	-	-

Balance, end of year	$1,630,488	$1,163,977	$800,303

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

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

The aggregate dollar amount of these outstanding loans was approximately $7.33 million and $5.56 million at December 31, 2003 and 2002, respectively. During 2003, new loans and advances on these lines of credit totaled approximately $5.14 million and payments on these loans and lines totaled approximately $3.37 million. At December 31, 2003, there were commitments to extend additional credit to related parties in the amount of approximately $4.09 million.

Under current Federal Reserve regulations, the Bank is limited to the amount it may loan to the Company. Loans made by the Bank may not exceed 10% and loans to all affiliates may not exceed 20% of the Bank’s capital, surplus and undivided profits, after adding back the allowance for loan losses. There were no loans outstanding between the Bank and the Company at December 31, 2003 or 2002.

Note 7 – Premises and Equipment

A summary of premises and equipment at December 31 is as follows:
	2003	2002

Land	$975,854	$975,854
Building and improvements	2,843,856	2,823,664
Furniture, fixtures and equipment	1,227,979	1,154,210
Construction in progress	23,846	-

	5,071,535	4,953,728
Accumulated depreciation	691,081	454,082

	$4,380,454	$4,499,646

Depreciation expense charged to operations totaled $239,939, $233,449 and $181,247 in 2003, 2002, and 2001, respectively.

The Bank entered into a long-term land lease during 2000, which has an initial term of 20 years and various renewal options under substantially the same terms with certain rate escalations. Rent expense charged to operations totaled $48,000 for each of the years ended December 31, 2003, 2002 and 2001. The annual minimum rental commitments under the terms of the Company’s noncancellable lease at December 31, 2003 are as follows:

2004	$48,000
2005	50,917
2006	50,917
2007	50,917
2008	50,917
Thereafter	716,332

Total	$968,000

Note 8 – Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000 is approximately $43,005,000 and $25,472,000 at December 31, 2003 and 2002.

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

The scheduled maturities of time deposits at December 31 are as follows:

	2003	2002

One year or less	$88,301,678	$53,634,000
From one year to three years	14,474,823	18,074,000
After three years	5,102,149	1,169,000

Total	$107,878,650	$72,877,000

Note 9 – Lines of Credit

At December 31, 2003, the Bank had short-term lines of credit with correspondent banks to purchase unsecured federal funds totaling $5,350,000. The interest rate on any borrowings under these lines would be the prevailing market rate for federal funds purchased.

Note 10 – FHLB Advances

The Bank has the ability to borrow up to 15% of its total assets from the FHLB as of December 31, 2003. Borrowings under this arrangement can be made with various terms and repayment schedules and with fixed or variable rates of interest. The borrowings under this arrangement are available by pledging collateral and may require additional purchases of stock in the FHLB. Qualifying securities available for sale with a market value of $18,373,022 were pledged as collateral for advances outstanding of $9,500,000 at December 31, 2003.

At December 31, 2003, fixed rate FHLB advances outstanding ranged from $2,000,000 to $5,000,000 with initial maturities of one to ten years and rates of 1.16% to 2.92%. The weighted-average interest rate on FHLB advances outstanding at December 31, 2003 and 2002 was 1.71% and 1.72%, respectively. At December 31, 2003, advances totaling $7.5 million were subject to call features at the option of the FHLB with call dates ranging from January 2004 to July 2012. Call provisions are more likely to be exercised by the FHLB when rates rise. Scheduled maturities of FHLB advances subsequent to December 31, 2003 are $2,000,000 in 2004, $5,000,000 in 2012 and $2,500,000 in 2013.

Note 11 – Income Taxes

The following is a summary of the items, which caused recorded income taxes to differ from taxes computed using the statutory tax rate for the periods ending December 31:

	2003	2002	2001

Income tax expense at federal statutory	$456,150	$202,344	$(77,264)
rate of 34%
Change in valuation allowance	-	(341,591)	47,353
State income tax, net of federal effect	27,914	11,959	-
Tax-exempt securities income	(43,833)	-	-
Other, net	(14,340)	127,288	5,911

Income tax (benefit) expense	$425,891	$-	$(24,000)

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

The provision for income taxes for the years ended December 31 are as follows:

	2003	2002

Current:
Federal	$398,844	$204,635
State	26,994	18,120

	$425,838	$222,755

Deferred:
Federal	$(15,247)	$(222,755)
State	15,300	$-

	$53	$(222,755)

Provision for income taxes	$425,891	$-

The Company had no currently taxable income for the year ending December 31, 2001. The 2001 tax benefit of $24,000 consisted entirely of deferred benefit with no current impact.

The components of the deferred tax assets and liabilities at December 31 are as follows:

	2003	2002

Deferred tax liability:
Net deferred loan costs	$35,252	$29,782
Prepaid expenses deducted currently for tax	34,657	21,675
Tax depreciation in excess of book	125,698	51,000
Unrealized gain on securities available for sale	-	124,129

Total deferred tax liability	195,607	226,586

Deferred tax asset:
Allowance for loan losses	408,506	288,244
Deferred organizational and start-up costs	33,803	60,968
Unrealized loss on securities available for sale	14,859	-

Deferred tax asset before valuation
allowance	457,168	349,212
Valuation allowance	-	-

Net deferred tax asset	$261,561	$122,626

The net deferred tax asset is included in “Other assets” in the accompanying consolidated balance sheets.

The Company has not recorded a valuation allowance for the net deferred tax asset as the realization of this asset is determined to be more likely than not based on the Company’s ability to generate future taxable income during the periods in which temporary differences become deductible.

A portion of the change in the net deferred tax asset relates to the change in the tax effect of the unrealized gain (loss) on securities available for sale of $138,988. The remainder of the change in the net deferred tax asset is due to the current period deferred tax expense of $53.

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

Note 12 – Regulatory Capital Requirements and Dividend Restrictions

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

The Company and the Bank are required to maintain minimum amounts and ratios of total risk-based capital, Tier 1 capital, and Tier 1 leverage capital (as defined in the regulations) as set forth in the table following. Management believes, as of December 31, 2003 that the Company and the Bank meet all capital adequacy requirements to which they are subject. At December 31, 2003, the Bank is categorized as “well capitalized” under the regulatory framework for prompt corrective action. There are no current conditions or events that management believes would change the Company’s or the Bank’s category.

The following table presents the Company’s and the Bank’s actual capital amounts and ratios at December 31, 2003 and 2002 as well as the minimum calculated amounts for each regulatory-defined category.

					Minimum to be
					Categorized as Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003
The Company
Total capital to risk-weighted assets	$16,659,000	12.91%	$10,325,760	8.00%	N/A	N/A
Tier 1 capital to risk-weighted assets	$15,029,000	11.64%	$5,162,880	4.00%	N/A	N/A
Tier 1 capital to average assets	$15,029,000	8.65%	$6,946,520	4.00%	N/A	N/A

The Bank
Total capital to risk-weighted assets	$15,854,000	12.28%	$10,325,760	8.00%	$12,907,200	10.00%
Tier 1 capital to risk-weighted assets	$14,224,000	11.02%	$5,162,880	4.00%	$7,744,320	6.00%
Tier 1 capital to average assets	$14,224,000	8.20%	$6,946,520	4.00%	$8,683,150	5.00%

As of December 31, 2002
The Company
Total capital to risk-weighted assets	$12,351,000	13.01%	$7,594,960	8.00%	N/A	N/A
Tier 1 capital to risk-weighted assets	$11,187,000	11.78%	$3,797,480	4.00%	N/A	N/A
Tier 1 capital to average assets	$11,187,000	8.74%	$5,112,520	4.00%	N/A	N/A

The Bank
Total capital to risk-weighted assets	$11,327,000	11.93%	$7,594,960	8.00%	$9,493,700	10.00%
Tier 1 capital to risk-weighted assets	$10,163,000	10.70%	$3,797,480	4.00%	$5,696,220	6.00%
Tier 1 capital to average assets	$10,163,000	7.95%	$5,112,520	4.00%	$6,390,650	5.00%

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. The dividends that may be paid by the Bank to the Company are subject to legal limitations and regulatory capital requirements. The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the Bank’s net profits (as defined by the Comptroller) for that year combined with its retained net profits (as defined by the Comptroller) for the two preceding calendar years. As of December 31, 2003, no cash dividends have been declared or paid by the Bank.

Note 13 – Debt Associated with Trust Preferred Securities

On December 19, 2003, FNSC Capital Trust I (the “Trust”), a statutory trust formed by the Company, issued and sold floating rate securities having an aggregate liquidation amount of $3 million (the “Capital Securities”) to institutional buyers in a private placement of trust preferred securities. The Capital Securities generated gross proceeds of $3 million. The Trust invested these proceeds in an equivalent amount of junior subordinated debentures of the Company, and the Company contributed the proceeds to the Bank for general corporate purposes. Issuance costs from the December 19, 2003 sale totaled $104,000.

The junior subordinated debentures are unsecured obligations of the Company and are subordinate and junior in right of payment to all present and future senior indebtedness of the Company. The Company has entered into a guarantee, which together with its obligations under the junior subordinated debentures and the declaration of trust governing the Trust provides a full and unconditional guarantee of the Capital Securities.

The Capital Securities accrue and pay distributions quarterly at a rate per annum equal to 90-day LIBOR plus 292 basis points. At December 31, 2003, the distribution rate on the Capital Securities was 4.08%. The distributions payable on the Capital Securities are cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarters. The Company has no current intention to exercise its right to defer payment of interest on the Capital Securities.

The Capital Securities are mandatorily redeemable upon maturity on December 19, 2033. The Company has the right to redeem the Capital Securities in whole or in part, on or after December 19, 2008. If the Capital Securities are redeemed on or after December 19, 2008, the redemption price will be 100% of the principal amount plus accrued and unpaid interest. In addition, the Company may redeem the Capital Securities in whole (but not in part) at any time within 90 days following the occurrence of a tax event, an investment company event, or a capital treatment event at a special redemption price (as defined in the indenture). The Company has elected to adopt FASB Interpretation No. 46 (“FIN 46”) which allows the Company to consolidate the Trust as of December 31, 2003 due to the existence of appropriate call options in the Capital Securities.

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

On October 31, 2003, the FASB proposed a modification and interpretation of FIN 46. Evaluation of the impact of FIN 46 and SFAS No. 150, (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” on the treatment of debt associated with trust preferred securities resulted in the issuance of Revised Amendment to FIN 46 (“FIN 46r”). Generally, electing to apply FIN 46r would require that the Trust be deconsolidated as of December 31, 2003. However, the Company has not elected FIN 46r, and the SEC has indicated that small business issuers that report under SEC Regulation S-B may delay deconsolidation until December 31, 2004. The Company currently consolidated the Trust, which issued the Company’s trust preferred securities, in its consolidated financial statements as of December 31, 2003 and reported the related debt instruments, referred to as debt associated with trust preferred securities, as a liability on its consolidated balance sheet.

Note 14 – Stock Compensation Plans

Effective March 6, 2000, the Company adopted the First National Bancshares, Inc. 2000 Stock Incentive Plan (the “Plan”). Under the Plan, options are periodically granted to employees and directors by the Personnel Committee at a price not less than the fair market value of the shares at the date of grant. Options granted are exercisable for a period of ten years from the date of grant and become exercisable at a rate of 20% each year on the first five anniversaries of the date of grant. The Plan authorizes the granting of stock options up to a maximum of 180,000 shares of common stock. At December 31, 2003, 63,100 option shares were available to be granted under the Plan.

Upon consummation of the initial public offering, the organizers were issued stock warrants to purchase 313,333 shares of common stock for $10 per share. These warrants vest ratably over a five year period beginning February 10, 2000, and will be exercisable in whole or in part during the ten year period following that date. The information presented in the two preceding paragraphs has not been restated for the 3 for 2 stock split payable March 1, 2004.

The following is a summary of the activity under the plans for the years ended December 31, adjusted for the 3 for 2 stock split payable March 1, 2004:

	2003		2002		2001
		Weighted		Weighted		Weightd
		Average		Average		Average
		Exercise Price		Exercise Price		Exercise Price
	Shares	Per Share	Shares	Per Share	Shares	Per Share

Outstanding, beginning of	627,500	$6.71	631,250	$6.71	614,750	$6.67
period
Granted	23,250	10.61	8,250	8.73	16,500	7.15
Forfeited	(7,500)	10.00	(9,900)	7.03	-	-
Exercised	(750)	7.20	(2,100)	6.76	-	-

Outstanding, December 31	642,500	6.82	627,500	6.70	631,250	6.71

Exercisable, December 31	369,600	6.67	246,650	6.67	122,951	6.67

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

The following table summarizes information about stock options and warrants outstanding under the stock-based option plans at December 31, 2003:

	Outstanding			Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Exercise
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$ 6.67	611,000	6.25 years	$6.67	366,600	$6.67
$ 7.00 - $ 7.20	8,250	8.00 years	$7.16	3,000	$7.16
$ 8.70 - $ 9.00	750	8.65 years	$9.00	-	-
$ 9.50 - $12.50	23,250	9.61 years	$10.61	-	-

$ 6.67 - $12.50	643,250	7.30 years	$6.82	369,600	$6.67

Note 15 – Employee Benefit Plan

The Company maintains an employee benefit plan for all eligible employees of the Company and the Bank under the provisions of Internal Revenue Code Section 401(k). The First National Retirement Savings Plan (the “Savings Plan”) allows for employee contributions and, upon annual approval of the Board of Directors, the Company matches 50% of employee contributions up to a maximum of six percent of annual compensation. The 50% match represents an increase over 25% match in 2002 and 2001. A total of $29,932, $12,000 and $9,914 was charged to operations in 2003, 2002, and 2001 respectively, for the Company’s matching contribution. Employees are immediately vested in their contributions to the Savings Plan and become fully vested in the employer matching contribution after five years of service.

Note 16 – Commitments and Contingencies

The Company has entered into an employment agreement with its President and Chief Executive Officer that includes an annually renewable three-year compensation term, annual bonus, incentive program, stock option plan and a one-year non-compete agreement upon termination. See Note 7 for specifics on the Company’s land lease.

In the normal course of business, the Company and the Bank are periodically subject to various pending or threatened lawsuits in which claims for monetary damages may be asserted. At December 31, 2003, the Company and the Bank were not involved with any litigation matters.

Note 17 – Financial Instruments with Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments.

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

The Company uses the same credit and collateral policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

At December 31, 2003, the Company’s commitments to extend additional credit totaled approximately $32.6 million, the majority of which are at variable rates of interest and expire within one year. Included in the Company’s total commitments are standby letters of credit. Letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party and totaled $75,000 at December 31, 2003. The credit risk involved in the underwriting of letters of credit is essentially the same as that involved in extending loan facilities to customers.

Note 18 – Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information, whether or not recognized in the statement of financial position, when it is practicable to estimate fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity, or contractual obligations which require the exchange of cash or other financial instruments. Certain items which are specifically excluded from the disclosure requirements, including the Company’s common stock, premises and equipment and other assets and liabilities.

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

Fair value for demand deposit accounts and variable rate interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts maturing during 2003 are valued at their carrying value. Certificate of deposit accounts maturing after 2003 are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments. Fair value for long-term FHLB advances is based on discounted cash flows using the current market rate. The Trust’s fair value approximates its carrying amount as it closed on December 19, 2003.

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

The estimated fair market value of commitments to extend credit and standby letters of credit are equal to their carrying value as the majority of these off-balance sheet instruments have relatively short terms to maturity and are written with variable rates of interest.

The Company has used management’s best estimate of fair values based on the above assumptions. Thus, the fair values presented may not be the amounts, which could be realized in an immediate sale or settlement of the instrument. In addition, any income tax or other expense which would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.

The estimated fair values of the Company’s financial instruments at December 31 are as follows:

	2003		2002

	Carrying	Estimated	Carring	Estimated
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and due from banks	$3,003,015	$3,003,015	$8,097,022	$8,097,022
Interest-bearing bank balances	534,405	534,405	5,827,723	5,827,723
Federal funds sold	3,157,000	3,157,000	6,688,000	6,688,000
Securities available for sale	36,173,822	36,173,822	20,559,645	20,559,645
Loans, net	128,790,497	128,823,000	91,942,506	92,248,000
Financial liabilities:
Deposits	$154,733,021	$157,570,000	$119,718,680	$121,566,000
FHLB advances	9,500,000	9,500,000	7,000,000	7,000,000
Trust preferred securities	3,000,000	3,000,000	N/A	N/A

Note 19 – Parent Company Financial Information

The following is condensed financial information of First National Bancshares, Inc. (parent company only) at December 31, 2003 and 2002 and for each of the years in the three year period ending December 31, 2003.

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

First National Bancshares, Inc.
Condensed Balance Sheets

	2003	2002

Assets:
Cash	$726,523	$1,027,861
Investment in bank subsidiary	14,422,578	10,520,181
Investment in Trust	93,000	-
Other assets	100,800	-

Total	$15,342,901	$11,548,042

Liabilities and shareholders' equity:
Junior subordinated debentures	$3,093,000	$-
Accruals and other liabilities	21,405	3,916
Shareholders' equity	12,228,496	11,544,126

Total	$15,342,901	$11,548,042

First National Bancshares, Inc.
Condensed Statements of Income

	2003	2002	2001

Interest income	$8,743	$13,780	$37,898
Interest expense	4,496	-	-

Net interest income	4,247	13,780	37,898

Salaries	-	-	-
Professional fees	7,452	6,818	476
Shareholder relations	20,884	19,542	12,521
Other	52	2,385	1,317

Noninterest expense	28,388	28,745	14,314

Equity in undistributed net income
(loss) of bank subsidiary	939,867	610,094	(226,832)

Net income (loss) before income taxes	915,726	595,129	(203,248)
Income taxes	-	-	-

Net income (loss)	$915,726	$595,129	$(203,248)

FIRST NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES	Notes to Consolidated Financial Statements, Continued

First National Bancshares, Inc.
Condensed Statements of Cash Flows

	2003	2002	2001

Operating activities:
Net income (loss)	$915,726	$595,129	$(203,248)
Adjustments to reconcile net income (loss) to net
cash provided by (used for) operating activities:
Equity in undistributed net (income) loss of bank
subsidiary	(939,867)	(610,094)	226,832
Increase in other assets	(100,800)	-	-
Increase (decrease) in other liabilities	17,489	(2,248)	(4,486)

Net cash provided by (used for) operating activities	(107,452)	(17,213)	19,098

Investing activities:
Increase (decrease) in due to bank subsidiary	-	-	(5,711)
Investment in Trust	(93,000)	-	-
Capital contribution to bank subsidiary	(3,203,000)	-	-

Net cash provided (used) by investing activities	(3,296,000)	-	(5,711)

Financing activities:
Proceeds from exercise of employee stock options	6,114	15,387	-
Proceeds from junior subordinated debentures	3,093,000	-	-
Grant of employee stock options	3,000	-	-

Net cash provided by financing activities	3,102,114	15,387	-

Net increase (decrease) in cash and cash equivalents	(301,338)	(1,826)	13,387

Cash, beginning of year	1,027,861	1,029,687	1,016,300

Cash, end of year	$726,523	$1,027,861	$1,029,687

For a complete discussion of the junior subordinated debentures and the related trust preferred securities, see Note 13 – Debt Associated with Trust Preferred Securities.

[Insert horizontal bancshares logo]

BOARD OF DIRECTORS

Chairman
Norman F. Pulliam
Chairman, Pulliam Investment Company
********************************

Dan Adams	Dr. Gaines W. Hammond, Jr.
President, The Capital Corporation	Urologist, Hammond Urology, P.A.
Mellnee G. Buchheit	Benjamin R. Hines
President, Buchheit News Management	President, Spencer/Hines Properties
Jerry L. Calvert	William A. Hudson
President & CEO, First National Bancshares	Vice Chairman, Diversco
Martha C. Chapman	Peter E. Weisman
Community Volunteer	Managing Member, Kinney Hill Associates
W. Russel Floyd	Donald B. Wildman
Business Administrator, Floyd's Mortuary	Partner, JSHW Law Firm
Dr. C. Tyrone Gilmore, Sr.	Coleman L. Young, Jr.
VP/Customer Relations, Compass Learning, Inc.	President, CLY, Inc.

***************************************************************

[Insert horizontal bos logo]

EXECUTIVE OFFICERS

Jerry L. Calvert

President and Chief Executive Officer

Robert W. Murdoch, Jr.

Senior Vice President & Retail Banking Manager

Kitty B. Payne

Senior Vice President & Chief Financial Officer

David H. Zabriskie

Senior Vice President & Chief Lending Officer

SHAREHOLDER INFORMATION

Market for Common Stock

        First National Bancshares, Inc. common stock is traded on the OTC Bulletin Board under the symbol FNSC. As of March 1, 2004, there were 392 shareholders of record. The number of shareholders of record does not reflect the number of persons or entities who hold the stock in nominee or “street” name through various brokerage firms.

        All of our currently issued and outstanding common stock was issued in our initial public offering on November 10, 1999. The price per share in the initial public offering was $10.00 per share. There is currently not a well-established public trading market in the common stock, and trading and quotations of the common stock have been limited and sporadic. Because there has not been an established market for our common stock, we may not be aware of all prices at which the common stock has been traded. Based on information available to us from a limited number of sellers and purchasers of our common stock, we believe transactions in the common stock, on a per share basis, ranged from $14.25 to $19.00 during 2003. There is no assurance that these prices reflect the market value of our common stock.

        The following is a summary of the bid prices for our common stock reported by the OTC Bulletin Board for the periods indicated. The prices shown reflect historical activity and have not been adjusted to reflect the 3 for 2 stock split payable March 1, 2004.

	2003		2002

	High	Low	High	Low
First Quarter	$15.75	14.25	$13.00	10.75
Second Quarter	17.00	14.65	14.00	11.00
Third Quarter	17.75	16.90	15.00	13.00
Fourth Quarter	19.00	17.50	15.25	14.00

        The prices listed above are quotations, which reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

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

Registered Market Makers	Stock Transfer Agent and Registrar

Scott & Stringfellow, Inc.	First Citizens Bank and Trust Company of South Carolina
Hill, Thompson, Magid & Company, Inc.	P.O. Box 29
Monroe Securities, Inc.	Columbia, SC 29202
FIG Partners, LLC	(803) 733-2703
Pershing Trading Company, LP

Annual Meeting

        The Annual Meeting of Shareholders will be held at 5:30 PM on Tuesday, April 20, 2004 at our main offices at 215 N. Pine Street, Spartanburg, SC 29302. All shareholders of record as of March 1, 2004 are eligible to attend and vote.

Financial Information

        We will furnish upon request, free of charge, copies of our Annual Report to the SEC on Form 10-KSB by contacting Ms. Kitty B. Payne, First National Bancshares, Inc., P.O. Box 3508, Spartanburg, SC 29304.

General Counsel
Nelson, Mullins, Riley & Scarborough, L.L.P.
104 South Main Street, Suite 900
Greenville, South Carolina 29601

[Insert team ad]

[Insert picture Boiling Springs]

Boiling Springs Office	3090 Boiling Springs Road

[Insert picture Main Office]

Main Office	215 North Pine Street

[Insert picture Westside Office]

Westside Office	2680 Reidville Road

Trust Services & Investment Management Provided by Colonial Trust Company

[Insert Colonial Trust Logo]