Form 10KSB/A, Exhibit 13
period 2002-12-31
FIRST NATIONAL BANCSHARES INC /SC/
filed 2004-04-02
CIK 1095274

Exhibit 13

Independent Auditor's Report included in the 2002 Annual Report

Independent Auditors’ Report

To the Board of Directors and Stockholders of
First National Bancshares, Inc.
Spartanburg, South Carolina

We have audited the accompanying consolidated balance sheet of First National Bancshares, Inc. and subsidiary as of December 31, 2001 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2001 and 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standard require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bancshares, Inc. and subsidiary as of December 31, 2001 and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000, in conformity with U.S. generally accepted accounting principles.

/s/ Dixon Hughes PLLC
Raleigh, North Carolina
January 23, 2002