Form 10-K, Exhibit 13
period 2006-12-31
FIRST NATIONAL BANCSHARES INC /SC/
filed 2007-03-20
CIK 1095274

EXHIBIT 13

2006

Annual Report

Industry Experience

Personal Service

Local Decisions

Community Involvement

Stepping Forward –

Building for the Future

Financial Highlights

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Selected Financial and Other Data as of or for the years ended December 31 (dollars in thousands, except per share data)

Summary of Consolidated Operations

2006

2005

2004

Interest income

$28,886

$17,341

$10,424

Interest expense

14,725

7,830

3,912

Net interest income

$14,161

$9,511

$6,512

Provision for loan losses

1,192

594

679

Net interest income after provision for loan losses

$12,969

$8,917

$5,833

Non-interest income

2,079

1,855

1,771

Non-interest expense

8,901

6,476

4,966

Net income before taxes

6,147

4,296

2,638

Provision for income taxes

2,095

1,461

823

Net income

$4,052

$2,835

$1,815

Balance Sheet Summary

Total assets

$465,382

$328,679

$236,344

Securities available for sale

63,374

45,151

36,165

Loans, net of unearned income

379,490

251,405

188,507

Allowance for loan losses

3,795

2,719

2,258

Deposits

376,701

271,695

191,811

Borrowings

58,849

32,798

29,264

Shareholders’ equity

26,990

22,029

13,912

Per Share Data and Shares Outstanding(1)

Basic net income

$1.12

$0.90

$0.59

Weighted average basic shares outstanding

3,615,022

3,142,035

3,067,182

Diluted net income

$0.94

$0.73

$0.49

Weighted average diluted shares outstanding

4,324,561

3,933,760

3,728,736

Book value

$7.29

$6.21

$4.53

(1) All share and per share amounts reflect the 3 for 2 stock splits distributed on January 18, 2006, and March 1, 2004, the 6% stock dividend distributed on May 16, 2006 and the 7% stock dividend to be distributed on March 30, 2007.

Forward-looking statements in this report, such as statements relating to future plans and expectations, are subject to risks and uncertainties, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future plans and expectations anticipated by such forward-looking statements. For a more detailed description of factors that could cause such differences, please see our Annual Report on Form 10-K, a copy of which is included with the package provided to its shareholders in connection with the 2007 annual meeting of shareholders.

FIRST NATIONAL®

2006 Annual Report

2

March 16, 2007

Dear Shareholders,

In 2006, First National achieved record results in key performance categories and continued to build for the future.

During the past year, we reported record annual earnings of $4.0 million, or $0.94 per diluted share, an increase of 42.9% over 2005’s result of $2.8 million, or $0.73 per diluted share. These amounts reflect the seven percent stock dividend to be distributed on March 30, 2007.

Total assets ended the year at $465.4 million, an increase of almost 42% over $328.7 million a year ago. Loans increased by 51% to $379.5 million as of December 31, 2006 compared to $251.4 million as of December 31, 2005. Deposits grew by 38.6% to $376.7 million as compared to $271.7 million at the end of 2005. Our credit quality continued to be strong as we experienced consistently low net charge-offs due to the efforts of our seasoned lenders and experienced risk management department.

In 2007, we will work to continue strengthening the foundation for a prosperous future for your company. We are approaching the completion of our new 14,500 square foot operations center, adjacent to our Corporate Headquarters in Spartanburg, SC, which will further support our long-term strategy of expansion. This spring, we plan to open our second full-service branch in the dynamic Charleston market, located downtown on East Bay Street. Construction and transition from our temporary office in Greenville to our Pelham Road full-service branch and Greenville Market Headquarters should be complete by late spring. We look forward to opening our seventh full-service office later this year in the rapidly expanding Greer area. With the February opening of our new loan production office in Rock Hill, we are establishing a presence in York and Lancaster counties.

As we see many construction projects through to completion, we also realize that building community relationships is a key in gredient to our success. Our team does an excellent job of providing first-class customer service, setting us apart in this increasingly competitive industry.

We eagerly look forward to the challenges and achievements that lie ahead in 2007 and beyond. Your continued support, our involved board members and an energetic and dedicated staff make all of our achievements possible. Please let us know of anyone who may be interested in First National Bank as an investor, customer or for potential employment. We always want to share our story and ask you to “call us first” for all of your banking needs!

Best Regards,

Jerry L. Calvert

President & CEO, Vice Chairman

Gaines W. Hammond, Jr., M.D.

Chairman

2006 Milestones

Opened loan production offices in Columbia and Daniel Island

Distributed a six percent stock dividend

Appointed 12 members to the Charleston Regional Board

Opened full-service branch in Greenville, SC – our fifth overall

Announced plans to enter York and Lancaster counties in SC

Launched newly designed Web site featuring Investor Relations section

Announced stock repurchase program of up to 50,000 shares

Pictured below

(L) Jerry L. Calvert

(R) Gaines W. Hammond, Jr., M.D.

Board of Directors

First National’s Board of Directors develops the long-term strategy to guide the company’s growth. As original organizers of the company, their vision and active involvement emerge as the driving force behind our success. This dedicated group of men and women continue to be recognized for their many personal and professional achievements. We are very fortunate to be led by such an accomplished group with the foresight and commitment needed to create a top-performing financial institution.

SEATED (L to R):

Dr. C. Tyrone Gilmore, Sr.

Vice President/Customer Relations, Compass Learning, Inc.

Chairman Emeritus

Norman F. Pulliam

Chairman, Pulliam Investment Co., Inc.

Vice Chairman Jerry L. Calvert

President & CEO, First National Bancshares, Inc.

Chairman

Gaines W. Hammond, Jr., M.D.

President/Physician, Hammond Urology

Mellnee G. Buchheit

President, Buchheit News Management

Donald B. Wildman

Partner, Johnson, Smith, Hibbard & Wildman, LLP

STANDING (L to R):

W. Russel Floyd, Jr.

President, W.R. Floyd Services, Inc.

C. Dan Adams

President, The Capital Corporation

Coleman L. Young, Jr.

President, CLY, Inc.

William A. Hudson

Partner, Hudson Development Group

Martha C. Chapman

Community Volunteer

Peter E. Weisman

Managing Member, Peter Weisman/ Kinney Hill Associates, LLC

Benjamin R. Hines

President, Spencer/Hines Properties, Inc.

Management Team

The First National management team consists of talented bank officers and managers that guide our daily operations. They also serve our communities as members of local boards and service organizations.

Foster Alexander

AVP – Commercial Banking Officer, Reidville Road

Laura Austill

AVP – Financial Reporting Manager

Ellis Bleakley

AVP – Compliance Officer

David Bowdish

VP – Operations Manager

Joe Childers

Facilities and Security Officer

Van Clark

VP – Human Resource Manager

Renee Cothran

VP – Commercial Banking Officer, Pine Street

Aaron Cullip

Commercial Banking Officer, Greenville

Mary Jane Davidson

VP – City Executive, Spartanburg

Priscilla Dover

Branch Supervisor, Boiling Springs

Shany Ezell

AVP – Mortgage Loan Officer, Pine Street

Randy Foster

AVP – Commercial Banking Officer, Boiling Springs

Charlie Gamble

Branch Manager, Mt. Pleasant

Tilda Garrett

Branch Supervisor, Reidville Road

Pamela Gilliam

VP – Loan Operations Manager

Susan Gustafson

AVP – Business Banking Officer

Pat Harrison

AVP – Branch Manager, Greenville

Matt Klessens

Branch Supervisor, Pine Street

Dawn Kunak

Banking Officer – Executive Assistant

Jason Land

AVP – Marketing Manager

Chris Maxwell

VP – Secondary Marketing Manager

Sandy Meister

VP – Finance Director

Steve Meyer

AVP – Senior Loan Review Officer

Terry Phillips

AVP – Commercial Loan Specialist, Pine Street

Robbie Rohrer

AVP – Senior Credit Analyst

Marilyn Smith

VP – Branch Operations Manager

Richard Spencer

VP – Commercial Banking Officer, Columbia

Carrie Wallace

AVP – Branch Manager, East Bay Street

Scott Warren

VP – Commercial Banking Officer, East Bay Street

Chris Williams

VP – City Executive, Rock Hill

Angela Willingham

Branch Coordinator

FIRST NATIONAL®

2006 Annual Report 4

Senior Leadership Team

This knowledgeable group, which consists of our senior executive officers, regional executive officers and other key lenders and managers, implements our long-term strategy. Under their supervision, the bank strives to operate and expand in high-growth markets while maximizing its resources and creating a productive work environment for the outstanding staff this team oversees.

SEATED (L to R):

Bob Murdoch

EVP – Retail Banking Manager

Kitty Payne

EVP – Chief Financial Officer

Jerry Calvert

President & CEO, Vice Chairman

Louie Blanton

SVP – Commercial Banking & Business Development

David Zabriskie

EVP – Senior Lender

STANDING (L to R):

Peter Seitz

Senior Vice President

John Higdon

SVP – Director of Wholesale Mortgage

Barry Starling

SVP & Regional Executive Officer –Western Region

Bob Whittemore

SVP & Regional Executive Officer –Eastern Region

Rudy Gill

Market President, Charleston

Rick Manley

SVP & Regional Executive Officer –Northern Region

Charleston Regional Board

The twelve members of our Charleston Regional Board serve as ambassadors in this unique community and promote First National values. This distinguished group’s credentials are second to none and include a former South Carolina governor, a Congressional Medal of Honor recipient, prominent attorneys and accomplished business leaders.

W.E. Applegate, III, Esq.

Moore & Van Allen

J. Ron Brinson

Maritime Consultant

Richard H. Coen

President, Coen Capital, LLC

James B. Connelly

Founder, Connelly Management, Inc.

Thomas P. Cothran, Esq.

Cothran Law Office, LLC

The Honorable Dr. James B. Edwards

Governor of SC, Retired

Marvin J. Jenkins

President, Daniel Island Academy

James G. Kennedy, Esq.

Pierce, Herns, Sloan & McLeod

Robert B. Lawson

President, Palmetto Patterns

Major General James E. Livingston

US Marine Corps, Retired

Amy S. Pearson

VP Finance, Daniel Island Company

Charles C. Shaw, Jr.

Owner, MSI Viking Gage, Inc.

FIRST NATIONAL®

2006 Annual Report

5

Building for

Spartanburg Corporate Headquarters

First National is led by our Board of Directors and Executive Officers who have been part of the First National team since inception. Their knowledge and drive guide our Senior Leadership Team including our three Regional Executive Officers. The true heart of our bank consists of dozens of energetic and dedicated tellers, customer service representatives, lenders and operations staff, who are directed by a talented group of managers. Spartanburg serves as the backbone and support center for our growing branch network.

Spartanburg Market

1 Pine Street Office – Corporate Headquarters

215 N. Pine St.

Spartanburg, SC 29302

2 Reidville Road Office

2680 Reidville Rd.

Spartanburg, SC 29301

3 Boiling Springs Office

3090 Boiling Springs Rd.

Boiling Springs, SC 29316

Executive Officers

David Zabriskie

EVP – Senior

Lender

Kitty EVP Financial

Officer

Louie Blanton

SVP – Commercial

Banking & Business

Development

Peter Seitz

Senior Vice

President

Western Region

Barry Starling has formed a team of skilled bankers to execute our plans for the Greenville market where we began our expansion into the Western Region of the state. With Barry’s leadership and the opening of our Greenville Market Headquarters, we foresee considerable opportunities in this market in 2007. Barry is also identifying other high-growth areas for development in the Western Region, which stretches to our state’s Georgia border along South Carolina’s I-85 corridor.

Greenville Market

4 Pelham Road Office – Market Headquarters

3401 Pelham Rd.

Greenville, SC 29615

OPENING SPRING 2007

5 Greer Office

COMING SOON — SUMMER 2007

Barry Starling

SVP & Regional

Executive Officer –

Western Region

Barry Wynn

President

Camp Wynn, CFA

Vice President and

Trust Officer

Colonial Trust Company investment management services in all of our markets through This relationship exemplifies customers with the best financial

FIRST NATIONAL®

2006 Annual Report 6

the Future

Kitty Payne

– Chief

Financial

Officer

Jerry Calvert

President & CEO,

Vice Chairman

Bob Murdoch

EVP – Retail

Banking Manager

Northern Region

Rick Manley

SVP & Regional

Executive Officer –

Northern Region

We continued our tradition of hiring the best

bankers with the recent addition of Rick Manley,

who will lead our development in the newly-formed

Northern Region of our franchise. His

background as Chief Banking Officer for a four-billion-

dollar asset North Carolina bank made

him a perfect choice to oversee our expansion

into this vibrant area of our state. Opening a loan

production office in Rock Hill begins our entry

into the Northern Region which includes rapidly-growing

York and Lancaster counties and the

attractive South Charlotte market. Rick continues

to build relationships as we work toward our

goal of opening full-service banking facilities and

expanding into other high-growth communities.

Rock Hill Market

6 Loan Production Office

724 Arden Way, Suite 230

Rock Hill, SC 29732

Eastern Region

The Eastern Region reaches from the state

capital of Columbia down to the historic

community of Charleston and will encompass

future coastal areas of the state. We have seen

incredible production from this region led by

experienced bankers Bob Whittemore and Rudy

Gill. Through their hard work and numerous

contacts, they have developed a firm foundation

to expand our presence from the Midlands to

the Lowcountry and beyond.

Bert Barre, CFA, CTFA

Vice President and

Trust Officer

Wally Barre

Chairman

Company provides trust and services to First National customers through our strategic alliance with them. exemplifies our commitment to provide our financial services available.

Bob Whittemore

SVP & Regional

Executive Officer –

Eastern Region

Rudy Gill

Market President,

Charleston

Columbia Market

7 Loan Production Office

725 Crosshill Road

Columbia, SC 29205

Charleston Market

8 Mount Pleasant Office

651 Johnnie Dodds Blvd.

Mt. Pleasant, SC 29464

9 East Bay Street Office

140 East Bay St.

Charleston, SC 29401

OPENING APRIL 2007

10 Loan Production Office – Daniel Island

260 Seven Farms Dr., Suite B

Daniel Island, SC 29492

FIRST NATIONAL®

2006 Annual Report 7

Consolidated

Balance Sheets

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

December 31, 2006 and 2005 (dollars in thousands)

2006

2005

Assets

Cash and due from banks

$8,200

$2,691

Interest-bearing bank balances

5

1,937

Federal funds sold

—

16,678

Securities available for sale

63,374

45,151

Loans, net of allowance for loan losses of $3,795 and $2,719, respectively

375,695

248,686

Premises and equipment, net

6,906

4,977

Other

11,202

8,559

Total assets

$465,382

$328,679

Liabilities and Shareholders’ Equity

Liabilities

Deposits

Noninterest-bearing

$31,321

$18,379

Interest-bearing

345,380

253,316

Total deposits

376,701

271,695

FHLB advances

37,476

26,612

Junior subordinated debentures

13,403

6,186

Federal funds purchased

7,970

—

Accrued expenses and other liabilities

2,842

2,157

Total liabilities

438,392

306,650

Commitments and contingencies

Shareholders’ equity

Preferred stock, par value $.01 per share,

10,000,000 shares authorized, no shares issued or outstanding

—

—

Common stock, par value $.01 per share,

10,000,000 shares authorized;

3,700,439 and 3,130,767 shares issued and outstanding, respectively

37

31

Additional paid-in capital

26,906

18,189

Unearned ESOP shares

(558)

(599)

Retained earnings

1,071

5,080

Accumulated other comprehensive loss

(466)

(672)

Total shareholders’ equity

26,990

22,029

Total liabilities and shareholders’ equity

$465,382

$328,679

Shares outstanding for 2006 reflect the 7% stock dividend to be distributed on March 30, 2007.

For further financial information about First National Bancshares, Inc., please refer to its Annual Report on Form 10-K, a copy of which is included with the package provided to its shareholders in connection with the 2007 annual meeting of shareholders.

FIRST NATIONAL®

2006 Annual Report 8

Consolidated

Statements of Income

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

For the Years Ended December 31, 2006, 2005 and 2004 (dollars in thousands, except share data)

2006

2005

2004

Interest income

Loans

$26,237

$15,461

$8,926

Taxable securities

1,977

1,319

1,190

Nontaxable securities

352

262

230

Federal funds sold and other

320

299

78

Total interest income

28,886

17,341

10,424

Interest expense

Deposits

12,134

6,484

3,397

FHLB advances

1,570

925

269

Junior subordinated debentures

877

380

236

Federal funds purchased

144

41

10

Total interest expense

14,725

7,830

3,912

Net interest income

14,161

9,511

6,512

Provision for loan losses

1,192

594

679

Net interest income after provision for loan losses

12,969

8,917

5,833 Noninterest income

Service charges and fees on deposit accounts

1,080

961

866

Gain on sale of guaranteed portion of SBA loans

322

441

348

Loan service charges and fees

220

163

127

Mortgage loan fees from correspondent bank

179

135

103

Gain on sale of securities available for sale

33

—

160

Other

245

155

167

Total noninterest income

2,079

1,855

1,771

Noninterest expense

Salaries and employee benefits

5,128

3,744

2,783

Occupancy and equipment expense

660

562

Public relations

609

378

308

Data processing and ATM expense

587

487

378

Telephone and supplies

295

211

137

Professional fees

284

251

231

Other

952

745

567

Total noninterest expense

8,901

6,476

4,966

Net income before income taxes

6,147

4,296

2,638

823

Provision for income taxes

2,095 1,461

1,046

Net income

$4,052

$2,835

$1,815

Net income per share

Basic

$1.12

$0.90

$0.59

Diluted

$0.94

$0.73

$0.49

Weighted average shares outstanding

Basic

3,615,022

3,142,035

3,067,182

Diluted

4,324,561

3,933,760

3,728,736

All share and per share amounts reflect the 3 for 2 stock split distributed on January 18, 2006, the 6% stock dividend distributed on May 16, 2006 and the 7% stock dividend to be distributed on March 30, 2007.

For further financial information about First National Bancshares, Inc., please refer to its Annual Report on Form 10-K, a copy of which is included with the package provided to its shareholders in connection with the 2007 annual meeting of shareholders.

FIRST NATIONAL®

2006 Annual Report 9

Jerry Calvert

President & CEO

7 Years

Dawn Kunak

Banking Officer &

Executive Assistant

7 Years

Priscilla Dover

Branch Supervisor,

Boiling Springs

6 Years

Kitty Payne

EVP - Chief Financial

Officer

7 Years

Angela Willingham

Branch Coordinator

7 Years

Matt Klessens

Branch Supervisor,

Pine Street

6 Years

David Zabriskie

EVP - Senior Lender

7 Years

Renee Cothran

VP – Commercial

Banking Officer, Pine

Street

7 Years

April Pruitt

Lead Teller, Reidville

Road

6 Years

Beth Wiley

Customer Service

Representative,

Pine Street

5 Years

Bob Murdoch

EVP - Retail Banking

Manager

7 Years

Marilyn Smith

VP – Branch

Operations Manager

7 Years

Kerry Shaw

Loan Operations

Assistant

6 Years

Karen Vassey

Loan Servicing

Supervisor

5 Years

Tilda Garrett

Branch Supervisor,

Reidville Road

6 Years

Lisa Horton

Commercial Loan

Administrative

Assistant, Greenville

6 Years

Tara Kallam

Operations Clerk

5 Years

Diane Smith

Customer Service

Representative,

Boiling Springs

5 Years

Shany Ezell

AVP – Mortgage Loan

Officer, Pine Street

6 Years

Kerry Blanton

Loan Operations

Assistant

5 Years

Sue Waters

Loan Processor

5 Years

Amy Harris

Commercial Loan

Administrative Assistant

5 Years

Celebrating

5 +Years

First National has prided itself on attracting the brightest and most experienced bankers since our inception in July 1999. These twenty-two employees have achieved five or more years of service and form the heart of our bank family. Collectively, they have a combined 400+ years of experience in the banking industry. As our staff continues to grow to accommodate future expansion, these team members serve as examples for the future faces of our organization.

FIRST NATIONAL®

2006 Annual Report 10

Stock Listing

First National Bancshares, Inc. common stock is listed on

the NASDAQ Global Market under the symbol FNSC. As

of March 1, 2007, there were 610 shareholders of record.

This number does not reflect the number of persons or

entities who hold the stock in nominee or “street” name

through various brokerage firms.

Stock Transfer Agent

First Citizens Bank

Corporate Trust Division

P.O. Box 29522

Raleigh, NC 27626-0522

(877) 685-0576

Annual Meeting

The 2007 Annual Meeting of Shareholders will be held

at 5:30 p.m. on Tuesday, April 17, 2007 at First National’s

Corporate Headquarters building at 215 North Pine

Street, Spartanburg, SC 29302.

Financial Information

We will furnish, upon request, free of charge, copies of our

Annual Report to the SEC on Form 10-K by contacting:

Kitty B. Payne

First National Bancshares, Inc.

P.O. Box 3508

Spartanburg, SC 29304

(864) 948-9001

General Counsel

Nelson Mullins Riley & Scarborough, LLP

P.O. Box 10084

Greenville, SC 29603

Independent Registered

Public Accounting Firm

Elliott Davis, LLC

200 East Broad Street

Greenville, SC 29601

Information reported for trades occurring prior to November 2, 2005, represents high and low bid prices on the OTC Bulletin Board. These bid prices,

which reflect inter-dealer prices, are quotations without retail mark-up, mark-down or commission, and may not represent actual transactions.

The prices shown reflect historical activity and have been adjusted for the 3 for 2 stock splits distributed on January 18, 2006, and March 1, 2004,

the 6% stock dividend distributed on May 16, 2006 and the 7% stock dividend to be distributed on March 30, 2007.

Please see our Annual Report on Form 10-K for a stock performance graph, showing the total shareholder return of our stock over the past five calendar years.

www.firstnational-online.com

NEW

Convenient Online

Banking Login

Investor Relations

Section

Search & Navigation

News, Events & Specials

FIRST NATIONAL®

Mission Statement

“Our mission is to be the premier bank in our

markets that exceeds the expectations of our

customers, employees, stockholders and the

community and to provide quality, competitive

products and services with a team of friendly

and well-trained professionals.”

Corporate Headquarters

215 N. Pine Street

P.O. Box 3508

Spartanburg, SC 29304

(864) 948-9001

www.firstnational-online.com

FIRST NATIONAL®