Form 10-K, Exhibit 13
period 2007-12-31
FIRST NATIONAL BANCSHARES INC /SC/
filed 2008-03-31
CIK 1095274

Exhibit 13

Annual Report 2007 First National Bancshares, Inc.

2007 Annual Meeting Milestones Reserve this date: MAY 19, 2008 • Total assets surpassed $500 million • Established the wholesale mortgage division The 2008 Annual Meeting of Shareholders will be held at • Announced pricing and sale of preferred stock, 5:30 P.M. on Monday, May 19, 2008 in the Barnet Room of totaling $18 million the Montgomery Building at Converse College at 580 East • Expanded branch network to seven with the Main Street, Spartanburg, SC 29302. opening of new branches in Greenville, Greer and Charleston, as well as one new loan production office in Rock Hill • Announced 7% stock dividend distribution to common shareholders • Doubled the size of the Corporate Headquarters facility in Spartanburg with the opening of the new Operations Center • Announced the merger of First National Bancshares, Inc. and Carolina National Corporation Additional Awards • Named one of South Carolina’s 25 fastest-growing companies 2007 by Elliott Davis, LLC and the South Carolina Chamber of Commerce • Named one of Nation’s Top 50 community banks by US Banker Magazine • Chief Financial Officer Kitty Payne named “Outstanding Young Banker” by South Carolina Bankers Association $586,513 $494,093 $471,828 $465,382 $379,490 $376,701 $328,679 $251,405 $271,695 $236,344 $188,508 $191,811 $180,663 $130,421 $154,733 Data is presented as of years ended December 31. ’03 ’04 ’05 ’06 ’07 ’03 ’04 ’05 ’06 ’07 ’03 ’04 ’05 ’06 ’07 ASSETS LOANS DEPOSITS (dollars in thousands) For further financial information about First National Bancshares, Inc., please refer to its Annual Report on Form 10-K, a copy of which is included with the package provided to its shareholders in connection with the 2008 annual meeting of shareholders.

Letter to Shareholders 2007 was an exciting and significant year for First National. We’ve grown in geography, in facilities, in customer base, and we’ve grown financially. First National Bank of the South’s assets grew 26% in 2007, reaching $586.5 million by the end of the year. We’re proud of what that growth means to you, with record earnings of approximately $4.1 million for 2007. We announced our acquisition of Carolina National Bank and its four Columbia-area locations in 2007. These branches opened as First National Bank of the South on February 19, 2008, and First National became the ninth-largest financial institution headquartered in South Carolina with eleven full-service branches throughout the state with assets now exceeding $820 million. Soon, we will open a fifth Columbia-area location in Lexington. We welcome the former Carolina National shareholders and customers to the First National family and look forward to completing the integration of our two banks’ operations later this year. Earlier in the year we opened two market headquarters facilities in Greenville and Charleston, as well as our operations center adjacent to our corporate headquarters in Spartanburg. These facilities will support planned future offices in each of these market areas. During 2007, we laid the groundwork for future expansion as we opened a full-service branch in Greer, South Carolina and loan production offices in Rock Hill, South Carolina and Union County, North Carolina. Our York County Market headquarters should be under construction soon in the Fort Mill/Tega Cay community. We are fortunate to be in these growth markets with such a talented staff and a supportive group of shareholders. The growth in each of our market areas during the year positions us for continued growth in the near term as well as in years to come. We look forward not only to another prosperous year in 2008, but a future solidly rooted across South Carolina and expanding even further in the future. All of us, directors, management and staff, realize that our success is possible because of your continued support and loyalty. Please let us know any time we can assist you with your financial needs and feel free to contact us with any questions or comments. Best regards, Jerry L. Calvert Gaines W. Hammond, Jr., M.D. President & CEO, Vice Chairman Chairman Left: Jerry L. Calvert Right: Gaines W. Hammond, Jr., M.D. 1

Board of Directors Seated Left to Right: Martha C. Chapman, C. Dan Adams, William H. Stern, I.S. Leevy Johnson; Middle Row Left to Right: Dr. C. Tyrone Gilmore, Sr., Jerry L. Calvert (Vice Chairman), Peter E. Weisman, William A. Hudson, Gaines W. Hammond, Jr., M.D. (Chairman); Back Row Left to Right: Coleman L. Young, Jr., Joel A. Smith, III, W. Russel Floyd, Jr., Robert E. Staton, Mellnee G. Buchheit, Norman F. Pulliam (Chairman Emeritus), Donald B. Wildman, Benjamin R. Hines Executive Officers Back Row Left to Right: David H. Zabriskie, Senior Lender; Jerry L. Calvert, President & CEO, Vice Chairman; Roger B. Whaley, Executive Vice President Front Row Left to Right: Robert W. Murdoch, Jr., Retail Banking Manager; Kitty B. Payne, Chief Financial Officer 2

FINANCIAL HIGHLIGHTS (dollars in thousands, except per share data) As of the year ended December 31, Income Statement Information 2007 2006 Total Return Performance Interest income $39,968 $28,886 Interest expense 22,465 14,725 First National Bancshares, Inc. NASDAQ Composite SNL Bank and Thrift Index Index Net interest income 17,503 14,161 300 Provision for loan losses 1,396 1,192 Net interest income after provision 16,107 12,969 254.42 Noninterest income 4,151 2,079 250 Noninterest expense 14,159 8,901 Net income before income taxes 6,099 6,147 200 Provision for income taxes 2,039 2,095 198.60 Net income $4,060 $4,052 150 Balance Sheet Information 137.40 Total assets $586,513 $465,382 100 Securities available for sale 70,530 63,374 100 100 Loans, net of unearned income 474,685 379,490 100 50 Allowance for loan losses 4,951 3,795 12/31/02 12/31/07 Mortgage loans held for sale 19,408 – Period Ended Deposits 471,828 376,701 The above graph sets forth the performance of our common stock for Borrowings 64,453 58,849 the five-year period ended December 31, 2007, as compared to the NASDAQ Composite and The SNL Bank and Thrift Index. The graph Shareholders’ equity $47,556 $26,990 assumes $100 in market value on December 31, 2002, and reflects all stock dividends and splits distributed during the periods presented. Per Share Data(1) The performance data featured represents past performance, which is no guarantee of future results. Investment return and principal value of an investment will fluctuate; therefore, you may have a gain or loss when you sell your shares. Current performance may be Basic net income $0.93 $1.12 higher or lower than performance quoted. Weighted average basic shares outstanding 3,696,464 3,615,022 Diluted net income $0.84 $0.94 Financial Information We will furnish, upon request, free of charge, copies of our Weighted average diluted shares outstanding 4,847,045 4,324,561 Annual Report on Form 10-K by contacting: Book value $8.49 $7.29 Kitty Payne First National Bancshares, Inc. PO Box 3508 Selected Performance Ratios Spartanburg, SC 29304 (864) 948-9001 Net interest margin 3.39% 3.79% Return on average assets 0.76% 1.05% Return on average equity 10.89% 16.82% Efficiency ratio 65.39% 54.81% (1) All share and per share amounts reflect the 3 for 2 stock split distributed on January 18, 2006, the 6% stock dividend distributed on May 16, 2006, and the 7% stock dividend distributed on March 30, 2007. 3

SPARTANBURG REGION Corporate Headquarters Chapman Cultural Center, Spartanburg, South Carolina First National is proud to be part of the lasting tradition of strong business development and community involvement in Spartanburg. Our growth in this region continues, not only in market share, but in facilities and personnel. After beginning our operations in Spartanburg just over eight years ago, we are now, according to the FDIC, fourth in Spartanburg market share based on deposits with three branch offices in this region. In April, we opened our new operations center adjacent to the main office and corporate headquarters. Left to Right: Van Clark, Human Resource Manager Jeff Benjamin, Senior Credit Officer Jimmy Pate, Senior Financial Officer Peter Seitz, Senior Vice President 4

Circle of Friendship Sculpture, Barnet Park, Spartanburg, South Carolina Our new operations facility houses both current and future operational staff supporting the growth in each of our regions, as well as supporting the wholesale mortgage division, which was organized in January 2007. The wholesale team provides services to community banks and mortgage brokers throughout the Carolinas and Virginia. Over the past year, we also added several experienced team members including senior leadership officers in Finance, Sales and Service, Credit Administration and Business Development. Left to Right: Louie Blanton, Commercial Banking & Business Development John Higdon, Director of Wholesale Mortgage Sid Walker, Commercial Banking Officer Kent Dill, Retail Sales & Service Manager 5

NORTHERN REGION York County South Charlotte Winthrop University, Rock Hill, South Carolina Our first venture into the northern region, a loan production office in Rock Hill, opened in 2007 and provided an excellent starting point for our future operations in this market. Plans have been finalized for the York County Market Headquarters and full-service branch in the Tega Cay community, which should open in the fourth quarter of 2008. We recently expanded in this region by opening a loan production office in North Carolina’s Union County, which positions us to capitalize on the growth opportunities in the attractive South Charlotte market. Left to Right: Chris Williams, York County Market Executive Rick Manley, Northern Region Executive Officer 6

WESTERN REGION Greenville Greer The Liberty Bridge in Falls Park, Greenville, South Carolina Continuing to build our presence in this fast-growing region, we opened our Greenville Market Headquarters and full-service branch on Pelham Road in June of 2007. Expansion in Greenville County continued with the addition of a full-service branch in Greer in August of last year. Our Western Region is now supported by a regional board of community and business leaders who will serve as ambassadors for First National and offer insight to the financial needs of the market. Barry Starling, Western Region Executive Officer 7

COASTAL REGION Charleston Arthur Ravenel Bridge, Charleston, South Carolina Our Charleston Market Headquarters opened downtown on East Bay Street in April 2007, adding a second full-service branch to the existing office in Mount Pleasant. Keeping First National’s growth goals for the market in mind, the lenders maintained a strong level of loan production throughout the year. The regional board of directors continues to be an excellent referral source, assisting management in pursuing business development opportunities. Bob Whittemore, Coastal Region Executive Officer 8

MIDLANDS REGION Columbia State Capitol, Columbia, South Carolina Our recent merger with Carolina National Bank added four Columbia offices to our branch network. A fifth office is under construction in Lexington, scheduled to open in the summer of 2008. This merger makes First National the ninth-largest financial institution headquartered in South Carolina with assets exceeding $800 million. As a result of this acquisition, we added four directors to our corporate board from this region. The management team will continue to work with a local regional board to pursue business development opportunities and provide quality services to the growing customer base in the Columbia market. Left to Right: Brook Moore, Midlands Commercial Banking Executive Rick Manley, Midlands Region Executive Officer Mary Ellis Gabriel, Midlands Consumer Banking Executive Steve Waddell, Midlands Market Executive 9

CONSOLIDATED BALANCE SHEETS December 31, 2007 and 2006 (dollars in thousands) Assets 2007 2006 Cash and cash equivalents $8,426 $8,205 Securities available for sale 70,530 63,374 Loans, net of allowance for loan losses of $4,951 and $3,795, respectively 469,734 375,695 Mortgage loans held for sale 19,408 – Premises and equipment, net 2,974 6,906 Other 15,441 11,202 Total assets $586,513 $465,382 Liabilities and Shareholders’ Equity Liabilities: Deposits Noninterest-bearing $44,466 $31,321 Interest-bearing 427,362 345,380 Total deposits 471,828 376,701 FHLB advances 41,690 37,476 Junior subordinated debentures 13,403 13,403 Federal funds purchased 9,360 7,970 Accrued expenses and other liabilities 2,676 2,842 Total liabilities 538,957 438,392 Commitments and contingencies Shareholders’ equity: Preferred stock, par value $.01 per share, 10,000,000 shares authorized; 720,000 and 0 shares issued and outstanding, respectively 7 – Common stock, par value $.01 per share, 10,000,000 shares authorized; 3,724,548 and 3,700,439 shares issued and outstanding, respectively 37 37 Additional paid-in capital 43,809 26,906 Treasury stock, 14,181 shares, at cost (224) – Unearned ESOP shares (518) (558) Retained earnings 4,408 1,071 Accumulated other comprehensive income (loss) 37 (466) Total shareholders’ equity 47,556 26,990 Total liabilities and shareholders’ equity $586,513 $465,382 All share and per share amounts reflect the 3 for 2 stock split distributed on January 18, 2006, the 6% stock dividend distributeon May 16, 2006, and the 7% stock dividend distributed on March 30, 2007. 10

CONSOLIDATED STATEMENTS OF INCOME For the years ended December 31, 2007, 2006 and 2005 (dollars in thousands, except share data) 2007 2006 2005 Interest income Loans $35,661 $26,237 $15,461 Taxable securities 2,672 1,977 1,319 Nontaxable securities 621 352 262 Federal funds sold and other 1,014 320 299 Total interest income 39,968 28,886 17,341 Deposits 18,872 12,134 6,484 FHLB advances 1,957 1,570 925 Junior subordinated debentures 1,025 877 380 Federal funds purchased and other 611 144 41 Total interest expense 22,465 14,725 7,830 Net interest income 17,503 14,161 9,511 Provision for loan losses 1,396 1,192 594 Net interest income after provision for loan losses 16,107 12,969 8,917 Mortgage banking income 1,858 – – Service charges and fees on deposit accounts 1,270 1,080 961 Gain on sale of securities available for sale 117 33 – Other 906 966 894 Total noninterest income 4,151 2,079 1,855 Salaries and employee benefits 7,876 5,128 3,744 Occupancy and equipment expense 2,030 1,046 660 Public relations 734 609 378 Data processing and ATM expense 702 587 487 Professional fees 648 284 251 Telephone and supplies 426 295 211 Other 1,743 952 745 Total noninterest expense 14,159 8,901 6,476 Net income before income taxes 6,099 6,147 4,296 Provision for income taxes 2,039 2,095 1,461 Net income $4,060 $4,052 $2,835 Net income per share Basic $0.93 $1.12 $0.90 Diluted $0.84 $0.94 $0.73 Weighted average shares outstanding Basic 3,696,464 3,615,022 3,142,035 Diluted 4,847,045 4,324,561 3,933,760 All share and per share amounts reflect the 3 for 2 stock split distributed on January 18, 2006, the 6% stock dividend distribute on May 16, 2006, and the 7% stock dividend distributed on March 30, 2007. 11

CORPORATE HEADQUARTERS In April 2007, we completed our operations center adjacent to the SPARTANBURG CHARLESTON existing corporate headquarters and full-service branch on North Main Office & Downtown Office & Corporate Headquarters Market Headquarters Pine Street in Spartanburg, creating a 30,000 square foot complex. 215 North Pine Street 140 East Bay Street The additional 14,500 square feet of office space houses loan, branch Westside Mount Pleasant and deposit operations, as well as the information technology, 2680 Reidville Road 651 Johnnie Dodds Boulevard facilities and security, human resources, credit administration Boiling Springs 3090 Boiling Springs Road and compliance departments. This addition allows us to consolidate GREENVILLE and centralize our backroom operations in an effort to increase Pelham Road Office & COLUMBIA Market Headquarters productivity and allow for future growth. 3401 Pelham Road Downtown Office & Market Headquarters Greer 1350 Main Street 713 W. Wade Hampton Boulevard Downtown Drive-Thru 1340 Sumter Street YORK COUNTY Trenholm Plaza 4840 Forest Drive Fort Mill/Tega Cay Office & Market Headquarters Northeast Opening Winter 2008! 10134 Two Notch Road Garners Ferry 6041 Garners Ferry Road Lexington Opening Summer 2008! 12

Raven Cliff Falls, Caesars Head State Park, South Carolina Regional Boards CHARLESTON GREENVILLE COLUMBIA W.E. Applegate, III, Esq. William Ronald Cann Charlotte J. Berry J. Ron Brinson, Chairman Robert A. Dobson, III William P. Cate, Chairman Richard H. Coen Mark B. Johnston Angus B. Lafaye Thomas P. Cothran, Esq. Nicholas J. LeGrand C. Whitaker Moore The Honorable Dr. James B. Edwards A. Foster McKissick Joe Pinner Marvin J. Jenkins Emmanuel U. Sarmiento, M.D. James G. Kennedy, Esq. W. Lindsay Smith Robert B. Lawson Ronnie Strange Amy S. Pearson Billy Weaver Charles C. Shaw, Jr. R. Lynn Yeargin In Memoriam James B. Connelly

Mission Statement “Our mission is to be the premier bank in our markets that exceeds the expectations of our customers, employees, stockholders and the community and to provide quality, competitive products and services with a team of friendly and well-trained professionals.” P.O. Box 3508 Spartanburg, SC 29304 Member FDIC www.firstnational-online.com FNSC